UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Prologis, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROLOGIS®

Prologis Proxy Statement

Notice of annual meeting of stockholders

The date of this proxy statement is **March 25, 2022**

Prologis Park Venlo, Venlo, Netherlands.

Notice of 2022 Annual Meeting of Stockholders

March 25, 2022

To our stockholders:

I invite you to attend the 2022 annual meeting of stockholders of Prologis, Inc. at 1:30 p.m. on May 4, 2022. Due to the COVID-19 pandemic and to support the health and well-being of our stockholders, directors and employees, our annual meeting will be held in a virtual format only. You will not be able to attend the annual meeting physically.

Items of business. The following items of business will be conducted at our 2022 annual meeting of stockholders:

1.	Elect eleven directors to our Board to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2.	Advisory vote to approve the company’s executive compensation for 2021.

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2022.

4.	Consider any other matters that may properly come before the meeting and at any adjournments or postponements of the meeting.

Record Date. If you were a holder of shares of our common stock at the close of business on March 7, 2022, you are entitled to receive this notice and to vote at the annual meeting and any adjournment(s) or postponement(s) of the annual meeting.

How to Vote. You can vote your shares by proxy through the Internet, by telephone or by mail using the instructions on the proxy card or you can vote during the virtual annual meeting. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the annual meeting.

Meeting Attendance. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/pld2022, you must enter the control number found on your proxy card or voting instruction form or notice you previously received. You may vote during the annual meeting by following the instructions available on the meeting website during the meeting.

Proxy Materials. On or about March 25, 2022, we intend to distribute to our stockholders:

(i)

Either in printed form by mail or electronically by email, a Notice of Annual Meeting and Internet Availability of Proxy Materials containing instructions on: (a) how to electronically access our 2022 Proxy Statement and 2021 Annual Report to Stockholders, which includes our 2021 Annual Report on Form 10-K; (b) how to vote; and (c) how to request printed proxy materials (if desired).

(ii)	If requested or required, printed proxy materials, which will include our 2022 Proxy Statement, our 2021 Annual Report on Form 10-K and a proxy card.

On behalf of the Board of Directors, EDWARD S. NEKRITZ Chief Legal Officer, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2022. This proxy statement and accompanying form of proxy are first being made available to you on or about March 25, 2022. Proxy materials are available at www.proxyvote.com.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022

1	Proxy Summary

1	2021 Business Highlights

2	2021 Compensation Highlights

3	2021 Environmental Stewardship, Social Responsibility and Governance (ESG) Highlights

4	Proposals Submitted to Vote at the 2022 Annual Meeting

5	Board of Directors and Corporate Governance

6	Prologis Corporate Governance Tear Sheet

7	Election of Directors (Proposal 1)

8	Board Evaluations and Process for Selecting Directors

10	Director Qualifications, Skills and Experience

12	Director Nominees

18	Director Independence

18	Board Leadership Structure

21	Board Committees

23	Other Governance Matters

27	Executive Officers

28	Environmental, Social and Governance Priorities

37	Executive Compensation

37	Compensation Discussion and Analysis

38	Compensation Summary

39	Letter from the Talent and Compensation Committee

40	Stockholder Outreach + Compensation Program Improvements

46	Prologis Business Overview

52	Refined Compensation Comparison Group

54	Summary of Compensation Elements

57	2021 Core Compensation- Base Salary and Bonus Opportunity

63	2021 Core Compensation- Annual LTI Equity Awards

68	2021 Prologis Outperformance Compensation

76	Other Compensation Elements and Considerations

79	Talent and Compensation Committee Report

80	Summary Compensation Table for Fiscal Year 2021

84	Grants of Plan-Based Awards in Fiscal Year 2021

91	Outstanding Equity Awards at Fiscal Year-End (December 31, 2021)

95	Option Exercises and Stock Vested in Fiscal Year 2021

97	Nonqualified Deferred Compensation in Fiscal Year 2021

101	Potential Payments Upon Termination or Change in Control

105	CEO Pay Ratio

106	Advisory Vote to Approve the Company’s Executive Compensation for 2021 (Proposal 2)

108	Director Compensation

109	Nonqualified Deferred Compensation Plans for Directors

110	Director Compensation for Fiscal Year 2021

112	Security Ownership

115	Equity Compensation Plans

116	Audit Matters

117	Audit Committee Report

118	Independent Public Accountant

119	Ratification of the Appointment of the Independent Public Accountant (Proposal 3)

120	Additional Information

121	Proxy and Annual Meeting FAQ

127	Submitting Stockholder Proposals

129	Delinquent Section 16(a) Reports

130	Annual Report to Stockholders and Corporate Governance Documents

A-1	Appendix A: Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting of the Stockholders. Please read it carefully.

The following summary highlights information contained in this proxy statement. This summary does not contain all the information you should consider and you should read the entire proxy statement before voting. For more complete information regarding our 2021 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2021. All company operational information in this proxy statement is for the year ended or as of December 31, 2021, unless otherwise noted. See Appendix A for definitions and discussion of non-GAAP measures and reconciliations to GAAP measures and for additional detail regarding definitions of terms as generally explained in the proxy statement. References in this proxy statement to “we,” “us,” “our,” the “company,” and “Prologis” refer to Prologis, Inc. and its subsidiaries, unless the context otherwise requires.

PROXY SUMMARY

2021 BUSINESS HIGHLIGHTS

Our Business Model Delivers Long-Term Growth and Outperformance

In 2021, we continued to stand resilient through the pandemic, outperforming both operationally and in the equity markets for yet another successful year.

Exceptional TSR Outperformance(1)	Sector-Leading Financial Performance
379.5% seven-year TSR Over 1,580 bps outperformance in seven-year annualized TSR over MSCI REIT Index(2)	18.0% net earnings and 12.3% Core FFO per share seven-year CAGR,(3) 30.2% and 7.0% higher than the Large-cap REIT Group seven-year CAGR average,(4) respectively

(1)

Total stockholder return (“TSR”) is calculated based on the stock price appreciation and dividends paid to show the total return to a stockholder over a period of time. TSR assumes dividends are reinvested in common stock on the day the dividend is paid. Measured in seven-year TSR.

(2)	MSCI US REIT Index is the “MSCI REIT Index.” Measured in seven-year TSR.

(3)

Seven-year compound annual growth rate (“CAGR”). Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure and for a calculation of the CAGR of our Core FFO per share.

(4)

The “Large-cap REIT Group” is our historical REIT compensation comparison group (American Tower Corporation, AvalonBay Communities, Inc., Boston Properties, Inc., Crown Castle International Corp., Digital Realty Trust, Inc., Equinix, Inc., Equity Residential, Public Storage, Inc., Simon Property Group, Inc., Ventas, Inc. and Welltower Inc.) The average rates of the Large-cap REIT Group are weighted by market capitalization. See footnotes to “Delivering Durable Sector-leading Growth” for further detail on the calculation of the Large-cap REIT Group average.

For further detail, please see “Compensation Discussion and Analysis.”

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	1

PROXY SUMMARY

2021 COMPENSATION HIGHLIGHTS

Compensation Program Improvements

In response to stockholder feedback, we adopted various improvements to our compensation program, including:

Annual Bonus Program	Long-Term Incentive (LTI) Equity Program
80% Corporate Score Weighting for All NEOs with full disclosure of all quantitative bonus metrics	New Scale Requires Above-Index Performance for Target Awards
with zero payout if performance is 500 bps below index(1)

(1)	To be implemented beginning with the 2022-2024 performance period to avoid implementation during an ongoing performance period.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	2

PROXY SUMMARY

2021 ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND  GOVERNANCE (ESG) HIGHLIGHTS

We Have a Long-Standing Commitment to ESG Leadership

Global 100 Most Sustainable Corporations #1 REIT, 13th year on Global 100 list by Corporate Knights	#1 in ESG The top REIT ESG program by Institutional Investor

19 Consecutive Years A leading REIT in corporate governance by Green Street	Top 10% in World Global sustainable companies recognized by the DJSI World Index 2021

For further detail, please see “Board of Directors and Corporate Governance”, “Environmental, Social and Governance Priorities” and “Compensation Discussion and Analysis.”

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	3

PROXY SUMMARY

Proposals Submitted to Vote at the 2022 Annual Meeting

•

We are asking our stockholders of record on March 7, 2022, to vote on the following matters at our 2022 annual meeting of stockholders to be held on May 4, 2022. Please see the section entitled “Additional Information” for details on how to vote and the vote required to approve those matters.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	4

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors and

Corporate Governance

6	Prologis Corporate Governance Tear Sheet

7	Election of Directors (Proposal 1)

8	Board Evaluations and Process for Selecting Directors

10	Director Qualifications, Skills and Experience

18	Director Independence

18	Board Leadership Structure

21	Board Committees

23	Other Governance Matters

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Prologis Corporate Governance Tear Sheet

DIRECTOR INDEPENDENCE
AND COMPLIANCE

•   91% of our Board is independent: All directors, other than our chairman, are independent.

•   No related-party transactions.

•   No hedging or pledging of our securities.

•   All directors attended 75% or more of Board and Board committee meetings.

•   All directors are in compliance with our stock ownership guidelines (5x annual cash retainer).

DIRECTOR COMPOSITION AND EVALUATION PROCESS

•   Annual Board evaluation process involving Board, Board committee and individual director assessments: Administered by the chair of our Board Governance and Nomination Committee (the “Governance Committee”) and our lead independent director, with a third-party evaluation every other year.

•   Age/tenure policy: 75 years maximum age limit and 15 year maximum tenure limit.(1)

•   Our mix of director tenure, skills and background provides a balance of experience and institutional knowledge with fresh perspectives.

•   Three directors are female, and three are ethnically diverse.(2)

BOARD LEADERSHIP • Lead independent director role with significant authority and responsibilities. • Chairman and CEO policy gives Board flexibility to determine best candidate for the positions.

STRONG STOCKHOLDER RIGHTS

•   All directors elected annually since IPO. Irrevocably opted out of Maryland staggered board provisions in 2014.

•   Adopted proxy access with 3/3/20/20 market standard in 2016.(3)

•   No stockholder rights plan.

•   Majority vote is the standard in uncontested director elections (adopted in 2007).

•   Stockholders can amend bylaws with majority vote (adopted in 1997).

ESG GOVERNANCE

•   Board oversight over ESG efforts through Board Governance and Nomination Committee.

•   ESG group reporting directly to C-suite (CLO).

•   Investment in ESG talent to support success of ESG as integrated part of business (such as Chief Energy and Sustainability Officer, VP of Global ESG, and regional and functional leaders focused on such aspects as ESG data/information technology, EV charging, and Inclusion and Diversity).

•   Accountability structure and ESG bonus metrics to ensure success of ESG.

RISK GOVERNANCE

•   Financial risk oversight: Evidenced by A3/A- credit ratings.(4)

•   Operational risk oversight: Annual enterprise level risk analyses with board; climate risk assessment platform; rigorous investment committee processes; local team property-level management.

•   Reputational risk oversight: Extensive employee learning and development platform requiring ethics, cybersecurity, Inclusion and Diversity and other training.

(1)

Our governance guidelines provide that directors will not be nominated or appointed to the Board if they are, or would be, 75 years or older or with 15 or more years of board tenure at the time of the election or appointment. Our board tenure policy applies to any director newly appointed or elected after the tenure policy was implemented (April 29, 2021).

(2)	One director has self-identified as African American and two directors have self-identified as West Asian/Middle Eastern/Asian American.

(3)	See “Additional Information” for further detail on proxy access.

(4)	Ratings by Moody’s/S&P. A securities rating is not a recommendation to buy, sell or hold securities and is subject to withdrawal at any time by the rating agency.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	6

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

PROPOSAL 1

Election of Directors

•   The Board is currently comprised of eleven directors, all of whom are standing to be elected to the Board at the 2022 annual meeting of stockholders to hold office until the 2022 annual meeting and until their successors are duly elected and qualified.

•   The Board has affirmatively determined that all of our director nominees, other than Hamid Moghadam, are independent directors in accordance with New York Stock Exchange (“NYSE”) rules, our governance guidelines and our bylaws.

•   Our bylaws provide for a majority voting standard for the election of directors. See “Additional Information—Majority Voting” for further detail.

•   We do not know of any reason why any nominee would be unable or unwilling to serve as a director, if elected. However, if a nominee becomes unable to serve or will not serve, proxies may be voted for the election of such other person nominated by the Board as a substitute or the Board may reduce the number of directors. Each of the director nominees has consented to be named in this proxy statement and to serve as a director if elected.

•   Information about each director nominee’s share ownership is presented below under “Security Ownership.”

•   The shares represented by the proxies received will be voted for the election of each of the eleven nominees named below, unless you indicate in the proxy that your vote should be cast against any or all of the director nominees or that you abstain from voting. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, retirement or death.

•   The eleven nominees for election to the Board at the 2022 annual meeting, all proposed by the Board, are listed below in the section titled “Director Nominees,” along with brief biographies.

The Board unanimously recommends that the stockholders vote FOR the election of each nominee.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	7

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Evaluations and Process For Selecting Directors

Rigorous Board evaluation and refreshment process

•

Our annual Board evaluation process involves assessments at the Board, Board committee and individual director levels. Through this process, the Board determines who should be nominated to stand for election based on current company and Board needs.

•	In this process, directors identify key skills and characteristics currently needed for the Board, as well as to provide information relating to Board composition and planning.

•	Director interview questions are prepared based on current areas of focus as well as feedback from our stockholder outreach efforts.

•	Annual one-on-one director interviews are conducted by our lead independent director and chair of the Governance Committee and, every other year, by an independent third party.

•

The results of the director interviews are aggregated by our lead independent director, Governance Committee chair, and if applicable, the independent third party, and reported to the Governance Committee and then to our full Board. Our Board will follow up on items identified in the evaluation process.

•

Our Governance Committee discusses Board succession and reviews potential candidates. This process is based on the results of annual board evaluations and takes place throughout the course of the year.

•

Our director candidate search process actively identifies and assesses a pool of potential candidates through a variety of sources, primarily through internal references. Although the committee may retain third parties to assist in identifying potential nominees, it prefers internal references by directors who understand the needs and dynamics of the Board with a particular focus on inclusion and diversity of ideas and background.

•

In 2021, we implemented a director/CEO recruitment diversity policy that requires the Governance Committee to consider (and any staffing agencies to recruit) ethnic and gender diverse candidates in formal director searches and recruitment for external CEO candidates.

•

Our governance guidelines also ensure regular board refreshment, providing that directors will not be nominated or appointed to the Board if they are, or would be, 75 years or older or with 15 or more years of board tenure at the time of the election or appointment.

2022 Board evaluation feedback

Key feedback from our Board evaluation process:

•	Noted the high-functioning nature of the Board and strong leadership of our lead independent director and committee heads.

•	Focused on director and executive succession planning.

•	Recognized the strength of our CEO and management.

•	Determined that there were no concerns about Board independence or longer tenured directors.

•	Recognized the benefits of our Essentials business and appreciated our risk management of the company.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	8

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Regular Board refreshment

•

The Board is committed to regular refreshment to maintain an optimal balance of different perspectives, skills and backgrounds. We have onboarded five new directors in the past seven years, increasing the ethnic, gender and geographical diversity of the Board as well as breadth of experience. As a priority, the Board continues to be particularly focused on ethnic and gender diverse candidates who meet the current needs of the company.

•

The Board was completely refreshed and rebuilt at the time of the Merger in 2011. The Merger essentially created a new company with a new operating and corporate platform. At that time, all directors underwent intensive review to determine which directors would best fit the newly created combined company.

•

Each director selected in this rebuilding process was onboarded as a new director to the newly established company. These directors were required to perform in a new governance environment, with new structures, processes, committees, charters and guidelines.

•

We have continued to refresh the Board since the Merger. David O’Connor onboarded as a new director in 2015, Olivier Piani in 2017, Cristina Bita and Philip Hawkins in 2018, and Avid Modjtabai in 2020. (In 2020, Mr. Hawkins took a position as executive chairman of a U.S. industrial real estate portfolio company and, as a result, decided to step down from our Board).

•

As a result of our regular board refreshment, the Board comprises an appropriate mix of tenures: three directors with up to five years of tenure, four directors with tenure between six and eleven years and four with over twelve years of tenure. This mix provides an even balance of experience and institutional knowledge with fresh perspectives.

BOARD COMPOSITION AND DIVERSITY

Distribution of Tenure(1)

5	new directors in last seven years(2)

(1)

The entire Board was rebuilt in 2011 at the time of the merger (the “Merger”) between AMB Property Corporation and ProLogis (the “Trust”) and the tenure of the rebuilt Board started at that time. However, we include Mr. Moghadam, Ms. Kennard, Mr. Webb and Mr. Skelton in the 12+ year category as they were directors of the legal acquirer prior to the Merger.

(2)	Includes Philip Hawkins, who joined our Board in 2018 and stepped down from our Board in 2020 to assume an executive chairman position at a U.S. industrial real estate company.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	9

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Qualifications, Skills and Experience

Board composition and diversity

•

Our board diversity policy centers on our commitment to maintaining Board diversity in thought, background and experience—a mix of gender, ethnic background, geographic origin and professional experience that supports our business strategy and the current needs of the Board. As such, the Governance Committee focuses on identifying and nominating qualified and diverse director candidates with commensurate experience and background and each of our director nominees was chosen on this basis. For information about our director nominees and our business, strategy and goals, please see “Director Nominees” and “Compensation Discussion and Analysis.”

•

In making its nominations, the Governance Committee also assessed each director nominee by key characteristics, including courage to voice opinions, integrity, experience, accountability, good judgment, supportiveness in working with others and willingness to commit the time needed to satisfy the requirements of Board and committee membership.

PROLOGIS BOARD DIVERSITY

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	10

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director skills and experience support our business strategy

•

We have deep experience on our Board covering all components of our business model. The Board believes a balance of perspectives from other industries is critical to well-rounded oversight and insight into the perspectives of our customers covering a wide range of industries.

•

Along with the fundamental characteristics necessary for all directors, such as courage, wisdom and good judgment, below are qualifications of our Board identified in our Board evaluation process as important to support our current business strategy. These characteristics, coupled with diversity of thought and background, are critical to strong oversight and proven long-term results.

•

In addition, director experience in innovation and technology, like Ms. Bita’s tenure at Google, supports our strategic initiatives to stay ahead of the evolution of the supply chain and our customers’ needs. As the former Chief Information Officer and head of technology of Wells Fargo, Ms. Modjtabai also brings her experience overseeing core technology functions including cybersecurity. Mr. Fotiades’ and Mr. Zollars’ experience at various consumer products and services companies adds valuable experience as we seek to continue to grow our Essentials business.

H. Moghadam	C. Bita	G. Fotiades	L. Kennard	I. Lyons III	A. Modjtabai	D. O'Connor	O. Piani	J. Skelton	C. Webb	W. Zollars
Knowledge, Skills and Experience											
Real Estate/Logistics[1]	●			●	●		●	●			●
CEO/Executive Management	●	●	●	●	●	●	●	●	●	●	●
Strategic Planning	●	●	●	●	●	●	●	●	●	●	●
Finance/Accounting	●	●	●	●	●	●	●	●	●	●	●
Global Operations	●	●	●		●	●	●	●	●	●	●
Risk Management	●	●	●	●	●	●	●	●	●	●	●
Demographics											
Race/Ethnicity											
African American				●							
Asian/ Asian-American/West Asian/Middle Eastern	●					●					
White/Caucasian		●	●		●		●	●	●	●	●
Gender											
Male	●		●		●		●	●	●	●	●
Female		●		●		●

(1)	Includes development, operations, real estate investments and fund management.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	11

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Nominees

Hamid R. Moghadam • Chairman of the Board since January 2000; Director since November 1997 • Board Committees: Executive • Other public directorships: None

Mr. Moghadam, 65, has been our Chief Executive Officer since the end of December 2012 and was our Co-Chief Executive Officer from June 2011 to December 2012. He is the co-founder of AMB Property Corporation and was AMB’s Chief Executive Officer from November 1997 (from the time of AMB’s initial public offering) to June 2011 when AMB merged with the Trust.

Other relevant qualifications. Mr. Moghadam is on the board of the Stanford Management Company and formerly served as its chairman. He is a former trustee of Stanford University and previously served on the Executive Committee of the Board of Directors of the Urban Land Institute. Mr. Moghadam holds Bachelor’s and Master’s degrees in engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the Graduate School of Business at Stanford University.

Irving F. Lyons III

•   Lead independent director since June 2011 (prior to the Merger served as a trustee of the Trust from September 2009 to June 2011 and from March 1996 to May 2006)

•   Board Committees: Executive

•   Other public directorships: Equinix, Inc. and Essex Property Trust, Inc.

Mr. Lyons, 72, has been a principal with Lyons Asset Management, a private equity firm, since January 2005. In 2004, Mr. Lyons retired from the Trust where he served as chief investment officer from 1997 until his retirement. He joined the Trust in 1993 and served as president from 1999 to 2001 and vice chairman from 2001 to 2004. Mr. Lyons is a member of the boards of Equinix, Inc., a global data center operator, and Essex Property Trust, Inc., a real estate investment trust investing in apartment communities. Mr. Lyons previously served as chairman of the board of BRE Properties, Inc.

Other relevant qualifications. Mr. Lyons joined the Trust when King & Lyons, an industrial real estate management and development company, was acquired by the Trust in 1993. Mr. Lyons had been the managing general partner in that firm since its inception in 1979 and was one of its principals at the time of the acquisition. Mr. Lyons holds a Master in Business Administration from Stanford University and a Bachelor of Science in industrial engineering and operations research from the University of California at Berkeley.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	12

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Cristina G. Bita • Director since May 2018 • Board Committees: Audit • Other public directorships: None

Ms. Bita, 43, is a Vice President of Finance at Google and serves as the Business Finance Officer for Google’s Devices and Services and Global Marketing organizations. Ms. Bita leads global finance activities for consumer hardware, consumer paid services as well as for the company’s marketing investments globally. Bita is a widely recognized leader who has held several finance leadership roles over the course of her 15+ year career at Google that also included Sales and Business Development, Consumer Products, Platforms and Ecosystems, G&A, Technical Infrastructure and Enterprise. She has also served as the Chair of the Google Sustainability Board. Prior to Google, Ms. Bita held various positions at Siemens/Osram in the Business Unit Controllership and Corporate FP&A groups.

Other relevant qualifications. Ms. Bita holds a Master of Science in Finance from the Boston College Wallace E. Carroll School of Management and a Bachelor of Science in Business Administration (Accounting) from Salem State University. Ms. Bita is also a Certified Management Accountant (CMA).

George L. Fotiades

•   Director since June 2011 (prior to the Merger served as a trustee of the Trust from December 2001 to June 2011)

•   Board Committees: Compensation (Chair)

•   Other public directorships: AptarGroup, Inc.

Mr. Fotiades, 68, served as President and Chief Executive Officer of Cantel Medical Corp., a provider of infection prevention and control products, from 2019 until his retirement in 2021. Mr. Fotiades was an operating partner at Five Arrows Capital Partners (Rothschild Merchant Banking) from April 2017 until March 2019. From April 2007 to April 2017, Mr. Fotiades was a partner, healthcare investments at Diamond Castle Holdings LLP, a private equity firm. Mr. Fotiades was chairman of Catalent Pharma Solutions, Inc., a provider of advanced technologies for pharmaceutical, biotechnology and consumer health companies, from June 2007 to February 2010. Mr. Fotiades is Chairman of the board of AptarGroup, Inc., a global dispensing systems company. He previously served on the boards of Cantel Medical Corp. and Alberto-Culver Company, a consumer products company specializing in hair and skincare products.

Other relevant qualifications. Mr. Fotiades was previously the president and chief operating officer of Cardinal Health, Inc. and also served as president and chief executive officer of Cardinal’s Pharmaceutical Technologies and Services segment. Mr. Fotiades also served as president of Warner-Lambert’s consumer healthcare business, as well as in other senior positions at Bristol-Myers Squibb, Wyeth, and Procter & Gamble. Mr. Fotiades holds a Master of Management from The Kellogg School of Management at Northwestern University and a Bachelor of Arts from Amherst College.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	13

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Lydia H. Kennard

•   Director since August 2004

•   Board Committees: Governance

•   Other public directorships: Freeport-McMoRan Copper & Gold Inc., Healthpeak Properties, Inc. (formerly known as HCP Inc.) and AECOM

Ms. Kennard, 67, is the founder and chief executive officer of KDG Construction Consulting, a provider of project and construction management services, a principal of KDG Aviation, an aviation focused real estate operating and development company, the owner of KDG Holdings, Inc., parent of Quality Engineering Solutions, Inc., a pavement management analytics and construction inspection company, and a principal with 1031 N. Brand Boulevard, Glendale, LLC, and 690 N. 2nd Street, Reno, LLC, both single-purpose real estate entities. Ms. Kennard is a member of the boards of Freeport-McMoRan Copper & Gold Inc., a natural resource company, Healthpeak Properties, Inc., a healthcare real estate investment trust, and AECOM, an infrastructure consulting firm. Ms. Kennard was previously a member of the boards of URS Corporation, a provider of engineering, construction and technical services, and Intermec, Inc., an automated identification and data collection company.

Other relevant qualifications. Ms. Kennard served as Chief Executive Officer of Los Angeles World Airports, a system of airports comprising Los Angeles International, Ontario International Airport, Palmdale Regional and Van Nuys General Aviation Airports from 1999 to 2003 and again from 2005 to 2007. From 1994 to 1999, she served as the system’s deputy executive for design and construction. Ms. Kennard holds a Juris Doctor degree from Harvard University, a Master’s degree in city planning from the Massachusetts Institute of Technology, and a Bachelor of Science in urban planning and management from Stanford University.

Avid Modjtabai • Director since February 2020 • Other public directorships: Avnet, Inc.

Ms. Modjtabai, 60, served as the Senior Executive Vice President and head of the Payments, Virtual Solutions and Innovation Group at Wells Fargo from 2016 to her retirement in March 2020. Prior to that, she served in various leadership roles at Wells Fargo, including Group head for Wells Fargo Consumer Lending from 2011 to 2016, Chief Information Officer and head of Technology and Operations Group from 2008 to 2011, Chief Information Officer and head of technology from 2007 to 2008, and Director of Human Resources from 2005 to 2007. Ms. Modjtabai is a member of the board of Avnet, Inc., a global technology solutions provider.

Other relevant qualifications. Ms. Modjtabai holds a Master in Business Administration in finance from Columbia University and a Bachelor of Science in industrial engineering from Stanford University.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

David P. O’Connor • Director since January 2015 • Board Committees: Compensation • Other public directorships: Regency Centers Corporation

Mr. O’Connor, 57, is a private investor, managing partner of High Rise Capital Partners, LLC, a private real estate investment firm, and a non-executive co-chairman of HighBrook Investors LLC. He was the co-founder and senior managing partner of High Rise Capital Management LP, a real estate securities hedge fund manager that operated from 2001 to 2011. Mr. O’Connor is a member of the board of Regency Centers Corporation, a publicly traded real estate investment trust specializing in shopping centers. He previously served on the boards of Songbird Estates plc, the former majority owner of Canary Wharf in London, UK and Paramount Group, Inc., a publicly traded real estate investment and management company specializing in office buildings.

Other relevant qualifications. Mr. O’Connor was previously a principal, co-portfolio manager and investment committee member of European Investors, Inc., a large dedicated real estate investment trust investor, from 1994 to 2000. Mr. O’Connor received a Master of Science in real estate from New York University and holds a Bachelor of Science degree from the Boston College Wallace E. Carroll School of Management.

Olivier Piani • Director since May 2017 • Board Committees: Audit • Other public directorships: None

Mr. Piani, 68, is the chief executive officer and founder of OP Conseils, a consulting company in real estate and finance that Mr. Piani started in January 2016. Mr. Piani is also a senior consultant with Ardian, a major European private equity group. From September 2008 to December 2015, Mr. Piani was chief executive officer of Allianz Real Estate, the real estate and asset management investment platform for the Allianz Group.

Other relevant qualifications. From 1998 to 2008, Mr. Piani built the pan-European platform for GE Capital Real Estate spanning seven different countries. Prior to joining GE in 1998, Mr. Piani was chief executive officer of UIC-Sofal, a real estate bank. From 1982 to 1995, Mr. Piani held various leadership positions in the Paribas Group in Paris, New York and London. Mr. Piani is a graduate of Paris Ecole Superieure de Commerce de Paris and received a Master of Business Administration from Stanford University.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Jeffrey L. Skelton • Director since November 1997 • Board Committees: Governance (Chair), Executive (Chair) • Other public directorships: None

Mr. Skelton, 72, retired in 2009 as president and chief executive officer of Symphony Asset Management, a subsidiary of Nuveen Investments, Inc., an investment management firm. After his retirement in 2009 and until 2013, Mr. Skelton was a co-founder and managing partner of Resultant Capital Partners, an investment management firm.

Other relevant qualifications. Prior to founding Symphony Asset Management in 1994, Mr. Skelton was with Wells Fargo Nikko Investment Advisors from 1984 to 1993, where he served in a variety of capacities, including chief research officer, vice chairman, co-chief investment officer and chief executive officer of Wells Fargo Nikko Investment Advisors Limited in London. Previously, Mr. Skelton was also an assistant professor of finance at the University of California at Berkeley, Walter A. Haas School of Business. Mr. Skelton holds a Ph.D. in mathematical economics and finance and a Master of Business Administration from the University of Chicago.

Carl B. Webb • Director since August 2007 • Board Committees: Audit (Chair) • Other public directorships: Hilltop Holdings Inc.

Mr. Webb, 72, is currently a co-managing member of Ford Financial Fund II, L.P. and Ford Financial Fund III, L.P., private equity firms focusing on equity investments in financial services, a position he has held since February 2012 and March 2019, respectively. Mr. Webb has served as chairman of the Mechanics Bank board since April 2015. From June 2008 until December 2012, Mr. Webb was a senior partner of Ford Management, L.P. Mr. Webb was also the chief executive officer and a board member of Pacific Capital Bancorp and chairman of Santa Barbara Bank and Trust from August 2010 until December 2012. Mr. Webb has also served as a consultant to Hunter’s Glen/Ford, Ltd., a private investment partnership, since November 2002. Additionally, Mr. Webb is a member of the board of Hilltop Holdings Inc., a publicly traded financial services holding company.

Other relevant qualifications. Mr. Webb previously served on the boards of Plum Creek Timber Company, M & F Worldwide Corp. and Triad Financial SM LLC, where he was co-chairman from July 2007 to October 2009 and served as interim president and chief executive officer from August 2005 to June 2007. Since 1983, Mr. Webb held executive positions at banking institutions, including Golden State Bancorp, Inc. and its subsidiary, California Federal Bank, FSB, First Madison Bank, FSB, First Gibraltar Bank, FSB and First National Bank at Lubbock. Mr. Webb holds a Bachelor of Business Administration from West Texas A&M University and a graduate banking degree from Southwestern Graduate School of Banking at Southern Methodist University.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

William D. Zollars

•   Director since June 2011 (prior to the Merger served as a trustee of the Trust from December 2001 to May 2010)

•   Board Committees: Governance, Compensation

•   Other public directorships: Cerner Corporation

Mr. Zollars, 74, retired from YRC Worldwide, Inc., a global transportation service provider, in July 2011 where he served as chairman, president and chief executive officer from 1999 until his retirement. He was president of Yellow Transportation, Inc. from 1996 to 1999. Mr. Zollars is the chairman of the board of Cerner Corporation, a supplier of healthcare information technology solutions, healthcare devices and related services. Mr. Zollars also serves on the U.S. Postal Service Board of Governors. He is a former director of CIGNA Corporation, a global health service organization.

Other relevant qualifications. Mr. Zollars was previously a senior vice president of Ryder Integrated Logistics, a division of Ryder System, Inc. and he spent 24 years in various executive positions, including eight years in international locations, at Eastman Kodak. Mr. Zollars holds a Bachelor of Arts in economics from the University of Minnesota.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

We require that a majority of the Board be independent in accordance with NYSE rules. To determine whether a director is independent, the Board must affirmatively determine that there is no direct or indirect material relationship between the company and the director.

91% of the Board is independent.

•	The Board has determined that all our directors other than our chairman, Mr. Moghadam, are independent.

The Board reached this determination after considering all relevant facts and circumstances, reviewing director questionnaires and considering transactions and relationships, if any, between us, our affiliates, our executive officers and their affiliates, and each of the directors, members of each of their immediate families and their affiliates.

Audit, Governance and Talent and Compensation Committees are 100% independent.

•

The Board has also determined that all members of the Audit, Governance and Talent and Compensation Committees of the Board are independent in accordance with NYSE and Securities and Exchange Commission (“SEC”) rules.

Board Leadership Structure

Our governance guidelines do not specify a leadership structure for the Board, allowing the Board the flexibility to choose the best option for the company as circumstances warrant. The Board believes that strong independent leadership ensures effective oversight over the company. Such independent oversight is maintained through:

•	our lead independent director;

•	our independent directors;

•	the Audit, Governance and Talent and Compensation Committees, which are all comprised entirely of independent directors;

•	annual review of the Board leadership structure and effectiveness of oversight through the Board evaluation process; and

•	strong adherence to our governance guidelines.

All of our independent directors have the ability to provide input for meeting agendas and are encouraged to raise topics for discussion by the Board. In addition, the Board and each Board committee has complete and open access to any member of management.

Each committee has the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board also holds regularly scheduled executive sessions of only independent directors in order to promote free and open discussion among the independent directors.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Chairman and CEO assessment

Our chairman and CEO and our lead independent director act together in a system of checks and balances, providing both strong oversight and operational insight.

Our CEO, Mr. Moghadam, serves as chairman of the Board. The lead independent director role is focused on ensuring independent oversight of the company. Mr. Moghadam’s roles as both CEO and chairman enable him to act as a bridge between management and the Board, ensuring that the Board understands our business when making its decisions.

Mr. Moghadam has the breadth of experience to execute our unique business plan and to provide special insights to the Board.

Very few have experience running a public company with extensive global operations and substantial Strategic Capital and development businesses. Mr. Moghadam co-founded the company and has served on the Board since the company’s initial public offering in November 1997. As one of our founders, Mr. Moghadam has extensive knowledge and expertise in the real estate and REIT industries, as well as history and knowledge of our company.

Considering all of these factors, the Board believes that a structure that combines the roles of CEO and chairman, along with an independent lead director, independent chairs for each of the Board committees and independent non-employee directors, provides the best leadership for the company at this time and places the company in a competitive position to provide long-term value to our stockholders.

Lead independent director

If the offices of chairman and CEO are held by the same person or if the chairman is otherwise not independent, the independent members of the Board will annually elect an independent director to serve in a lead capacity. The lead independent director is generally expected to serve for more than one year. Mr. Lyons has been selected as the lead independent director by our Governance Committee and the independent members of our Board.

The lead independent director coordinates the activities of the other independent directors and performs other duties and responsibilities as determined by the Board.

The specific responsibilities of the lead independent director are currently as follows:

Executive Sessions/ Committee Meetings

•   Presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors (generally held at every regular Board meeting)

•   Attends meetings of the various Board committees regularly

Meetings of Independent Directors	• Has the authority to call meetings of the independent directors and set the agenda

Board Evaluations

•   Oversees, with the chair of the Governance Committee and, when applicable, an independent third party, annual evaluations of the Board, Board committees and individual directors, including an evaluation of the chairman’s effectiveness as both chairman and CEO

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Liaison with Chairman and CEO	• Serves as liaison between the independent directors and the chairman • Meets regularly between Board meetings with the chairman and CEO

Board Processes and Information

•   Ensures the quality, quantity, appropriateness and timeliness of information provided to the Board and provides input to create meeting agendas

•   Ensures that feedback is properly communicated to the Board and chairman

•   Ensures the institution of proper Board processes, including the number, frequency and scheduling of Board meetings and sufficient time for discussion of all agenda items

Communications with Stockholders	• Responds to stockholder inquiries and communicates with stockholders when appropriate

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Committees

Pursuant to the Maryland General Corporation Law and our bylaws, our business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of our business through our executive management team.

The four standing committees of the Board are: Audit, Governance, Talent and Compensation (the “Compensation Committee”) and Executive Committee (the “Executive Committee”). The Board has determined that each member of the Audit, Governance and Compensation Committees is an independent director in accordance with NYSE and SEC rules.

The current membership information for our Board committees is presented below.

Each committee has a charter which generally states the purpose of the committee and outlines the committee’s structure and responsibilities. The committees, other than the Executive Committee, must review their charter on an annual basis.

PROLOGIS BOARD COMMITTEES

Audit Committee

Members: Carl Webb (Chair), Cristina Bita, Avid Modjtabai and Olivier Piani

Number of Meetings in 2021: 9

•	Oversees the financial accounting and reporting processes of the company

•	Responsible for the appointment, compensation and oversight of our public accountants

•

Monitors: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our public accountant’s qualifications and independence; and (iv) the performance of our internal audit function and public accountants

•	Oversees financial and cybersecurity risks relating to the company

•

All committee members are designated by the Board as “audit committee financial experts” in accordance with SEC regulations and meet the independence, experience and financial literacy requirements of the NYSE and Section 10A of the Securities Exchange Act of 1934, as amended

Talent and Compensation Committee

Members: George Fotiades (Chair), David O’Connor and William Zollars

Number of Meetings in 2021: 5

•	Discharges the Board’s responsibilities relating to compensation of directors and executives and produces an annual report on executive compensation for inclusion in the proxy statement

•	Approves and evaluates our director and officer compensation plans, policies and programs

•	Reviews and recommends to the Board corporate goals and objectives relative to the compensation of our CEO

•	Evaluates our CEO’s performance in light of corporate goals and objectives, and sets the CEO’s compensation level based on this evaluation, including incentive and equity-based compensation plans

•	Sets the amount and form of compensation for the executive officers who report to the CEO

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

•

Makes recommendations to the Board (including recommendations for non-employee directors) on general compensation practices, including incentive and equity-based compensation plans, and adopts, administers and makes awards under annual and long-term incentive compensation and equity-based compensation plans, including any amendments to the awards under any such plans, and reviews and monitors awards under such plans

•

Reviews and approves any new employment agreements, change in control agreements and severance or similar termination payments proposed to be made to the CEO or any other executive officer of the company

•	Confirms that relevant reports are made to the Board or in periodic filings as required by governing rules and regulations of the SEC and NYSE

•	Reviews and discusses with management the Compensation Discussion and Analysis and determines whether to recommend its inclusion in the proxy statement to the Board

•	Participates in succession planning for key executives

•	Focuses on risks relating to remuneration of our officers and employees and administers our equity compensation plans, our nonqualified deferred compensation arrangements and our 401(k) plan

•

Advises management in human capital strategies and practices, attracting, developing and retaining key employees, including annual review of Inclusion and Diversity initiatives, metrics and information

Board Governance and Nomination Committee

Members: Jeffrey Skelton (Chair), Lydia Kennard and William Zollars

Number of Meetings in 2021: 3

•	Reviews and makes recommendations to the Board on Board organization and succession matters

•	Assists the full Board in evaluating the effectiveness of the Board and its committees

•	Reviews and makes recommendations for committee appointments to the Board

•	Identifies individuals qualified to become Board members consistent with any criteria approved by the Board and proposes to the Board a slate of nominees for election to the Board

•	Assesses and makes recommendations to the Board on corporate governance matters

•	Develops and recommends to the Board a set of corporate governance principles applicable to the company

•

Oversees ESG matters, assesses ESG and climate change risks and assists the Board in reviewing and approving the company’s ESG and sustainability activities, goals and policies (including our carbon reduction goals and strategies)

•	Reviews the adequacy of our governance guidelines on an annual basis and focuses on reputational and corporate governance risks

•	Reviews company political lobbying activity and spending

Executive Committee

Members: Jeffrey Skelton (Chair), Irving Lyons III and Hamid Moghadam

Number of Meetings in 2021: 0

•	Acts only if action by the Board is required, the Board is unavailable and the matter is time-sensitive

•	Has all of the powers and authority of the Board, subject to such limitations as the Board, the committee’s charter and/or applicable law, rules and regulations may from time to time impose

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Other Governance Matters

Board’s role in risk oversight

Risk awareness is embedded throughout our operations, underpinned by an integrated framework for identifying, assessing and managing risk.

The Board has the primary responsibility for overseeing risk management of the company. Oversight for certain specific risks falls under the responsibilities of our Board committees.

•	The Audit Committee focuses on financial and cybersecurity risks relating to the company

•	The Compensation Committee focuses on risks relating to human capital management, talent retention and remuneration of our officers and employees

•	The Governance Committee focuses on reputational, corporate governance and ESG and climate change risks

These committees regularly advise the full Board of their risk oversight activities.

Critical components of our risk oversight framework include regular communication among the Board, our management executive committee and our risk management infrastructure to identify, assess and manage risk.

Identifying, managing and assessing risks

Our risk oversight framework includes:

•	Board engagement with executive and risk management teams including multi-dimensional risk reviews, risk assessment mapping and one-on-one interviews between each director and our risk management team

•	Executive management committee meetings focused on strategic risks

•	A structured approach to capital deployment vetted through weekly investment committee meetings, including assessments of ESG, resilience and natural disaster/weather/climate change risks

•	Management of one of the strongest balance sheets in the REIT industry achieved by lowering our financial risk and foreign currency exposure

•	Rigorous internal and third-party audits assessing the company’s controls and procedures

•	Centralized team dedicated to managing risk globally and staying closely engaged with Prologis’ teams at the individual market level

Climate risk

We assess natural hazard and climate risk across our portfolio. Our risk management team works to ensure we have sufficient insurance coverage and protection for our buildings. We also partner with a global reinsurance company to evaluate future climate scenarios and determine which actions we should take. This evaluation is based on underwriting data, a significant improvement over the traditional catastrophe modeling and flood zone data used by many other organizations. Based on this evaluation, we take a range of actions which can include improving the physical resilience of our buildings, reviewing and improving disaster response plans, and other measures. Because of our long-term planning, resilience measures and diverse portfolio footprint, we believe our climate change risk is well-managed.

Cybersecurity

Our Chief Technology Officer and our Vice President of IT Governance oversee our information security program. They report to the audit committee/board at least annually and also conduct annual information security compliance training. The Prologis Information Security Policy is governed by the NIST Cybersecurity Framework (CSF) and includes mandatory

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

annual training for all employees. Prologis’ cybersecurity posture is reviewed and benchmarked against its peers through regular participation in a third-party security benchmarking survey. Our IT infrastructure is externally audited as part of our Sarbanes Oxley audit process and our controls include information security standards. Also, we maintain standalone cybersecurity insurance. To our knowledge, we have not experienced a material breach in information security.

CEO and management succession planning

The Board is responsible for ensuring that we have a high-performing management team in place. The Board, with the assistance of the Compensation Committee, regularly conducts a detailed review of management development and succession planning activities to ensure that top management positions, including the CEO position, can be filled without undue interruption.

Our succession planning process is two-tiered to ensure orderly succession. One tier contemplates succession planning in the case of an emergency during which one or more members of our current management are unable to perform their duties. The second tier involves long-term planning to identify and develop talent with potential to step in as our future management team. As part of our longer term succession planning, we made changes to our organizational architecture to prepare the company for the next chapter in its evolution. Executive roles were reorganized to drive our platform initiatives focusing on customer centricity and extracting value beyond our real estate while allowing for growth opportunities for the next generation of potential leaders. As an example, Mr. Olinger was instrumental in positioning his successor, Mr. Timothy Arndt, with key global leadership responsibilities to prepare Mr. Arndt for the role of CFO after Mr. Olinger’s retirement. Mr. Arndt will assume the position of CFO on April 1, 2022.

Communications with directors

We appreciate your input. Our lead independent director (or any of our other directors) are accessible to our stockholders for engagement as appropriate. You can communicate with any of the directors, individually or as a group, by writing to them in care of Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111. Each communication intended for the Board and received by the secretary that is related to the operation of the company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The directors will be advised of any communications that were excluded through normal security procedures as appropriate and they will be made available to any director who wishes to review them.

Director attendance

The Board held four meetings in 2021, including telephonic meetings, and all of the directors attended 75% or more of the aggregate number of Board and applicable committee meetings on which he or she served during 2021 (held during the periods they served). Each director standing for election in 2022 is expected to attend the annual meeting of stockholders, either virtually or telephonically, absent cause. All of our directors attended the annual meeting last year, virtually or telephonically.

Director compensation

Please see “Director Compensation” and the table titled “Director Compensation for Fiscal Year 2021.”

Stock ownership guidelines and prohibition on hedging/pledging

Our directors must comply with our stock ownership guidelines which require the director to maintain an ownership level in our common stock equal to five times the annual cash retainer (a total of $600,000 as of December 31, 2021). Shares included as owned by directors for purposes of the guidelines include common stock owned, vested or unvested equity

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

awards (restricted stock, restricted stock units, shares and share units deferred under the terms of the Director Deferred Fee Plan or the applicable non-qualified deferred compensation plan, deferred share units and dividend equivalent units) and operating partnership or other partnership units exchangeable or redeemable for common stock. Until such time as the ownership thresholds are met, we will require directors to retain and hold 50% of any net shares of our common stock issued to our directors under our equity compensation plans.

Additionally, our insider trading policy prohibits our directors and employees from hedging the economic risk of ownership of our common stock and from pledging shares of our common stock.

All of our directors and executive officers are currently in compliance with the stock ownership guidelines and the prohibition on hedging and pledging our common stock.

Independent compensation consultant

The Compensation Committee directly engaged an outside compensation consulting firm, Pay Governance, to assist the committee in assessing our compensation programs for our Board, our CEO and other members of executive management.

Pay Governance reports directly to the Compensation Committee. Pay Governance receives no compensation from the company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the company. Pay Governance interacts directly with members of our management only on matters under the Compensation Committee’s oversight.

Pay Governance conducted a comprehensive competitive review of the compensation program for our non-employee directors in April 2021 and executive officers in December 2021, which was used by the Compensation Committee to assist it in making compensation recommendations to the Board. Our CEO makes separate recommendations to the Compensation Committee concerning the form and amount of the compensation of our executive officers (excluding his own compensation).

The Compensation Committee considered the independence of Pay Governance in light of the rules regarding compensation committee advisor independence mandated under the Dodd-Frank Act. The Compensation Committee reviewed factors, facts and circumstances regarding compensation consultant independence, including a letter from Pay Governance addressing Pay Governance and their consulting team’s independent status with respect to the following factors: (i) other services provided to us by Pay Governance; (ii) fees we pay to Pay Governance as a percentage of their total revenues; (iii) Pay Governance’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship between Pay Governance or members of their consulting team that serves the Compensation Committee and a member of the Compensation Committee; (v) any shares of our stock owned by Pay Governance or members of their consulting team that serves the Compensation Committee; and (vi) any business or personal relationships between our executive officers and Pay Governance or members of their consulting team that serves the Compensation Committee. After discussing these factors, facts and circumstances, the Compensation Committee affirmed the independent status of Pay Governance and concluded that there are no conflicts of interest with respect to Pay Governance.

Compensation Committee interlocks and insider participation

No member of the Compensation Committee (i) was, during the year ended December 31, 2021, or had previously been, an officer or employee of the company or (ii) had any material interest in a transaction with the company or a business relationship with, or any indebtedness to, the company. No interlocking relationships existed during the year ended December 31, 2021, between any member of the Board or the Compensation Committee and an executive officer of the company.

Code of Ethics and Business Conduct and Governance Guidelines

The Board has adopted a code of ethics and business conduct that applies to all employees and directors. The Board has formalized policies, procedures and standards of corporate governance that are reflected in our Governance Guidelines.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Code of Ethics and Business Conduct outlines in great detail the key principles of ethical conduct expected of our employees, officers and directors, including matters related to conflicts of interest, use of company resources, fair dealing, and financial reporting and disclosure. The code establishes formal procedures for reporting illegal or unethical behavior to the company’s internal ethics committee. These procedures permit employees to report any concerns, including concerns about the company’s accounting, internal accounting controls or auditing matters, on a confidential or anonymous basis if desired. Employees may contact the ethics committee by email, in writing, by web-based report or by calling a toll-free telephone number. Any significant concerns are reported to the Audit Committee in accordance with the code.

Simultaneous Board service

Our director overboarding policy in our governance guidelines requires that, if a director serves on three or more public company boards simultaneously, including our Board, a determination is made by our Board as to whether such simultaneous service impairs the ability of such member to effectively serve the company. Mr. Lyons and Ms. Kennard currently serve on at least three public company boards, including our Board. In each case, our Board has determined that such simultaneous board service does not impair the Board member’s ability to be an effective member of our Board.

Certain relationships and related party transactions

We do not have any related party transactions to report under relevant SEC rules and regulations. According to our Articles of Incorporation, the Board may authorize any agreement or other transaction with any party even though one or more of our directors or officers may be a party to such an agreement or is an officer, director, stockholder, member or partner of the other party if: (i) the existence of the relationship is disclosed or known to the Board, and the contract or transaction is authorized, approved or ratified by the affirmative vote of not less than a majority of the disinterested directors, even if they constitute less than a quorum of the Board; (ii) the existence is disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (excluding shares owned by any interested director or officer or the organization in which such person is a director or has a material financial interest); or (iii) the contract or transaction is fair and reasonable to the company.

We recognize that transactions between us and related parties can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the company’s best interests and the best interests of our stockholders. Related parties may include our directors, executives, significant stockholders and immediate family members and affiliates of such persons.

Accordingly, several provisions of our code of ethics and business conduct are intended to help us avoid the conflicts and other issues that may arise in transactions between us and related parties, prescribing that:

•	employees will not engage in conduct or activity that may raise questions as to the company’s honesty, impartiality or reputation;

•	employees shall not hold financial interests that conflict with, or leave the appearance of conflicting with, the performance of their assigned duties;

•	employees shall act impartially and not give undue preferential treatment to any private organization or individual; and

•	employees should avoid actual conflicts or the appearance of conflicts of interest.

These provisions of our code of ethics and business conduct may be amended, modified or waived by the Board or the Governance Committee, subject to the disclosure requirements and other provisions of the rules and regulations of the SEC and the NYSE.

No waivers of our code of ethics and business conduct were granted in 2021.

Although we do not have detailed written procedures concerning the waiver of the application of our code of ethics and business conduct or the review and approval of transactions with directors or their affiliates, our directors would consider all relevant facts and circumstances in considering any such waiver or review and approval.

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EXECUTIVE OFFICERS

Executive Officers

Biographies of our executive officers as of March 2022, other than Mr. Moghadam, are presented below. Information for Mr. Moghadam is included above under “Board of Directors and Corporate Governance.” Messrs. Moghadam, Olinger, Reilly, Anderson and Nekritz are treated as named executive officers (each an “NEO”) for purposes of this proxy statement.

Thomas S. Olinger: Chief Financial Officer

Mr. Olinger, 55, has been our chief financial officer since May 2012 and was our chief integration officer from June 2011 to May 2012. Mr. Olinger was the chief financial officer of AMB from March 2007 to June 2011. Prior to joining AMB in February 2007, Mr. Olinger was the vice president and corporate controller at Oracle Corporation, an enterprise software company and provider of computer hardware products and services. Prior to his employment with Oracle, Mr. Olinger was an accountant and partner at Arthur Andersen LLP, where he served as the lead partner on our account from 1999 to 2002. Since January 2011, Mr. Olinger has served as a director of American Assets Trust, a real estate investment trust investing in office, retail and residential properties. Mr. Olinger holds a Bachelor of Science in finance from the Kelley School of Business at Indiana University.

Mr. Olinger will retire as our Chief Financial Officer on April 1, 2022 and will remain with the company until the end of 2022 as part of the transition plan. Mr. Arndt will become our Chief Financial Officer on April 1, 2022.

Eugene F. Reilly: Chief Investment Officer

Mr. Reilly, 60, has been our chief investment officer since March 2019. Mr. Reilly was our CEO, the Americas, from June 2011 until March 2019, and he served as president, the Americas, as well as a number of other executive positions, at AMB from October 2003 until the Merger in June 2011. Mr. Reilly serves on the technical committee of FIBRA Prologis, a publicly traded Mexican REIT that is sponsored and managed by the company. Prior to joining AMB in October 2003, Mr. Reilly was chief investment officer of Cabot Properties, Inc., a private equity industrial real estate firm of which he was also a founding partner. From August 2009 until December 2015, Mr. Reilly served as a director of Strategic Hotels and Resorts, an owner and asset manager of high-end hotels and resorts. Mr. Reilly holds an A.B. degree in economics from Harvard College.

Gary E. Anderson: Chief Operating Officer

Mr. Anderson, 56, has been our chief operating officer since March 2019. Mr. Anderson was our CEO, Europe and Asia, from June 2011 until March 2019. Mr. Anderson held various positions with the Trust from August 1994 to June 2011, including head of the Trust’s global fund business from March 2009 to June 2011 and president of the Trust’s European operations from November 2006 to March 2009. Prior to joining the Trust, Mr. Anderson held various positions with Security Capital Group Incorporated, a diversified real estate investment company. Mr. Anderson holds a Master of Business Administration in finance and real estate from the Anderson Graduate School of Management at the University of California at Los Angeles and a Bachelor of Arts in marketing from Washington State University.

Edward S. Nekritz: Chief Legal Officer, General Counsel and Secretary

Mr. Nekritz, 56, has been our chief legal officer, general counsel and secretary since the Merger in June 2011. Mr. Nekritz was general counsel of the Trust from December 1998 to June 2011 and secretary of the Trust from March 1999 to June 2011. Mr. Nekritz serves on the technical committee of FIBRA Prologis. Prior to joining the Trust in September 1995, Mr. Nekritz was an attorney with Mayer, Brown & Platt (now Mayer Brown LLP). Mr. Nekritz holds a Juris Doctor degree from the University of Chicago Law School and an A.B. degree in government from Harvard College.

Michael S. Curless: Chief Customer Officer

Mr. Curless, 58, has been our chief customer officer since March 2019. Mr. Curless was our chief investment officer from June 2011 until March 2019. Mr. Curless was chief investment officer of the Trust from September 2010 to June 2011, and he was with the Trust in various capacities from August 1995 through February 2000. Mr. Curless was president and a principal at Lauth, a privately held national construction and development firm, from March 2000 until rejoining the Trust in September 2010. Prior thereto, he was a marketing director with the Trammell Crow Company. Mr. Curless holds a Master of Business Administration in finance and marketing and a Bachelor of Science in finance from the Kelley School of Business at Indiana University.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	27

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

Environmental, Social and

Governance Priorities

Approach to ESG Priorities

At Prologis, our environmental, social and governance (ESG) priorities are important factors in the implementation of our business strategy. We support innovation and inclusion; reduce our environmental impact, including our emissions; and strengthen our relationships with customers, employees and communities.

This integrated approach impacts every aspect of our company. Every day, Prologis’ approximately 2,000 employees work to: Define the Future of Logistics; Anticipate Stakeholder Needs; and Manage Risks and Opportunities.

Define the Future of Logistics	Anticipate Stakeholder Needs	Manage Risks and Opportunities

We have the scale and resources to set the benchmark for logistics real estate. We explore leading-edge logistics technologies and look for ways to help our customers address a wide range of challenges, from meeting environmental goals to workforce training.	The world is changing fast. We think creatively about how we can meet the needs of our employees, our customers and the communities we serve. We listen, assess and then move quickly to develop solutions.	Strong, integrated risk oversight at every level of our company protects business value and delivers results for our stakeholders. This is the foundation of good governance.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	28

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

We Define the Future of Logistics

With an innovative culture and an intense focus on our customers, we set the benchmark for logistics real estate. Examples include:

•   Prologis Ventures (“Ventures”) invests in emerging technologies to help our customers reduce their environmental impact and improve their operational efficiency. Examples include a configurable digital platform for fleet management; autonomous vehicles for use in supply chain operations; and inventory visibility and analytics solutions for warehouse operations.

•   Between year-end 2017 and year-end 2021, Prologis’ sustainably certified portfolio across its owned and managed assets increased by more than 100 MSF. Additionally, we have committed that all our development or redevelopment projects will be certified.

•   Through our Community Workforce Initiative (CWI) we trained more than 7,000 people in logistics support in 2021. This includes on-line or in-person courses—certified by the Association of Supply Chain Management (ASCM)—in areas such as equipment training, inventory and warehouse management and environmental impact of the industry. For more information, please see “Developing Future Logistics Talent,” below.

DEVELOPING FUTURE LOGISTICS TALENT

Our Community Workforce Initiative is an example of how we are advancing our industry and committing ourselves as partners to the communities we serve. The vision for the program is to develop an abundance of diverse, qualified and engaged talent while revitalizing career pathways and creating economic opportunity.

It includes an online workforce development platform that helps our customers by enabling members of the transportation, distribution and logistics workforce to build the skills they need to advance.

Since it was launched in 2018, more than 13,000 people across 15 markets have participated in CWI.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	29

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

We Anticipate Stakeholder Needs How do we meet the needs of our employees, our customers and the communities we serve? We manage human capital and foster a workplace culture of respect and inclusion. We address our customers' challenges, including those brought on by global supply chain issues. We find new ways to connect with and serve the communities where we do business. Examples of our recent efforts include: Our employee engagement survey indicated that 88% of Prologis employees are engaged, as indicated by their positive response to the five questions comprising our engagement driver index, including "I am proud to work for this company." For the first time, we published a summary of our EEO-1 data on the Prologis website to provide transparency on our successes and challenges in inclusion and diversity. Our "net promoter" score of 66 far exceeds the B2B average of 40, indicating our customers are very likely to recommend Prologis to a colleague. Every build-to-suit development completed in 2021 incorporated sustainable elements, from rooftop solar and LED lighting to electric vehicle charging stations and zero-emissions status. This responds to customer and community needs, investor priorities and regulatory requirements for more efficient lower-emission buildings. With our PARKlife" program, we create a range of services and amenities to support our customers, their employees and the community at large. These include green spaces and fitness trails, art installations, green transportation programs, maintenance and security.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	30

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

We Manage Risks and Opportunities

Strong, integrated risk management protects business value and delivers results for our stakeholders. This includes assessing environmental and climate-related risks as well as risks from seismic activity. A global health & safety committee establishes policies and practices to enhance protections for our employees and contractors. Our Customer Advisory Board provides third-party validation with insights into existing and emerging risks and opportunities in our industry.

We continuously anticipate market, regulatory and environmental changes to protect the financial, reputational and operational resilience of our company. Examples include:

•	We have one of the strongest balance sheets in the industry, with $5.0 billion in liquidity.

•

In 2021, Prologis’ LEED Volume Program was re-approved by the US Green Building Council (USGBC) at the higher LEED v4 standard, the first for the U.S. logistics real estate sector. This program leverages our scale to procure certifications in a cost and time efficient manner. Under the program, Prologis will achieve improvements in sustainable site development, water savings, energy efficiency, materials selection and indoor environmental quality.

•

Our Disaster Preparedness and Recovery Plan and our Global Business Continuity and Emergency Response Plan are crucial to protecting our operations and those of our customers from a wide range of risks. These plans ensure employee safety, operational continuity and continuous support for our customers. In 2021, more than 50 natural hazard events affected our portfolio. These included unprecedented floods in China, Germany and Belgium; the Texas Freeze; and other severe events throughout the United States. Due to planning and risk mitigation measures in place, interruptions to customer activities were avoided in nearly all cases.

•

We use GIS climate risk mapping software to assess climate risk across our portfolio, and partner with a global reinsurance company to evaluate future climate scenarios based on underwriting data—a significant advancement over the traditional catastrophe modeling and flood zone data.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	31

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

A Sustainable Flagship: Park Moissy 2 DC1

Zero-carbon, community-oriented design

Park Moissy 2 DC1 in Paris, France is a flagship example of sustainable logistics. It shows that when we test the boundaries of what is possible, we can significantly reduce energy use, protect and even enhance local biodiversity, and create a facility with attributes that benefit the surrounding neighborhood and broader community.

We work to incorporate community input and emissions reductions into building design wherever feasible. And we have committed that every new development or redevelopment across the Prologis portfolio will achieve a sustainable building certification. In 2021, we added nearly 25 MSF of sustainable certified space to our portfolio. Key sustainable attributes can be categorized as follows:

Define the Future of Logistics

- Geothermal
- LED
- Solar
- Improved thermal properties
- Integrated robotics

Anticipate Stakeholder Needs

- Electric vehicle (EV) and natural gas vehicle (NGV) infrastructure
- Brownfield development
- BeeOdiversity: hive placement, DNA analysis, honey shared with the local community
- PARKlife™
- Tree diversification

Manage Risks and Opportunities

- Financial efficiency: lower operating expenses due to efficient design
- Increased value per square foot
- Sustainable building certifications to meet market need and regulatory and investor requirements
- Zero-carbon design

Park Moissy 2 DC1, Paris, France.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	32

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

Our ESG Goals and Progress

Goal	Target year	2021 Progress/Performance

Environmental Performance

Reduce scope 3 GHG emissions by 15% (2016 baseline)	2025	Reduced emissions by 37% as of year-end 2020

Install 400 MW of solar capacity	2025	Installed 285 MW as of year-end 2021

Achieve sustainable building certifications for 100% of new development and redevelopment projects	Annual	Includes projects approved in June 2021 or later. These projects will achieve certification once built and stabilized.

Install LED lighting across 100% of our portfolio	2025	Installed LED lighting across 57% of portfolio

Social Performance

Train 25,000 participants through our Community Workforce Initiative (CWI)	2025	Trained 13,039 participants

Achieve 75,000 hours of volunteer time to support local communities around the globe (beginning in 2019)	2025	Achieved ~33,000 hours through the end of 2021

Governance Performance

Ensure 100% of employees complete ethics training	Annual	Trained 100% in 2021

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	33

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

2021 Awards and Honors

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	34

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

ESG Governance

Our leaders drive ESG performance

ESG oversight is integrated into our management processes across the full breadth of our operations. Our leaders are responsible for integrating ESG principles into the work of their teams. In the last year, Prologis has invested in expanding ESG talent and infrastructure by adding new officer-level positions responsible for ESG implementation including a chief energy and sustainability officer, focusing on customer solutions and sustainability as a service; a vice president of global ESG, focusing on global ESG strategy; and several regional and functional ESG leaders who will focus on aspects such as Inclusion & Diversity, electric vehicle charging, government and community affairs and ESG-related data systems and processes.

We have also incorporated ESG metrics including solar, LED lighting (since 2018) and Inclusion and Diversity (since 2017) into our compensation plan and have added additional ESG metrics to our 2022 bonus scorecard, including sustainable development, CWI and corporate governance metrics.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	35

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

Further Information on our ESG Performance and Approach

At Prologis, our ESG priorities influence our long-term success: Defining the Future of Logistics; Anticipating Stakeholder Needs; and Managing Risks and Opportunities.

We welcome your feedback and ideas on how to improve the value of this disclosure: sustainability@prologis.com.

ESG report and Executive Summary Our next ESG report and Executive Summary, to be published later in 2022, will provide more detail on our priorities, opportunities and achievements in ESG. Corporate website In addition, our corporate website provides ESG related information, updates and data. This website is also where we publish our responses to ESG frameworks such as GRI, SASB, TCFD, CDP, PRI mapping and more.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	36

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

Compensation Discussion & Analysis

38	Compensation Summary

39	Letter from the Talent and Compensation Committee

40	Stockholder Outreach + Compensation Program Improvements

46	Prologis Business Overview

52	Refined Compensation Comparison Group

54	Summary of Compensation Elements

57	2021 Core Compensation – Base Salary and Bonus Opportunity

63	2021 Core Compensation – Annual LTI Equity Awards

68	2021 Outperformance Compensation

76	Other Compensation Elements and Considerations

All company operational information in this Compensation Discussion and Analysis is for the year ended or as of December 31, 2021, unless otherwise noted. See Appendix A for definitions and discussion of non-GAAP measurements and reconciliations to the most directly comparable GAAP measures and for additional detail regarding definitions of terms as generally explained in this Compensation Discussion and Analysis. The Compensation Committee reviews management’s performance against key company performance measures, such as Core FFO per share, discussed below.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	37

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION SUMMARY

Our Compensation Program Pays When Stockholders Win

•	Paying for performance is our central compensation tenet.

–	100% of our CEO’s compensation is at-risk and contingent on performance.

–

In line with our established practice of conducting extensive stockholder outreach and responding to feedback with concrete action, we made our long-term incentive program even more rigorous by requiring above-index performance to earn LTI awards at target. We also adopted a variety of improvements to other program features.

•	Outperformance compensation is paid only when stockholders receive significant above-market returns as measured by objective, formulaic hurdles.

–

Outperformance compensation extends deep into our organization beyond NEOs, helping us attract and retain key talent in an increasingly competitive market. Our evolving business requires expertise from industries beyond real estate such as finance, private equity and technology.

•

Our NEO compensation reflects the performance of our entire global business that generates value for our stockholders. This includes our Strategic Capital business, which accounts for nearly half of our real estate portfolio. Strategic Capital comprises two public and seven private ventures, which our NEOs manage in addition to the rest of our business.

WHAT SETS PROLOGIS APART?

Unique strategy proven to drive superior returns Powerful platform that delivers durable, sector-leading growth.	Strategic Capital ventures Prologis is the only public logistics REIT with a significant in-house Strategic Capital business.	Global customer-centric operations Unparalleled scale enables Essentials solutions and innovations that benefit customers and reward our stockholders.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	38

COMPENSATION DISCUSSION AND ANALYSIS

Letter from the Talent and Compensation Committee

To Our Stockholders:

Prologis achieved tremendous success in 2021. We surpassed 1 billion square feet in our portfolio and achieved an occupancy rate of 97.7% globally, both all-time company records. Our 2021 TSR of 72.3% outpaced the S&P 500 index by 43.7%. We continued to receive third-party recognition for our ESG efforts, including being named one of the Global 100 Most Sustainable Corporations in the World for the thirteenth time. Our Community Workforce Initiative reached more than 13,000 trainees in total, building a pipeline of skilled logistics workers for our customers while revitalizing career pathways in the communities where we operate. Institutional Investor, a financial research institution, recognized Prologis as one of its most honored companies for the fourth year in a row and named our co-founder and CEO, Hamid R. Moghadam, who has led the company for over 35 years, its #1 REIT CEO for the second consecutive year.

For many years, we have proactively sought stockholder input regarding our executive compensation, governance, and other matters and made improvements in direct response to such feedback. Prologis is a unique, multi-faceted business. The program improvements we have implemented are designed to incentivize performance in support of the pivotal components of our global business, drive value creation for stockholders, and mitigate the risk of talent departure.

In light of our strong 2021 performance, we were disappointed in the low level of support for our Say-on-Pay proposal at our last annual meeting. The Committee takes the result of our Say-on-Pay vote extremely seriously and viewed the result of last year’s vote as a direction to redouble our commitment to stockholder engagement and paying for performance.

Following last year’s Say-on-Pay vote, we engaged with 78% of our top 100 stockholders. George Fotiades, Chair of our Committee, and Bud Lyons, the Board’s lead independent director, participated in a number of meetings to listen to feedback directly from stockholders. We also engaged with proxy advisory firms to understand their views on how to improve our compensation program.

During these discussions, we were pleased to hear that stockholders appreciate Prologis’ consistent financial outperformance and believe that the pay-for-performance design and implementation of our compensation program supports this outperformance. As in past years, our conversations with stockholders gave us direction on how we can further improve our compensation program. In response to feedback we heard from stockholders, we adopted a more rigorous payout scale in our long-term incentive program, added more transparency in our annual bonus program, increased the weighting of quantitative metrics (including more prominent ESG-related goals) in the annual bonus program, and completely eliminated certain NEO perquisites. The Committee and full Board are confident that these changes are directly responsive to the feedback we heard from stockholders in engagement conversations.

The continued evolution of our business requires talent recruitment from competitive industries beyond real estate. This led us to refine our compensation comparison peer group in 2021. We reduced the overall number of peers and selected peers of appropriate size that more accurately reflect the other key business and talent markets in which we now compete, namely finance and tech. Although we reconstituted our peer group, we did not increase pay levels in 2021 based on the new peer group. Consistent with our pay-for-performance philosophy, we continue to position core compensation within the competitive band of median pay of the refined group while requiring significant long-term stockholder value creation to earn outperformance compensation.

We deeply value our relationship with our stockholders and look forward to future opportunities for continued dialogue and improvement. Thank you for your candid and insightful feedback during our outreach efforts and for the opportunity to demonstrate our commitment to responsibly serve your best interests.

George L. Fotiades (Chair)	David P. O’Connor	William D. Zollars

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	39

COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Outreach + Compensation Program Improvements

Say-on-Pay responsiveness

•

We review our compensation program at every Talent and Compensation Committee (“Compensation Committee” or “the Committee”) meeting throughout the year. Voting results and feedback from our stockholders are crucial to our continual assessment of our compensation programs, decisions, and policies.

•

We received an average Say-on-Pay vote of over 80% support in the three years prior to our 2021 annual meeting. However, at our 2021 annual meeting, 52.17%(1) of stockholders voted in favor of our 2020 executive compensation. We take the results of our Say-on-Pay vote very seriously. As a direct response to that vote, we amplified our historically robust, proactive stockholder outreach efforts. In total, we connected with 78% of our top 100 stockholders.(2) The Chair of our Compensation Committee and the Board’s lead independent director participated directly in a number of meetings with stockholders.

•

Based on the initial stockholder feedback we received, we developed a list of potential compensation program improvements. We then conducted a second extensive outreach campaign to present our potential changes and gauge stockholder reactions. The feedback we heard from stockholders and our responsive compensation program improvements are detailed on the following pages.

•	Additionally, stockholder feedback influenced the development of our revised peer group, as discussed on pages 52-53.

(1)

Calculated using a denominator adding the total number of votes cast for our Say-on-Pay proposal and votes cast against it. Calculated using a denominator that includes abstentions and broker non-votes, the percentage is 48.27%.

(2)

Calculated by outstanding shares of common stock of our top 100 stockholders. Our top 100 stockholders hold 80% of our outstanding shares. Engagement covered 60% of total shares outstanding and included outreach conducted after our 2021 annual meeting to March 2022 regarding performance, governance, executive compensation, ESG and other matters.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	40

COMPENSATION DISCUSSION AND ANALYSIS

2021 STOCKHOLDER FEEDBACK	OUR RESPONSE

Appreciated Our Outreach and Responsiveness: In light of our Say-on-Pay voting result, our stockholders appreciated our continued outreach and responsiveness to their feedback. While stockholders support the strong pay-for-performance orientation of our program, they requested additional rigor and transparency.

Assessed Program to Enhance Rigor and Transparency: The Compensation Committee carefully considered our 2021 Say-on-Pay result and conducted a comprehensive review of our program to identify potential areas of improvement. The Committee modified our LTI awards, annual bonus program, and disclosure, as discussed below. The Committee also eliminated NEO financial planning and parking perquisites.

Scrutinized Payout Levels for LTI Awards: Stockholders appreciated that our LTI program aligns pay directly with TSR. However, some requested greater rigor, such as requiring above-index performance to receive target LTI award value.

Higher Performance Standards for LTI Awards: The Committee modified LTI equity awards such that there is no payout if our annualized TSR is less than 500 bps below the index. This eliminated discretion to pay awards in the event of such performance. The Committee also modified the payout scale such that at-target payouts require annualized TSR performance of 100 bps above the benchmark index, as opposed to the previous standard of at-target payout for performance at the index.

Preferred Less Discretion and More Quantitative Metrics in our Annual Bonus Program: Stockholders requested a heavier weighting for quantitative measures used to determine payouts in our annual bonus program.

Reduced Discretion in Annual Bonus Program: The Compensation Committee shifted the weighting of bonus metrics so that the quantitative corporate score is weighted 80% and individual performance is weighted only 20% for all NEOs. This weighting previously applied only to our CEO.

Requested More Visibility into Our Compensation Decisions: Stockholders requested more visibility into our compensation determinations, such as calculations for our annual bonus awards. They also requested simplified disclosure to better understand our program (such as for PPP) and a discussion of the Committee’s compensation goals and rationale for the program’s structure.

Enhanced Disclosure on Our Program and Discussion of Pay Determinations: We expanded disclosures on various elements of our program, such as the quantitative targets used for bonus awards. We also developed enhanced explanations of our program (focusing on PPP per feedback) and our underlying rationale for our program’s structure in this Compensation Discussion & Analysis.

Favored Greater Prominence of Quantitative ESG Targets in Our Incentive Programs: Stockholders noted their appreciation for our longstanding commitment to ESG. They requested that our bonus metrics reflect that dedication by including measurable ESG goals with a heavier weighting and more disclosure on the rationale for the ESG metrics we select.

Added Emphasis on Quantitative ESG Metrics and Rationale for Their Selection: We added rigorous, quantifiable ESG goals to our bonus program and increased the weighting of these ESG goals in our bonus determination process. We also provided disclosure on why we selected these particular ESG metrics and how we measure progress.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	41

COMPENSATION DISCUSSION AND ANALYSIS

2021 STOCKHOLDER FEEDBACK	OUR RESPONSE

Acknowledged No True Peers as Our Business Evolves: Stockholders recognize that our global business continues to expand beyond that of a typical real estate company, as seen in our Strategic Capital business and increasing emphasis on tech-enabled customer solutions. They understand the associated difficulty of selecting peers for our compensation comparison group that are appropriate in size and scope.

Refined Peer Group to Better Reflect Complexity of Business and Comparative Size of Revenues: Our Compensation Committee refined our peer group to better reflect the growth and increasing complexity of our global business, as well as our need to tap employee talent markets beyond real estate to successfully operate our business. The Committee also ensured that all peers in the refined group were appropriate in size from a revenue standpoint.

Detail on compensation program improvements

As discussed above, in response to our 2021 Say-on-Pay vote and related stockholder feedback, our Compensation Committee approved the following improvements to our executive compensation program:

1.	Annual Bonus Program

•	Increased the quantitative corporate score weighting to 80% for all NEOs:

–

This weighting, which places more emphasis on the quantitative corporate score, now applies to all NEOs (it already applied to our CEO). The other NEOs were previously subject to a 60% corporate score / 40% individual performance weighting.

–	This weighting applied to bonus payments made in 2022 for performance achieved in 2021.

•	Disclosed all quantitative corporate score bonus metrics:

–	We enhanced the discussion of our annual bonus program to include comprehensive disclosure of all quantitative targets used to determine our corporate score (which can be found on pages 60-62).

•	Increased weighting of quantitative, measurable ESG metrics in our annual Bonus Scorecard:

–	ESG metrics will account for 10% of our overall corporate score for bonus payments made in 2023 for performance achieved in 2022.

–	See the following page for additional detail on the quantitative ESG bonus metrics we adopted and our rationale for selecting these metrics.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	42

COMPENSATION DISCUSSION AND ANALYSIS

1.	Annual Bonus Program, continued

QUANTITATIVE ESG BONUS METRICS IN OUR 2022 BONUS SCORECARD (10%  WEIGHTING OVERALL)

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	43

COMPENSATION DISCUSSION AND ANALYSIS

2.	Long-Term Incentive (LTI) Program

•	No payout will occur if performance is less than 500 bps below index TSR: This eliminates any discretion to make payouts in the annual LTI award program below this threshold.

•	Increased the rigor of the LTI payout scale: Target payout (100% of award) is achieved only when we outperform the index by at least 100 bps. See table below for enhanced payout scale.

•	We also expanded the payout scale to cap the maximum payout at 200% of target payout for 500+ bps outperformance, consistent with market standards for upside payout opportunities.

•	See page 64 for a discussion of the benchmark index we use to calculate LTI equity awards.

3.	Perquisites

•	Previously, the company paid for financial planning services and parking for all NEOs. We eliminated both of these benefits beginning in 2021, further reducing already minimal NEO perquisites.

(1)	To be implemented beginning with the 2022-2024 performance period to avoid implementation during an ongoing performance period.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	44

COMPENSATION DISCUSSION AND ANALYSIS

Long track record of stockholder engagement and responsiveness

•

Since our founding, our Board and management have demonstrated their commitment to maintaining a robust stockholder engagement program and incorporating stockholder feedback into decisions about our compensation program and governance practices.

•

In response to stockholder feedback in recent years, we continuously enhanced our program. The timeline below lists some notable compensation and governance enhancements we have adopted based on feedback from our stockholders.

CONTINUOUS COMPENSATION & GOVERNANCE IMPROVEMENTS

2021

- Disclosed EEO-1 report
- Added CEO/director diversity recruitment policy in governance guidelines
- Added director tenure cap to governance guidelines

2020

- Did not make any bonus goals easier to achieve as a result of the COVID-19 pandemic
- NEOs reallocated a portion of their bonuses to Prologis frontline workers

2019

- Set CEO's base salary at $1, making his compensation 100% performance-based
- Eliminated bonus exchange premium for NEOs
- Extended vesting period on all Prologis Promote Plan (PPP) awards from 3 to 4 years

2018

- Added absolute cap to Prologis Outperformance Plan (POP) compensation pool
- Extended vesting period on all LTIP awards from 3 to 4 years
- Added ESG metrics (solar and LED efficient lighting) to our annual bonus program to reinforce ESG as a strategic priority

2017

- Adopted 7-year cliff vesting schedule for POP Awards
- Added Inclusion and Diversity as a metric in our annual bonus program as a key focus

2016

- Adopted proxy access with 3/3/20/20 terms

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	45

COMPENSATION DISCUSSION AND ANALYSIS

Prologis Business Overview

•

Our core business: We own, manage, lease and develop high-quality logistics facilities in 19 countries across four continents. Our portfolio is focused on the world’s most vibrant centers of commerce and our extensive platform allows us to respond to our customers’ evolving logistics requirements.

•

Unique business model: Our model gives us the ability to be the preferred logistics provider to our customers, delivering an unmatched package of prime logistics real estate and complementary scale-enabled solutions, including the following:

–

Customer-focused development: Our business model begins with our customers, who require well-located logistics space in the world’s busiest consumption markets. We build logistics facilities globally where our customers need to be, as 68% of our top 25 customers lease space from us across multiple continents.

–

Strategic Capital: Strategic Capital is an important differentiator. This arm of our business provides a level of additional investment capacity unique to the public logistics REIT space and generates substantial fee income.

–

Solutions, services and products: We offer an array of solutions, products, and services to our customers through Prologis Essentials and other business enterprises. Our Prologis Ventures group provides venture capital funding and incubation for logistics-focused startups, bringing new customer solutions to market.

–

ESG: Our leadership in sustainable building design and energy solutions, including solar installations, LED lighting and electric vehicle charging, helps our customers progress toward their sustainability objectives while reducing operating costs. Workforce training solutions through our Community Workforce Initiative and our steadfast commitment to good governance further solidify us as a partner of choice.

(1)	Calculated based on Strategic Capital revenue earned from our consolidated and unconsolidated co-investment ventures compared to earned management fees of the Large-cap REIT Group.

(2)	Calculated based on square feet of our owned and managed operating portfolio.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	46

COMPENSATION DISCUSSION AND ANALYSIS

Consistent track record of above-market performance

•

Top-of-sector performance: We exceeded the Large-cap REIT Group average in operational performance and stockholder returns over the last seven years. The seven-year compound annual growth rates (CAGR)(1) of our net earnings per share and Core FFO(2) per share were 30.2% and 7.0% higher than the Large-cap REIT Group average.(3) Our stock price CAGR over the past seven years was 12.3% higher than the Large-cap REIT Group average.(1)(3)(4) Over that time, our stock price CAGR also outperformed the S&P 500 by 8.8%.(4)

•

Our forward-thinking strategy delivers results: We have long recognized our customers’ need for logistics facilities around the endpoint of consumption. We focus our new construction where the supply chain is moving: markets with large, dense populations, growing consumer affluence and high barriers to entry. We are simultaneously expanding our complementary products and services to help our customers get ahead of the supply chain evolution and e-commerce expansion. Our industry leading ESG program has positioned us to continue to succeed as sustainability increasingly becomes a point of emphasis. Our foresight in these areas and ability to execute on our forward-looking strategy has resulted in sustained, reliable returns for our stockholders.

•

Responsible growth: The interplay of the leasing operations, development and Strategic Capital components of our business model allows us to grow our portfolio across the globe while managing risk responsibly. Such responsible growth enables us to provide our customers what they need while protecting our stockholders’ investments. The loan-to-market value of our assets has decreased by 61% over the past seven years, demonstrating our lower leverage risk. We are one of the top credit-rated REITs, with $5 billion in liquidity at year-end 2021.

(1)	Compound annual growth rates were calculated for the seven-year period ending December 31, 2021.

(2)

Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliations to the most directly comparable GAAP measure. See Appendix A for a calculation of the compound annual growth rate of our Core FFO per share.

(3)	Based on weighted average market capitalization over the seven-year period for the Large-cap REIT Group. See definition of “Large-cap REIT Group” on following page.

(4)	Calculated using our common stock prices and aggregate annual dividend amount, as applicable, at December 31, 2015, and December 31, 2021.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	47

COMPENSATION DISCUSSION AND ANALYSIS

DELIVERING DURABLE, SECTOR-LEADING GROWTH(1)

Total Shareholder Return CAGR (7-Year)

	1200 bps greater TSR than Large-cap REITs	30 bps greater TSR than Other Logistics REITs

Stock Price CAGR (7-Year)	Dividend CAGR(2) (7-Year)

Net Earnings Per Share CAGR (7-Year)	Core FFO Per Share CAGR(3) (7-Year)

(1)

Based on the weighted average market capitalization over the seven-year period for the Large-cap REIT Group and Other Logistics REITs. The “Large-cap REIT Group” or “Large-cap REITs” consists of American Tower Corporation, AvalonBay Communities, Inc., Boston Properties, Inc., Crown Castle International Corp., Digital Realty Trust, Inc., Equinix, Inc., Equity Residential, Public Storage, Inc., Simon Property Group, Inc., Ventas, Inc. and Welltower Inc. “Other Logistics REITs” consists of Duke Realty Corporation, EastGroup Properties, Inc., First Industrial Realty Trust, Stag Industrial, Inc., Goodman Group and Segro plc.

(2)	Excludes companies that did not report dividends for the full seven-year period.

(3)

Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure. See Appendix A for a calculation of the CAGR of our Core FFO per share. Excludes companies that did not report FFO at all or for the full seven-year period and uses FFO adjusted for comparability to Core FFO measures for companies that do not report Core FFO.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	48

COMPENSATION DISCUSSION AND ANALYSIS

Strategic Capital is a powerful differentiator

•

In-house private equity: Think of Strategic Capital generally as our in-house private equity business. In addition to owning assets directly, we partner with institutional investors in our Strategic Capital business to jointly own other properties through co-investment ventures, including seven private ventures and two public vehicles. We perform all of our Strategic Capital fundraising directly, as opposed to relying on third-party service providers to raise capital. Prologis manages the properties owned by the ventures, using our industry expertise to deliver substantial returns to our investment partners. See page 73 for an illustration of this structure.

•

Highly profitable complementary business: Prologis receives fees for our management of the properties held by the ventures and “promote incentives” when we meet certain pre-negotiated IRR or other financial hurdles. Prologis was paid $456 million in asset management fees and promote incentives in 2021. Due to this additional income generated by such fees, our return on assets held in our Strategic Capital business is greater than the return on assets held on our balance sheet by 317 bps.

•

Accelerates our growth: Strategic Capital is a differentiator. It allows us to self-fund capital development without having to access public equity markets for annual deployment needs, unlike competitors who issue new equity to raise capital. Our Strategic Capital ventures provide an additional $7.5 billion in investment capacity that we can use to grow our business. We contribute developed properties to the ventures in return for contribution proceeds, which we use to build new, state-of-the-art facilities in line with our customers’ needs.

•

Mitigates currency risk: Our properties located outside the U.S. are held primarily in Strategic Capital ventures, which mitigates our exposure to currency movement risk because the ventures operate primarily in their natural currencies.

•

Outperforms benchmarks: Each of our ventures (with comparable regional fund index benchmarks) has outperformed the applicable benchmark index in three- and five-year returns, as well as total return since inception of the venture.

STRATEGIC CAPITAL IN NUMBERS

Large Portion of Our Total AUM $95.4B of assets ($66.2B third-party owned) are held in our 9 ventures across 17 countries, comprising 2,487 buildings and 556 million square feet of space.	Major Income Stream Over the past seven years, Prologis earned $1.3B in management fees and $842M in promote revenue.	Fuels Our Outperformance Our Strategic Capital income has more than doubled over the last seven years and contributed over $380M to Core FFO in 2021.(1)

(1)

Strategic Capital income is calculated as Strategic Capital revenue from all fees and promotes less Strategic Capital expenses, which includes G&A allocated to Strategic Capital and promote-related compensation expenses. Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	49

COMPENSATION DISCUSSION AND ANALYSIS

Unrivaled scale and scope in logistics real estate

•

Global scale unmatched among logistics REITs: $2.2 trillion of goods flow through our facilities annually, equivalent to 2.5% of the world’s GDP.(1) This provides tremendous opportunities of scale. Our global land bank can support an estimated $26.4B of future development on an owned and managed basis. The combination of our global reach, significant development platform, and synergy of our Strategic Capital business sets us apart from other logistics REITs. The growth of our Essentials business and other enterprises that complement our core business together create significant value beyond the walls of our real estate.

•

Building a resilient supply chain: COVID-19 put the spotlight on the importance of supply chain resilience. We focus on our customers’ needs: well-located, high-quality logistics space in the world’s most vibrant consumption markets. With more than 1 billion square feet of prime logistics facilities located in supply chain-critical zones across four continents, we help our customers meet the demands of the supply chain revolution that has been accelerated by the pandemic.

•

Scale-enabled solutions: Our size and scope allow us to invest in and deliver solutions, services, and products to our customers on top of prime real estate. See the following page for a discussion of how we seek to go beyond real estate to optimize our customers’ logistics operations.

NO OTHER LOGISTICS REIT PROVIDES A TRUE COMPARISON

►	Prologis is the only logistics REIT(3) offering customer products and solutions focused on logistics operations, energy, transportation, workforce and technology needs and sustainability as a service, underpinned by venture capital for cutting-edge innovations.

►	Our Strategic Capital AUM alone is 4x times larger than the average total AUM of the Other Logistics REITs Group.

(1)	Source: Oxford Economics, IMF, Prologis Research as of June 30, 2020.

(2)

Duke Realty Corporation, EastGroup Properties, Inc., First Industrial Realty Trust, Stag Industrial, Inc., Goodman Group and Segro plc. AUMs of Other Logistics REITs are derived from publicly available data as of December 31, 2021. Prologis AUM includes estimated investment capacity.

(3)	Based on disclosure of customer solutions, services or products in Form 10-K or equivalent filings.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	50

COMPENSATION DISCUSSION AND ANALYSIS

Unlocking the advantages of scale for our customers

•

Our scale allows us to go beyond the capabilities of a typical real estate company. Our investments in technology and data have paid off as our customers seek solutions, services and products to meet the demands of the future economy.

The Five Pillars of Essentials Our Essentials business and other solutions, services, and products focus on five areas critical to our customers’ logistics needs.

Prologis Ventures, our dedicated venture capital group, provides capital and support for tech-focused start-ups to integrate state-of-the-art technologies across these five pillars. Our investments in innovation help our customers succeed in the rapidly evolving logistics industry, strengthening customer relationships while expanding our income streams.

REDUCED OPERATING COSTS

As one of the world’s largest LED lighting buyers, we can procure LED cost-effectively for our customers to significantly reduce energy costs. 57% of our portfolio (by area) uses LED lighting, equivalent to 6,491 soccer fields. Our goal is to reach 100% LED lighting by 2025.

SUSTAINABLE POWER SOURCES

We have installed over 285 MW of solar power generation, enough to power 50,200 average households, making us the #1 real estate company and third overall in U.S. corporate onsite solar capacity.(1) Our sustainable energy and EV charging programs support our customers’ transition to clean energy.

LABOR PAINPOINT SOLUTIONS	INNOVATIONS IN TRANSPORT	LOGISTICS OF THE FUTURE

The digital training platform of our Community Workforce Initiative focuses on building a skilled and ready labor pipeline for our customers and creating economic opportunities in our communities. At year-end 2021, CWI had trained over 13,000 logistics workers across the U.S. and internationally.	We invest in start-ups that are developing technologies to streamline and simplify the transportation of goods via freight telematics, automated logistics optimization and fleet management strategies, among others.	Our Smart Building devices and services help our customers optimize productivity while reducing move-in time and capital expense. Features include turnkey fiber optic networks; IoT sensors that collect detailed facility data to enable more informed decisions; and SmartDocks that provide statistical insights to reduce dock inefficiency and dwell time.

(1)	Ranking by SEIA in the 2019 Solar Means Business Report. Equivalencies based on average U.S. household.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	51

COMPENSATION DISCUSSION AND ANALYSIS

Refined Compensation Comparison Group

Rationale and methodology

We refined our peer comparison group in 2021 to reflect stockholder feedback, select peers of appropriate size, and align with the following considerations about our continued growth and ongoing business transformation:

CONTINUED BUSINESS EXPANSION AND EVOLUTION	+	COMPETITION FOR TALENT ACROSS INDUSTRIES	=	PEER GROUP REFLECTING PROLOGIS’ BUSINESS AND TALENT MARKETS

We are continuing to transform beyond a traditional REIT, evidenced by the growth in our worldwide operations, development and Strategic Capital platforms, assets under management, and our enterprises beyond real estate such as Prologis Essentials. As a result, there is no directly comparable REIT or other peer in the market.		We compete for talent not just with other REITs, but increasingly with companies across industries, including with private equity firms and private real estate investors and developers. We need the financial acumen to conduct complex transactions, such as in our Strategic Capital business and Prologis Ventures group. We also require the technological expertise to manage global logistics operations and drive cutting-edge logistics innovation in our Essentials business and sustainability initiatives.		Our compensation comparison group should reflect these realities and comprise companies similar to us in scope. It should more accurately align with our key business and talent markets, which we consider to be (1) real estate; (2) business-to-business technology; and (3) complex financial services.

•

With guidance from Pay Governance, our Compensation Committee consultant for 2021, the Committee selected a group of 19 companies of appropriate size and complexity (with revenues generally 0.5x to 2x our revenues and market capitalizations from 0.25x to 2x our market cap). This peer group also gives equal weight to the three industry sectors we identified as our business and talent markets. Our 2021 peer group is listed on the following page.

•

Among these peers, Prologis was in the 77th percentile of market capitalization of the group when it was constituted. At that time, our market capitalization was $108B versus a peer group average of $74B. Prologis is in the 39th percentile of this group for FY2020 revenue.

•	Some of the REITs in our refined peer group also include technology companies in their own peer groups.

•	We include five large-cap REITs of appropriate size in our refined peer group. However, with $215.1B in AUM, Prologis’ AUM is 184% larger than the Large-cap REIT Group average AUM of $75.6B.(1)

•

Moreover, Prologis is differentiated from other REITs in terms of scope and diversity of business ventures, including our Strategic Capital and Essentials businesses. Therefore, a peer group comprised solely of REITs would be insufficient to represent the nature of our business and the talent pool we target for recruiting.

•	Accordingly, we selected peers that include a mix of large-cap REITs, complex financial services and business-to-business technology that reflect the full scope of our business.

(1)	AUMs of Large-cap REIT Group companies are derived from publicly available data as of December 31, 2021. Prologis AUM includes estimated investment capacity.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	52

COMPENSATION DISCUSSION AND ANALYSIS

Total size of Strategic Capital, a critical component of our business, must be considered in peer group selection

•

Our consolidated revenues do not fully capture our Strategic Capital business: Our NEOs manage a business that is significantly larger than our consolidated revenues alone indicate. In fact, consolidated revenues do not capture the majority of our Strategic Capital business. Of the $95.4B total assets under management (AUM) in our Strategic Capital business, $78.7 billion of those assets are held in unconsolidated Strategic Capital ventures. The assets held in our unconsolidated ventures are not included in our consolidated balance sheet and, therefore, revenue associated with such assets is not reflected in our consolidated revenues.

•

Our NEOs are assessed on the performance of our total business, including Strategic Capital: Our NEOs are assessed on the performance of our full portfolio, including all assets held by our Strategic Capital ventures. Selecting peers based solely on consolidated revenues and thereby comparing the total compensation of our NEOs to that of executives at other companies with significantly smaller AUM disregards a large portion of our NEOs’ responsibilities related to the performance and operation of the real estate in our Strategic Capital ventures. These duties include leasing, development, acquisition, disposition and maintenance of real estate; capital sourcing; financial, legal and tax planning; structuring and operation of our two public Strategic Capital ventures; and management of customer and investor relationships across 19 countries.

Compensation comparison group for 2021:

REITS	FINANCIAL SERVICES	TECHNOLOGY

• American Tower Corporation • Crown Castle International • Equinix • Ventas • Welltower	• Carlyle • Evercore • Jefferies • Lazard • Northern Trust • S&P Global • State Street	• Adobe • Automatic Data Processing • Global Payments • Intuit • Paychex • ServiceNow • Workday

Compensation did not increase in response to the peer group changes

The Compensation Committee did not increase the compensation amount of any NEO in 2021 in response to the refinement of our peer group. This includes both core and outperformance compensation.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	53

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Compensation Elements

We position core compensation around the peer group median; outperformance compensation is paid only for significant above-market performance

•	Our Compensation Committee’s 2021 competitive analysis confirmed that our core compensation is within a reasonable band of median pay among the companies in our refined peer comparison group.

•

We allow greater earning opportunities only if high-reach outperformance hurdles are met and significant value is created for our stockholders. POP and PPP awards are only a small fraction of the total stockholder value created.

–

POP: Hurdle is 100% formulaic – three-year compound annualized TSR must exceed the MSCI U.S. REIT Index by 100 bps or no POP awards are paid. In 2018, we adopted an absolute maximum cap on the total POP award pool of $100 million. We have not increased that cap since then, even though our TSR was 207.9% over the same period.

–

PPP: Hurdles are 100% formulaic and negotiated with third parties who have a keen interest in setting high-reach hurdles that will incentivize very strong fund performance. When hurdles are met our stockholders benefit doubly, as Prologis receives promote fees while the value of our ownership share of the ventures also increases. PPP awards vary greatly year-to-year due to performance period timing and achievement of hurdles, thus averaging PPP awards across multiple years better reflects the size of this program than any one year (see page 74).

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COMPENSATION DISCUSSION AND ANALYSIS

Our compensation philosophy emphasizes pay-for-performance alignment and talent retention

•

Customized compensation elements: The components of our compensation program are specifically designed to support the unique value-creating drivers of our business. We have compensation elements supporting progress toward annual strategic priorities, strong stockholder return, and outperformance in our Strategic Capital business.

•

Attracting and retaining talent: Our outperformance compensation program supports our efforts to attract and retain top talent from competitive, high-incentive labor markets such as finance, tech and private real estate. Significant vesting periods, such as our seven-year POP vesting schedule, encourage our top talent to stay with the company for the long term. This supports our significant investment in talent trained to execute on our unique business model.

•

Incentivizing management beyond NEOs: Our compensation program, including our stock ownership guidelines, run deep into the organization beyond NEOs. For instance, about 100 participants have the opportunity to earn POP and PPP awards each year, which represents approximately 5% of our total employee base. More than half of the POP and PPP compensation pools are awarded to non-NEOs each year. Our compensation program aligns our broader management team with the same high-reach goals set for our NEOs.

STRONG COMPENSATION GOVERNANCE

What We Do	What We Don’t Do

Most pay is at-risk and not guaranteed	No guaranteed salary / bonus increases

Robust stock ownership requirements: CEO: $10 million Other NEOs: 3x salary Other Senior Officers: 1x salary (~120 individuals) Directors: 5x annual cash retainer	No employment agreements for NEOs guaranteeing compensation

No excise tax gross-ups
No hedging or pledging of our common stock

Clawback policy for NEOs	No adjustments to any compensation due to the pandemic, including no changes to long-term performance awards
Double-trigger change-in-control provisions

Annual compensation risk-related review	No repricing or buyouts of stock options without stockholder approval
Minimal perquisites (eliminated parking and financial planning benefits for NEOs in 2021)

•

NEO team key to long-term company performance: In 2021, the Compensation Committee reaffirmed its belief that our experienced NEO team, which has an average tenure of over 25 years at Prologis and collectively over 170 years of experience, has been critical to Prologis’ results. Furthermore, this team is essential to training the next generation of company leaders. For example, Mr. Olinger’s leadership was vital in extensively preparing our next CFO, Mr. Arndt, for the role to ensure an effective succession in our financial strategy. This additional lens affirmed the Committee’s determination that our compensation program supports long-term value creation. The Committee will continue to assess our program to ensure compensation is consistent with the experience and tenure of our future leaders.

•

Our CEO leads by example: Demonstrating commitment to our stockholders, our CEO’s total equity ownership at the end of 2021 (that counts toward his minimum stock ownership requirement) was over 64 times greater than the minimum he is required to retain.

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COMPENSATION DISCUSSION AND ANALYSIS

CEO compensation assessed against long-term stockholder value creation

As part of its 2021 compensation program review, the Compensation Committee considered whether our largely formulaic pay-for-performance program is working as designed to generate long-term returns for our stockholders. During that review, the Committee took special note of our CEO’s leadership and found that his compensation is consistent with the long-term value he continues to deliver to our stockholders:

•

Resilience during the pandemic: Our outperformance during the COVID-19 pandemic demonstrates Mr. Moghadam’s steadfast leadership in all operating environments. Since the beginning of the pandemic in January 2020, our TSR was 97.5%.

•	Growth the right way: As a result of Mr. Moghadam’s vision and guidance, over the last 10 years we:

–	Became an S&P 100 company.

–

Consummated the transformative AMB-ProLogis merger in 2011 and subsequently executed $31 billion in merger transactions, acquiring four logistics REITs with prime assets complementary to our infill strategy, accretive upon merger and overdelivering on all underwritten synergies.

–	Raised $31.2 billion of capital from 132 institutional investors in our Strategic Capital vehicles and grew fees in that business by 158.4% (not including promotes).

–

Enhanced the quality of our portfolio by strategically selling over $19.9B of our owned and managed assets while deleveraging our balance sheet, achieving A3/A- credit ratings(1) from Moody’s and S&P, respectively. This makes us one of the top credit-rated REITs, bringing tremendous value in the lower cost of capital an A-rated company can command.

–	Became the #1 ranked REIT on the 2022 Corporate Knights’ Global 100 Most Sustainable Corporations in the World list.

–

Executed a unique strategy to build embedded growth potential, capitalizing on our portfolio of scarce infill properties and using our scale to continue to grow Essentials revenues and venture capital investments.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating organization.

(2)	Outperformance over the ten-year annualized TSR of the MSCI and Cohen & Steers REIT Index. See footnote 1 on page 1 for calculation of TSR.

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COMPENSATION DISCUSSION AND ANALYSIS

2021 Core Compensation - Base Salary and Bonus Opportunity

CEO base salary continues at $1; NEO base salaries reflect their duties

•	At our CEO’s request, the Compensation Committee reduced his base salary to $1 in 2019 and did not increase his base salary in 2021.

•

The rest of our CEO’s previous base salary ($999,999) was shifted to at-risk pay – equity compensation contingent on performance and subject to 4-year vesting. Our Compensation Committee determined the actual amounts using the operational performance criteria from our bonus program.

•

Requested by our CEO to further demonstrate his commitment to our company, this change offers no additional upside to him. The amounts he can earn are capped at $999,999. If performance goals are not achieved, he will earn less than $999,999.

•

The Compensation Committee determined that the maximum value of this award ($999,999) would be paid if company performance was at or greater than target (using our corporate score assessed against our annual bonus plan metrics). As discussed in greater detail below, our corporate results yielded above-target performance and a corporate score for annual bonus purposes of 175% of target.

•

As such, the Compensation Committee awarded Mr. Moghadam $999,999 in equity with 4-year vesting in lieu of 2021 salary. Because this equity award was granted in 2022, it will be reported in our Summary Compensation Table for the year 2022. See discussion of our bonus determinations for further detail.

•

In late 2020, our Compensation Committee, with data and input from our compensation consultant, determined that the base salaries and target bonuses of Gene Reilly, Gary Anderson and Ed Nekritz should be increased to reflect increases in their responsibilities. The base salaries of these NEOs were last increased in 2015 and their bonus targets have not been modified since the AMB-ProLogis merger in 2011. Prologis’ total portfolio AUM has increased by 262% since their last base salary increase while our G&A expense as a percentage of AUM has decreased by 3,208 bps. Over the same period, our Essentials business and our sustainability, energy, government affairs and other programs have also grown dramatically. These developments in our business have correspondingly resulted in a meaningful expansion of the scope and magnitude of the duties of these NEOs. We increased the base salaries of the applicable NEOs from $600,000 in 2020 to, for Mr. Reilly, $700,000, and for Mr. Anderson and Mr. Nekritz, $650,000, each beginning in 2021. The bonus targets were also increased from $750,000 to, for Mr. Reilly, $1,050,000, for Mr. Anderson, $877,500, and for Mr. Nekritz, $845,000. In its 2021 competitive analysis, our Compensation Committee confirmed that these updated base salaries and bonus targets continue to be within the band of competitive pay among the companies in our 2021 refined compensation comparison group. The base salaries and target bonuses of Mr. Moghadam and Mr. Olinger were not altered for 2021.

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COMPENSATION DISCUSSION AND ANALYSIS

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	58

COMPENSATION DISCUSSION AND ANALYSIS

Bonus structure supports our top strategic priorities

How we select our bonus metrics and set our targets:

•	Our bonus metrics are set annually to reflect the company’s business imperatives and to tie to our 3-year strategic plan.

•

We set targets to incentivize progress on our current strategic priorities, which may change from year to year as goals are achieved and strategy evolves. For example, given our intensified focus on customer centricity, we added a net promoter score (NPS) to measure customer satisfaction. We also included an average occupancy metric in our Portfolio Operations category to increase the focus of our team on leasing the assets in our portfolio, which became a greater focus following the emergence of COVID-19 in 2020.

•

We set our bonus metrics to drive strong operational performance over the long-term. For example, our performance has resulted in a 9.7% dividend CAGR, 18.0% net earnings per share CAGR, 12.3% Core FFO per share CAGR, over the past seven years.(1)

(1)	Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

Portfolio Operations metrics are the most heavily weighted:

•

Our 2021 bonuses were largely determined by our performance on operational metrics in the Portfolio Operations category (weighted at 50% of our total score vs. 25% for the two other categories). These operational metrics for 2021 were: (i) Core FFO per share, (ii) GAAP same store NOI growth, (iii) rent change on rollovers and (iv) average occupancy. These metrics have the most impact on the success of our business and are important to our stockholders in assessing the health and performance of our business.

•

Our 2021 Core FFO per share(1) target was set at a rigorous level, requiring significantly better performance than in 2020. Our target 2021 Core FFO per share (excluding promotes) was set about 9% higher than our 2020 Core FFO per share (also adjusted to exclude promotes).

•

Our target rent change on rollover (RCOR) metric for 2021 was 18.0% and our SSNOI 2021 target was 2.4%, both for our full owned and managed portfolio. They were set at rigorous levels based on a lease-by-lease and property-level analysis conducted to determine targets based on market indicators. Because the composition of the pool of properties changes from year to year, RCOR and SSNOI metrics year-over-year may not be comparable. Likewise, average occupancy is dependent on market conditions and the status of leases in our portfolio, among other conditions. Therefore, although set at rigorous levels for the current set of properties, RCOR, SSNOI and average occupancy metrics may not necessarily show an increase from year to year.

•

Similarly, the metrics in the Deployment and Development Stabilizations category are a function of our development pipeline projections at the time the bonus targets are set. We set these metrics based on our then-current assessment of the properties that will be available to stabilize and contribute to ventures in the applicable year, which fluctuates

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	59

COMPENSATION DISCUSSION AND ANALYSIS

from the development pipeline of prior measurement periods. As such, while we set our development stabilizations, development stabilizations – margin, and contributions to Strategic Capital metrics at rigorous levels for 2021, the targets we set for these metrics may not necessarily be higher than the performance we achieved in the prior period.

2021 bonus assessment results

•

Based on strong NEO performance against the quantitative metrics of our bonus scorecard, our Compensation Committee concluded that we earned an above-target corporate score resulting in bonus payouts of 175% of target. See the tables below for more detail on how our corporate score was calculated.

CATEGORY-BY-CATEGORY METRIC RESULTS

PORTFOLIO OPERATIONS		WEIGHTED AT 50%		ABOVE TARGET OVERALL
Key Performance Metric	Metric Weighting	Threshold Performance 50% of Target Bonus	Target Performance 100% of Target Bonus	Stretch Performance 200% of Target Bonus	Actual 2021 Performance(4)
Core FFO per share (excluding promotes)(1)	30%	$3.85	$3.89	$3.93	$4.09
Same Store NOI Growth - Net Effective(1)(2)	10%	1.9%	2.4%	2.9%	5.2%
Rent Change on Rollover(2)(3)	5%	16.0%	18.0%	20.0%	23.5%
Average Occupancy(2)	5%	94.8%	95.8%	96.8%	96.4%

Total Category Score				196% of target

(1)

Core FFO per share and Same Store NOI Growth - Net Effective are non-GAAP measures. See Appendix A for definitions and discussions of non-GAAP measurements and reconciliations to the most directly comparable GAAP measures. Target Core FFO per share is calculated net of promotes. Actual Core FFO calculated with promotes is $4.15 per share.

(2)	Same Store NOI Growth - Net Effective, Rent Change on Rollover and Average Occupancy are based on our owned and managed portfolio.

(3)	Rent Change on Rollover is generally the change in average annual rent upon lease renewal.

(4)

For comparison, actual 2020 performance for Portfolio Operations metrics: Core FFO per share ($3.58); Same Store NOI Growth - Net Effective (2.4%); Rent Change on Rollover (21.3%); Average Occupancy (95.5%).

 DEPLOYMENT AND

DEVELOPMENT STABILIZATIONS		WEIGHTED AT 25%		ABOVE TARGET OVERALL
Key Performance Metric	Metric Weighting	Threshold Performance 50% of Target Bonus	Target Performance 100% of Target Bonus	Stretch Performance 200% of Target Bonus	Actual 2021 Performance(1)
Development Stabilizations	7.5%	$2.55B	$2.80B	$3.10B	$3.41B
Development Stabilizations -Margin	10%	17.5%	21.5%	25.5%	45.0%
Contributions to Strategic Capital ventures	7.5%	$2.10B	$2.35B	$2.60M	$4.46B
Total Category Score				200% of target

(1)

For comparison, actual 2020 performance for Deployment and Development Stabilizations metrics: Development Stabilizations ($3.05B); Development Stabilizations – Margin (35.2%); Contributions to Strategic Capital ventures ($2.39B).

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COMPENSATION DISCUSSION AND ANALYSIS

3CS AND G&A/AUM		WEIGHTED AT 25%		ABOVE TARGET OVERALL
Key Performance Metric	Metric Weighting	Threshold Performance 50% of Target Bonus	Target Performance 100% of Target Bonus	Stretch Performance 200% of Target Bonus	Actual 2021 Performance(4)
Essentials Net Revenue (includes ESG metrics like LED lighting / solar)	5%	$50M	$55M	$60M	$64M
Procurement Savings(1)	5%	$145M	$155M	$165M	$267M
Culture & Talent Composite Score (includes Inclusion & Diversity metrics)(2)	5%	63%	72%	79%	79%
G&A as a Percentage of AUM	5%	36 bps	35 bps	34 bps	36 bps
NPS Score(3)	5%	56	59	62	65
Total Category Score					157% of target

(1)

Procurement Savings generally represent our costs compared to our current rates and are predominately savings related to our development and capex program, such as on construction materials. In the current market conditions, with materials tied to commodity pricing, i.e. steel, we would compare our costs to the market rate.

(2)

C&T Composite Score is made up of three components: overall employee engagement survey score (50% weight); percentage of regrettable turnover at or below 25% of all turnover (25% weight); and percentage of diverse hires in U.S. real estate roles (25% weight).

(3)

Net Promoter Score (NPS) is a metric administered by Qualtrics. NPS measures the loyalty of customers to a company. NPS scores are measured with a number ranging from -100 to +100, a higher score is desirable.

(4)

For comparison, actual 2020 performance for 3Cs and G&A/AUM category: Essentials Net Revenue ($20M); Procurement Savings ($135M); G&A as a Percentage of AUM (35 bps); NPS Score (56). We did not use a composite score for the Talent & Culture metric in 2020.

OVERALL CORPORATE SCORE	175% OF TARGET	ABOVE TARGET OVERALL

•

Determination of our corporate score: The weightings of the above-target scores for each of the three categories yielded an overall corporate score of 187.5% of target. Following a holistic assessment of our entire compensation program results for 2021, the Compensation Committee determined that it was appropriate to pay bonus amounts less than the scorecard-generated amounts. Therefore, the Compensation Committee ultimately awarded bonuses to our NEOs based on an overall corporate score of 175% of target.

INDIVIDUAL PERFORMANCE	EACH AT 175% OF TARGET	ABOVE TARGET OVERALL

•

Committee assessment of Mr. Moghadam’s individual contributions: Under Mr. Moghadam’s leadership, the executive team led the company in another year of significant accomplishment. Our continued focus on customers’ needs, our significant well-located land bank, our Strategic Capital and Essentials businesses, and other areas of revenue growth differentiates and positions us for strong long-term growth and continued market leadership. We continue to make culture a priority as we create an environment where everyone can succeed. We seek and develop the best, brightest and most diverse talent to remain future-ready. Under Mr. Moghadam’s guidance, Prologis’ annualized 3-year TSR outperformed the Cohen & Steers REIT index and our LTI equity award logistics REIT benchmark index by approximately 2,550 bps and 1,610 bps, respectively. Mr. Moghadam also leveraged our unique vantage point in the heart of the global supply chain by launching our Groundbreakers thought leadership forum and magazine with in-depth examinations of emerging technologies, trends and innovations from logistics leaders around the world.

•	Committee assessment of other NEO contributions:

–

Portfolio Operations: Our NEO team delivered Core FFO(1) of $4.09 per share (excluding Strategic Capital promotes), representing 14.2% year-over-year growth. Mr. Reilly delivered exceptional operating results: RCOR, SSNOI Growth and Average Occupancy all exceeded their rigorous targets. Mr. Nekritz led his team in negotiations and execution of over $10.0 billion in real estate transactions.

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COMPENSATION DISCUSSION AND ANALYSIS

–

Development and Development Stabilizations: Even in the face of unprecedented material shortages and rising costs, the profitability of our overall development program continued to be excellent in 2021. Mr. Reilly oversaw the stabilization of developments above our stretch goal and with margins that also significantly exceeded our stretch goal.

–

3Cs and G&A/AUM: Mr. Anderson delivered an above-stretch $267 million in procurement savings as well as Essentials net revenue above our stretch target by outperforming in LED lighting, solar and energy resale. Mr. Reilly and Mr. Anderson led customer-focused efforts that increased our global NPS score by 9 points and improved the real estate employee engagement score by 5% from 2020 to 90%. Mr. Nekritz continued to elevate our ESG leadership, resulting in top ESG rankings from third-party reviewers and the expansion of our Community Workforce Initiative to 15 markets. Diverse hires in our real estate roles were 73% in the United States. Globally, 50% of all real estate roles are held by female employees. We exceeded our regrettable turnover goal, with less than 25% of all turnover being regrettable.

–

Balance sheet considerations: Our balance sheet and credit metrics are the strongest in our history. We have significant liquidity as well as debt capacity to self-fund our growth for the foreseeable future. Under Mr. Olinger’s leadership, we maintained our A3/A- ratings by Moody’s and S&P(2), respectively, with one of the top balance sheets in our industry. Mr. Olinger, who was named Institutional Investor’s #1 REIT CFO for the third consecutive year, completed over $11.5 billion in debt transactions with an average rate of 1.3% and average term of 7.7 years.

–

Strategic Capital considerations: Mr. Anderson, Mr. Olinger and Mr. Nekritz oversaw the wind-up of our UKLV venture, which resulted in 26.2% IRR versus its 9-10% target and generated 45M sterling in 2021 gross promotes. Our Strategic Capital team negotiated and closed $3.2 billion of commitments into open-ended vehicles. We also raised $4.4 billion for our Strategic Capital business, our third largest raise since the merger of AMB and ProLogis in 2011, and our Strategic Capital ventures are all outperforming their benchmarks.

(1)	Core FFO per share and SSNOI are non-GAAP measures. See Appendix A for definitions and discussions of non-GAAP measurements and reconciliations to the most directly comparable GAAP measures.

(2)	A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating organization.

2021 ANNUAL BONUS PAYMENTS

All 2021 NEO bonuses were settled in equity and not paid in cash.

	2021 Bonus*
NEO	2021 Target Bonus Value	% of Target**	Amount Paid
Hamid Moghadam	$1,500,000	175%	$2,625,000
Thomas Olinger	$750,000	175%	$1,312,500
Eugene Reilly	$1,050,000	175%	$1,837,500
Gary Anderson	$877,500	175%	$1,535,625
Edward Nekritz	$845,000	175%	$1,478,750

*	Target bonus levels are based on salary for the year, or in the case of Mr. Moghadam, based on $1,000,000.

**

Percentages are rounded. Our corporate score equals 175% of target. Generally, the Compensation Committee determine individual scores based on assessments of individual contributions to our business plan in each of the three categories described above. Individual scores for Messrs. Moghadam, Olinger, Reilly, Anderson and Nekritz are each 175% of target. Beginning in 2021, corporate scores are weighted 80% and individual scores are weighted 20% for all NEOs.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	62

COMPENSATION DISCUSSION AND ANALYSIS

2021 Core Compensation - Annual LTI Equity Awards

Annual LTI equity awards are 100% based on performance and not guaranteed

(1)	Beginning with the 2022-2024 performance period to avoid implementation during an ongoing performance period.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual LTI equity award benchmark index is an appropriate balance of logistics and large cap REITs

•

50% logistics REITs: Stockholders requested that we add a measure of performance against other logistics REITS to our compensation program. Following that feedback, we include public logistics REITs into our LTI award formula.

•	The weightings between the domestic and global logistics REITs generally reflect the relative breakdown between our global and domestic AUM.

•

50% large-cap REITs: Very few logistics REITs and even fewer global logistics REITs exist. The logistics REITs that do exist are much smaller than Prologis, so we also use the Cohen & Steers REIT Index to compare our performance against larger sized companies. The Cohen & Steers REIT Index is a performance benchmark that includes approximately 30 large-cap REITs and is important to our stockholders to evaluate our performance against other large-cap REITs. Including this index in our LTI formula also mitigates the volatility of the smaller logistics REITs and prevents any one company’s performance from having overriding influence on our LTI awards.

LTI EQUITY AWARDS BENCHMARK INDEX RESULTS FOR THE 2021 PERFORMANCE YEAR[1]

PLD 3-Year Annualized TSR

45.5%

PLD Outperformed LTI Benchmark Index by

+1,610 bps

LTI Benchmark Index TSR (3-year annualized weighted TSR index of U.S. and global logistics and large cap REITs)[2]

29.4%

LTI Benchmark Index:

- Cohen & Steers REIT Index (50% overall)
- U.S. Domestic Logistics REITs (40% overall):
  - East Group Properties
  - First Industrial
  - Duke Realty
- Global Logistics REITs (10% overall):
  - Goodman Group
  - Segro plc

Prologis Dutra RJ, Rio de Janeiro, Brazil.

(1)	For awards granted in 2022.

(2)	The annualized three-year TSR for the Cohen & Steers REIT Index and the global and U.S. logistics REIT comparison groups were 20.0%, 40.1% and 38.5%, respectively.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	64

COMPENSATION DISCUSSION AND ANALYSIS

LTI EQUITY AWARDS FOR THE 2021 PERFORMANCE YEAR (GRANTED IN 2022)(1)

		2021 Actual Award Value
NEO	2021 Target Award Value	% Target	$
Hamid Moghadam	$8,250,000	150%	$12,375,000
Thomas Olinger	$2,100,000	150%	$3,150,000
Eugene Reilly	$2,600,000	150%	$3,900,000
Gary Anderson	$2,300,000	150%	$3,450,000
Edward Nekritz	$2,100,000	150%	$3,150,000

(1)

The Compensation Committee considers LTI equity awards granted in 2022 to be part of compensation for the 2021 performance year. These awards will be reported in our Summary Compensation Table for the year 2022.

Prior year: annual LTI equity awards for the 2020 performance year (granted in 2021)

•

Although the Summary Compensation Table presentation requires disclosure of LTI equity awards granted in 2021 to be included in aggregate compensation for 2021, the Compensation Committee considers these awards to be compensation for the 2020 performance year. As such, LTI equity awards granted in 2021 are part of the Compensation Committee’s assessment of compensation for the 2020 performance year, not the 2021 performance year.

•

2018-2020 company performance resulted in 670 bps outperformance relative to the index of the logistics REIT comparison groups and the Cohen & Steers REIT Index. In accordance with our equity formula, equity awards for the 2020 performance year were paid to all NEOs at 150% of target. See our 2021 proxy statement for further detail.

•	For the 2020 performance year, all NEOs received the same LTI equity award values as their awards for the 2021 performance year.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	65

COMPENSATION DISCUSSION AND ANALYSIS

2021 CEO Core Compensation

100% of CEO’s compensation paid in equity

•

To demonstrate commitment to our stockholders, Mr. Moghadam has elected to take 100% of his bonus in equity every year in which he has received a bonus since our IPO in 1997(1). Essentially, 100% of Mr. Moghadam’s total compensation is paid in equity (including core compensation and outperformance compensation).

•	This election helps achieve maximum alignment between our stockholders’ interests and our CEO’s interests.

SUMMARY OF CEO CORE COMPENSATION FOR 2021 PERFORMANCE YEAR

Annual Base Salary	Annual Bonus	Annual LTI Equity Award	Aggregate Core Compensation for 2021 Performance Year(2)
Salary lowered to $1 in 2019	For 2021 performance paid in 2022 Minimum: 0% Target: $1,500,000 Maximum: $3,000,000	For 2019-2021 performance granted in 2022 (including performance-based equity compensation paid in lieu of salary) (3)
$1	Paid in equity at 175% of target ($2,625,000)	Paid at 150% of target $12,375,000 Plus $999,999 paid in lieu of salary	$16,000,000

(1)	AMB Property Corporation, which merged with ProLogis in 2011 to create the current company, completed its IPO in 1997.

(2)

Aggregate core compensation amounts are calculated differently than the total compensation amounts reflected in the Summary Compensation Table. Aggregate core compensation amounts include annual base salary, annual bonus, equity awards paid in lieu of base salary and annual LTI equity awards for the 2021 performance year. The equity components of 2021 core compensation are paid in 2022 and are not disclosed in the Summary Compensation Table for 2021 per SEC rules. Core compensation for 2021 does not include annual LTI equity awards for the 2020 performance year (paid in 2021), POP awards for the 2018-2020 performance period (paid in 2021) or PPP awards paid in 2021, nor does it include “Other Compensation” and POP award amounts for the 2021-2023 performance period (not yet earned) from the Summary Compensation Table.

(3)

Equity awards valued up to $999,999 contingent on achieving target annual bonus goals, and subject to 4-year vesting. This equity amount paid in lieu of salary is capped at $999,999. If performance goals are not achieved, Mr. Moghadam will earn less than $999,999. The Compensation Committee settles these amounts in LTIP Units that have a two-year mandatory holding period from the date of issuance (in addition to relevant vesting periods).

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	66

COMPENSATION DISCUSSION AND ANALYSIS

CEO core compensation directly correlates with stockholder return

•

The below chart illustrates the link between CEO core compensation (consisting of base salary, annual bonus and annual LTI equity awards) and the company’s three-year TSR and Core FFO per share, demonstrating that core compensation aligns with our relative TSR and operational performance.

•

Although we had strong operational performance in 2015, our three-year annualized TSR at the end of 2015 underperformed the TSR benchmark index used for our LTI equity awards by 550 bps. Core compensation is comprised mostly of annual LTI equity, which is tied to our three-year TSR. As a result, our CEO’s core compensation was significantly lower in 2015 because annual LTI equity awards were paid out at only 50% of target due to TSR underperformance.

•

Since 2015, we have outperformed in terms of relative TSR, resulting in higher CEO core compensation. Note, however, that our LTI equity awards are capped at 500 bps above index, so although we performed significantly better than 500 bps above the index in each of the last five years, core compensation has not increased to a corresponding degree.

CORRELATION OF CEO CORE COMPENSATION WITH RELATIVE TSR

(1)	Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

(2)

Represents the difference between PLD’s 3-year annualized TSR and the 3-year annualized weighted TSR index of logistics and large cap REITs of our equity award formula used to determine our annual LTI awards (for the 2015 through 2021 performance years). For the 2014 performance year, the benchmarks of logistics and large cap REITs that were used in our equity award decisions were not aggregated into one weighted benchmark. We instituted our equity award formula starting with the 2015 performance year.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	67

COMPENSATION DISCUSSION AND ANALYSIS

2021 Outperformance Compensation

•

Awards require significant outperformance: Our program allows outperformance earning opportunities only if high-reach hurdles are met, which creates significant value for our stockholders. POP and PPP awards are each only a small fraction of the total associated value created for our stockholders.

–

We created $55.8 billion of value over the performance of MSCI REIT Index, the measurement index that we use to determine whether POP awards are payable. By exceeding PPP hurdles for the relevant performance periods, we created $309 million of value for our stockholders. The corresponding POP and PPP awards paid to our CEO were only 0.04% and 1.4% of the value generated for our stockholders in our outperformance programs, respectively.(1)

(1)

See footnotes to “CEO POP Awards are a Small Fraction of Total Value Created for Stockholders by Exceeding the POP Measurement Index” and “CEO PPP Awards are a Small Fraction of Total Value Created for Stockholders When We Achieved PPP Hurdles.”

(2)

CEO Total Compensation for a performance year includes core compensation (base salary, bonus, annual LTI equity awards and equity paid in lieu of salary) plus PPP awards paid in the performance year and aggregate POP awards paid for any performance periods ending on the applicable performance year.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	68

COMPENSATION DISCUSSION AND ANALYSIS

2021 Outperformance Compensation – POP

Rewards significant relative TSR outperformance and incentivizes long-term retention

•	POP is a critical element of our compensation program:

–

Talent recruiting and retention: In the highly competitive market for talent brought on by the “Great Resignation”, POP is a critical tool used to attract top management talent. Similarly, POP’s long vesting period supports the retention of our NEOs, whose experience is critical to executing our strategy and training our next generation of leaders.

–

Geared toward optimal stockholder return: POP extends to about 100 participants, supporting a teamwork mentality deep in our organization that motivates POP participants across the company to drive long-term outperformance. POP performance hurdles require that significant stockholder value is created for POP awards to pay out.

HOW IT WORKS

Prologis Outperformance Plan (POP)

Rewards High-Reach TSR Outperformance

POP hurdle is 100% formulaic: The POP Award pool funds only if our three-year compound annualized TSR exceeds the applicable measurement index by 100 bps.

- **Monte Carlo simulations showed zero pay out in approximately 65% of scenarios modeled.**
- POP awards did not fund for the first two performance cycles (2012-2014 and 2013-2015) as hurdles were not met.

Absolute maximum pool cap: Total pool is up to 3% of value created for stockholders above the hurdle. The aggregate pool for all ~100 POP participants is subject to an absolute maximum cap of $100M.

- The compensation pool for the 2019-2021 performance period was **only 0.2%** of the value created above the POP measurement index due to the absolute cap.

HOW THE POP PERFORMANCE HURDLE WORKS

TSR
PLD 3-year compound annualized TSR
POP Awards Pool
Up to 3% of value above POP hurdle, subject to $100M cap
Value created for stockholders above POP hurdle
POP hurdle is 100 bps above index
+100 bps
MSCI REIT Index 3-year compound annualized TSR
No POP payout if TSR performance is less than 100 bps above index
TSR

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COMPENSATION DISCUSSION AND ANALYSIS

HOW IT WORKS continued

Prologis Outperformance Plan (POP)

•

No POP payment when absolute TSR is negative: POP awards cannot be paid when our absolute TSR is negative. If a pool funds because our relative TSR exceeds the POP performance hurdle, but our absolute TSR is negative, then the awards will not be paid unless and until absolute TSR becomes positive. The award will expire seven years after the end of the performance period if absolute TSR does not become positive within that period.

•	POP improvements based on stockholder feedback: In response to past stockholder feedback, we:

–

Adopted absolute maximum cap: We implemented a limit on the potential size of the POP award pool by applying an absolute maximum cap of $100 million on the total aggregate POP pool for all participants starting with the 2018-2020 performance period.

–	Although we delivered TSR of 207.9% since 2018, we have maintained the POP maximum award pool cap at $100 million.

–	Adopted extended vesting: We imposed seven-year cliff vesting on the bulk (80%) of earned POP awards.

–

Although the new vesting construct was effective for performance periods starting in 2018, our NEOs demonstrated deep commitment to the company by voluntarily electing to apply this vesting construct retroactively to their awards earned for the 2016-2018 and 2017-2019 performance periods. The NEOs did not receive any benefit in exchange for their election.

Stockholders’ share of POP value creation: 99.8% of the value generated above the POP measurement index for the 2019-2021 performance period

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	70

COMPENSATION DISCUSSION AND ANALYSIS

2021 CEO POP Compensation

$55.8 billion in value created for stockholders above measurement index when POP compensation was awarded

•

By exceeding the MSCI REIT Index 3-year compound annualized TSR for the 2019-2021 performance period, we created $55.8 billion of value for our stockholders. Out of that amount, our CEO earned a $15.0 million POP award. Together with the $5.4 million of holdback awards earned from the 2017-2019 and 2018-2020 performance pools, the total POP awards paid to our CEO were only 0.04% of the $55.8 billion in outperformance value generated for our stockholders.

$274,000 in value created for our stockholders for every $100 paid to our CEO in POP awards.(2)(3)

CEO POP AWARDS(1) ARE A SMALL FRACTION OF TOTAL VALUE CREATED FOR STOCKHOLDERS BY EXCEEDING THE POP MEASUREMENT INDEX(2)

CEO POP awards were only 0.04% of value generated for stockholders by exceeding POP measurement index

(1)

CEO POP award for the 2019-2021 performance period and the holdback awards for the 2016-2018 and 2017-2019 POP performance periods. For a discussion of this award, please see “POP” in the narrative discussion following “Grants of Plan-Based Awards in Fiscal Year 2021.” This graphic is for illustrative purposes and is not spatially proportionate.

(2)

We calculate our outperformance by comparing the aggregate dollar value of our actual TSR versus the aggregate value of our TSR had it tracked the TSR of the MSCI REIT Index over the same period of time. The aggregate dollar value of our TSR is generally the sum of (i) the increase in value of existing and newly issued shares, plus (ii) cumulative dividends including reinvestment. Please see pages 69 and 70 for further detail regarding the outperformance calculation. The dollar value of Prologis’ aggregate TSR over 2019-2021 was $80.4 billion vs. $24.6 billion had our stock performance matched the performance of the index.

(3)

The $20.4 million in POP awards include the $3.4 million and $2.0 million holdback awards earned upon meeting index performance at December 31, 2021 for the 2016-2018 and 2017-2019 performance periods, respectively.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	71

COMPENSATION DISCUSSION AND ANALYSIS

2021 Outperformance Compensation – PPP

Rewards significant operating outperformance of our Strategic Capital ventures

•

Incentivizes Strategic Capital outperformance, a key driver of competitive advantage: Strategic Capital is a high-margin business that accelerates our growth responsibly. The assets held in our Strategic Capital business yield higher returns than the assets we own directly because Strategic Capital generates additional income from management fees as well as “promotes” when applicable ventures perform exceptionally well. As discussed in the following pages, PPP awards are paid exclusively out of the promote fees that Prologis receives, meaning that such awards are available only when substantial value is created for our stockholders through our Strategic Capital business.

•	Strategic Capital investors support the need for PPP: Our Strategic Capital investors want a compensation program tied directly to the success of the funds in which they invest.

•

PPP is a critical recruitment tool: We need a compensation program component tied specifically to our Strategic Capital business to attract the best talent from the finance industry, private real estate companies, and other similar business sectors. PPP resembles the profit-sharing structures typically seen in private equity firms, which aligns our compensation with the expectations of the talent we recruit to Strategic Capital from the private equity industry.

HOW IT WORKS

Prologis Promote Plan (PPP)

Strenuous hurdles: Not unilaterally set by Prologis. Rather, promote hurdles are negotiated at arm's length with our Strategic Capital investors, whose interest is to set high hurdles to drive superior returns. This provides third-party validation of the rigor of these hurdles.

Common promote structure: Promotes are earned by Prologis when investment rates of return ("IRR") exceed the applicable prenegotiated hurdle. Achievement of a promote hurdle often requires us to achieve an IRR for the venture in excess of a 6-9% annualized return. If a hurdle is met, Prologis is paid a promote, which is typically 10-20% of returns above the hurdle. PPP awards are paid out of this promote amount.

Cap: Aggregate PPP awards paid to any individual in any calendar year are **capped at the person's total core compensation amount paid in the two most recent years** (which excludes all POP and PPP awards)

Stockholder alignment: Paid to CEO 100% in equity and to other NEOs 65% in equity

Vesting period: 4 years on the equity portion

Performance period: Typically 3 years

HOW THE PPP HURDLE WORKS

Strategic Capital venture actual IRR performance
Incentive fee ("promote") paid to PLD (typically 10-20% of returns above high hurdle)
Venture returns in excess of promote hurdle
Promote Hurdle
(high reach: commonly 6-9% annualized return over 3-year period)
PPP Compensation Pool
40% of promote
(after subtracting our venture ownership percentage)
EXPECTED ANNUALIZED RETURN BY VENTURE

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COMPENSATION DISCUSSION AND ANALYSIS

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	73

COMPENSATION DISCUSSION AND ANALYSIS

•

PPP awards are highly variable based on promotes: The chart below demonstrates that while PPP awards are paid only when Strategic Capital outperformance justifies payment, PPP award timing and amounts are highly variable depending on promote timing. The value of promotes earned by Prologis in any given year, and therefore the amount of PPP awards paid, depends on the availability of promote calculation opportunities and the timing of performance periods across our Strategic Capital ventures (as well as whether we achieve the performance hurdle).

•

Average annual PPP awards better accounts for variability: Average annual PPP awards over multiple years provides a clearer understanding of the true size of our PPP program because of variance in the availability of promote earning opportunities in our Strategic Capital business and the cadence of performance periods.

AVERAGE ANNUAL PPP AWARDS BETTER REFLECT PROGRAM SIZE

We created an average of $1.1B in value for our stockholders in years when PPP hurdles were met

(1)	See footnotes to “CEO PPP Awards are a Small Fraction of Total Value Created for Stockholders When We Achieved PPP Hurdles.”

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	74

COMPENSATION DISCUSSION AND ANALYSIS

2021 CEO PPP Compensation

$309M in value created for stockholders when PPP compensation was paid

•

71% YOY decrease in CEO PPP compensation: In 2021, our CEO’s PPP compensation decreased by 71% year-over-year. This is not a reflection of a decrease in our Strategic Capital performance. Rather, it is due to the fact that PPP awards are dependent not only on performance, but also on the timing of performance periods and calculation opportunities negotiated with Strategic Capital investors. There were fewer such opportunities in 2021.

Prologis 2021 promote / PPP performance hurdle detail
Across all promotes paid to Prologis in 2021 that gave rise to PPP awards, the weighted average performance period was 4.1 years and the hurdles required a minimum weighted average IRR of 9.4%.
–	Prologis’ net promote revenue in 2021 was $77 million.

–	Prologis also earned a total of $185 million in management and other fees from the ventures that paid promotes to Prologis in 2021.

CEO PPP AWARDS ARE A SMALL FRACTION OF TOTAL VALUE CREATED FOR STOCKHOLDERS WHEN WE ACHIEVED PPP HURDLES(1)

CEO PPP awards were only 1.4% of the total value created for stockholders when we achieved the promote hurdles

(1)

The “total value created for stockholders when we achieved PPP hurdles” is calculated by determining our ownership share of the growth in net asset value (adjusting for dividends) of the applicable ventures during the incentive period, gross of any promote accrual for the applicable ventures, adding in management fees paid by such ventures to Prologis during the same period. The “total value created when we achieved the PPP hurdles” excludes equity transactions that, while impacting net asset value, did not create value for the venture, such as capital contributions, returns of capital, etc. It also excludes Prologis’ ownership share of management fees paid to Prologis by the ventures. In 2021, we also earned PPP awards in relation to our development ventures. Value created with respect to the development ventures was calculated as the stabilized values of all properties subject to a development promote less construction costs. The promotes relevant to this calculation were the promotes related to the PPP awards paid in 2021. This graphic is for illustrative purposes and is not spatially proportionate.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	75

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Elements and Considerations

LTIP Units

•

LTIP Units are profits interests in Prologis, L.P., our operating partnership. Certain executives, including NEOs, may elect to receive LTIP Units in lieu of RSUs. Our NEOs elected to receive all of their equity awards granted in 2021 in LTIP Units, further aligning NEO and stockholder interests.

•	LTIP Units were structured to be generally economically equivalent to RSUs and generally have the same vesting terms as RSUs.

•	All LTIP Units have a two-year mandatory holding period from the date of issuance, in addition to any applicable vesting periods.

NEO waivers of retirement eligibility benefits

•

For any equity awards granted starting in 2017, Mr. Moghadam voluntarily waived any vesting benefits related to meeting retirement-eligibility thresholds under our incentive plan. Vesting under such awards will continue after he terminates employment as long as he continues in a substantial role with the company or its affiliates. Our other NEOs executed a similar waiver applicable to equity awards granted after September 2018.

•	To demonstrate their commitment to our company, our NEOs executed these waivers voluntarily without receiving any benefit in exchange.

•

Had the NEOs not waived such provisions, they would be entitled to certain benefits such as the acceleration of vesting of their equity awards upon termination of employment after they meet the retirement-eligibility thresholds under our compensation plans.

•

In 2020, the Compensation Committee amended the NEO waivers (to the extent such provisions did not already apply to such awards) to allow for continued vesting of certain awards if an NEO performs approved services for the company or community work after termination. The amendment did not change the NEOs’ waivers of their retirement-eligibility benefits.

Senior-level benefits

•

In addition to benefits provided to all other U.S. employees, such as our 401(k) plan, health care and welfare coverage, paid time-off, life and accident insurance and short and long-term disability programs, we offer our NEOs the following senior-level benefits:

–	Deferred compensation plans

–

Retiree medical benefits—upon retirement and having served as a member of the management executive committee (our CEO and certain direct reports) for five consecutive years, executives may continue health coverage under our plans at their own expense

–	Personal use of leased corporate aircraft interest by our CEO if the Company is reimbursed

–	Previously, the company paid for financial planning services and parking for all NEOs. We eliminated both of these benefits beginning in 2021, further reducing already minimal NEO perquisites.

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COMPENSATION DISCUSSION AND ANALYSIS

Change-in-control benefits

•	Our NEOs’ benefits include competitive severance in connection with a change in control to serve the best interests of stockholders during a threatened or actual change in control by:

–	Providing for continuity of our management team’s services

–	Increasing objectivity of our management team in analyzing a proposed change in control and advising the Board if such proposal is in the best interests of stockholders

•	Such benefits apply on a double-trigger basis (change in control has occurred and NEO’s employment status is impacted) and consist of:

–	Cash severance payments that are a multiple of salary and/or cash bonus opportunity levels (generally, two times salary and bonus for NEOs)(1)

–	Accelerated vesting of unvested equity awards, available through change-in-control agreements or long-term equity incentive plans

Risk mitigation

•

Annual Compensation Committee risk assessments of our compensation program: The Compensation Committee monitors the risk profile with respect to compensation policies and practices. No material risks were found.

•

Quarterly reports to Board on company performance against business plan and strategic objectives: The Board provides oversight to ensure that our compensation structure is not driving the company to take excessive operational risks.

•

Internal management controls: Controls and procedures ensure operations are completed in line with governance standards to ensure that excessive risks are not taken, including a series of checks and balances with respect to the commitment of capital.

•

Real estate risk management: Real estate risk management processes monitor key risks associated with our real estate assets, such as levels of occupancy, non-income-producing assets, leverage, foreign currency exposure and other factors.

•	Recoupment policy: This policy is a mechanism to claw back compensation in the event of a financial restatement.

•	Stock ownership guidelines: These guidelines align management interests with stockholders.

Stock ownership guidelines

•	All NEOs and directors are in compliance.

•

The guidelines require stock ownership of at least $10 million for our CEO or a multiple of annual base salary for other officers (3x base salary for other NEOs; and 1x base salary for senior vice presidents, managing directors and regional presidents). The guidelines require share ownership for our directors of 5x the annual Board retainer.

•

Stock eligible under the guidelines includes common stock, vested, unvested (provided that any unvested equity awards counted must be full value awards subject only to time-based vesting and must in no way be contingent upon the achievement of any performance requirement) and deferred equity awards (except stock options), associated dividend equivalents, earned LTIP Units and partnership units exchangeable into our common stock. The guidelines require retention of 50% of net shares received under our equity plans upon certain events until ownership thresholds are met.

(1)

In 2019, the Compensation Committee amended and restated our CEO’s change-in-control agreement to reflect our CEO’s salary decrease to $1, such that change-in-control benefits would continue to apply on a double-trigger basis and are intended to approximate the same benefits as in the original agreement.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	77

COMPENSATION DISCUSSION AND ANALYSIS

Hedging and pledging policies

All hedging and pledging of common stock are prohibited: Our insider trading policy prohibits all NEOs, employees and directors from hedging or pledging shares of our common stock. All our NEOs and directors are currently in compliance with this prohibition.

Compensation recoupment (clawback) policy

The Board has adopted a compensation clawback policy, which provides that in the event of a substantial restatement of our previously issued financial statements, a review will be undertaken by the Board of performance-based compensation awarded to certain officers that was attributable to our financial performance during the time periods restated. If the Board determines that an officer was improperly compensated and that it is in our best interests to recover or cancel such compensation, the Board will pursue all reasonable legal remedies to recover or cancel such performance-based compensation. The policy further provides that if the Board learns of any misconduct by certain officers that caused the restatement, the Board shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer. Such punishment by the Board could include dismissal, legal action for breach of fiduciary duty or such other action to enforce the officer’s obligations to us as may fit the facts surrounding the particular case. In determining the appropriate punishment, the Board may take into account punishments imposed by third parties. The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such third parties.

In addition, if the Compensation Committee determines that a present or former employee has used for profit or disclosed to unauthorized persons confidential or trade secrets of us or any of our affiliates, breached any contract with or violated any fiduciary obligation to us or any of our affiliates, or engaged in any conduct which the committee determines is injurious to us or any of our affiliates, the committee may cause that employee to forfeit his or her outstanding awards under the 2020 Long Term Incentive Plan (“2020 LTIP”). In addition, in exercise of its powers and authorities under the 2020 LTIP, it is the committee’s policy to determine that a participant is in good standing in the course of administering the 2020 LTIP. If a participant is not in good standing, the committee (or its delegate) may cause the participant’s awards, whether vested or unvested, to be forfeited.

Equity grant policy and program administration

Awards are administered by our human resources and stock plan administration departments. Grants are made generally in the first quarter of the year, after promotion, at the time of new hire or in accordance with PPP. Equity grant dates are not scheduled based on the timing of the release of material non-public information.

We discontinued the issuance of stock option awards after February 2011.

Impact of accounting and tax treatment

To the extent reasonable and allowable, executive compensation will be deductible by the company for federal income tax purposes. However, the Compensation Committee may design compensation program components that are not deductible. In addition, in December 2020, the Internal Revenue Service released final regulations under 162(m), which may limit the future deductibility of certain executive compensation amounts. Because we intend to qualify as a REIT under the Internal Revenue Code, we generally distribute 100% of our net taxable income each year, and as a result do not pay U.S. federal income tax. As such, we do not expect the possible loss of executive compensation deductions to have a material impact on us. We intend that executive compensation comply with 409A of the Internal Revenue Code, which may impose additional taxes on our NEOs for Section 409A. In addition, we expense base salaries and annual bonus awarded in the year they are earned. In accordance with ASC Topic 718, we expense the value of equity awards granted over the vesting period of such grants.

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COMPENSATION DISCUSSION AND ANALYSIS

Talent and Compensation Committee Report

We, the members of the Talent and Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the company and, based on such review and discussion, have recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference of this proxy statement, the company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Talent and Compensation Committee:

George L. Fotiades (Chair)

David P. O’Connor

William D. Zollars

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SUMMARY COMPENSATION TABLE

Summary Compensation Table for Fiscal Year 2021*

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus(1)(2)(3) ($) (d)	Stock Awards(3)(4)(5)(6) ($) (e)	Non-Equity Incentive Plan Compensation(6) ($) (g)	All Other Compensation(7) ($) (i)	Total ($) (j)

Hamid Moghadam	2021	$1	$2,625,000	$22,263,989	—	$12,500	$24,901,490
Chief Executive Officer	2020	$1	$1,500,000	$32,851,741	—	$80,935	$34,432,677
	2019	$1	$1,800,000	$28,499,922	—	$83,515	$30,383,438

Thomas Olinger	2021	$600,000	$1,312,500	$5,491,318	$608,204	$25,500	$8,037,522
Chief Financial Officer	2020	$600,000	$750,000	$7,942,733	$2,121,982	$48,985	$11,463,700
	2019	$600,000	$750,000	$7,787,616	$1,812,766	$43,565	$10,993,947

Eugene Reilly	2021	$696,539	$1,837,500	$6,847,295	$608,204	$25,500	$10,015,038
Chief Investment Officer	2020	$600,000	$750,000	$9,668,732	$2,121,982	$48,050	$13,188,764
	2019	$600,000	$1,150,000	$8,537,585	$1,812,766	$41,867	$12,142,218

Gary Anderson	2021	$648,269	$1,535,625	$6,397,331	$608,204	$25,500	$9,214,929
Chief Operating Officer	2020	$600,000	$750,000	$8,818,700	$2,121,982	$48,445	$12,339,127
	2019	$600,000	$925,000	$7,787,616	$1,812,766	$44,552	$11,169,934

Edward Nekritz	2021	$648,269	$1,478,750	$6,097,318	$608,204	$25,500	$8,858,041
Chief Legal Officer and	2020	$600,000	$750,000	$8,818,700	$2,121,982	$48,445	$12,339,127
General Counsel	2019	$600,000	$925,000	$7,787,616	$1,812,766	$41,405	$11,166,787

*	Columns (f) and (h) have been omitted from this table because they are not applicable.

(1)

No salary or bonus amounts were deferred under our nonqualified deferred compensation plans in any year (see the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2021 table below). Amounts deferred under the Prologis 401(k) Savings Plan (“401(k) Plan”) at the election of the NEO from salary and/or bonus payments are included in the amounts presented in columns (c) or (d) and are as follows:

•	Mr. Olinger, Mr. Reilly, Mr. Anderson and Mr. Nekritz: $26,000 in 2021, $26,000 in 2020 and $25,000 in 2019.

(2)	Bonuses earned for a fiscal year are paid in the subsequent fiscal year (e.g., the bonuses in column (d) earned for performance in 2021 were paid in the first quarter of 2022).

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SUMMARY COMPENSATION TABLE

(3)

The value of equity awards received is equal to 100% of the cash bonus exchanged and, as no exchange premium applied, such awards were fully vested upon issuance on March 13, 2020, March 3, 2021, and February 24, 2022, respectively. The amount in column (d) includes the actual bonus awarded to the NEO participating in the bonus exchange regardless of whether cash or stock awards were received.

Name	Year(i)	Annual Cash Bonus Award(ii)	Amount Exchanged(iii)	Exchanged Equity Value(iv)	# of Shares or Units(v)
Mr. Moghadam	2021	$2,625,000	$2,625,000	$2,625,000	17,108
	2020	$1,500,000	$1,500,000	$1,500,000	14,034
	2019	$1,800,000	$1,800,000	$1,800,000	19,094
Mr. Olinger	2021	$1,312,500	$1,312,500	$1,312,500	8,554
	2020	$ 750,000	$ 750,000	$750,000	7,017
	2019	$ 750,000	$ 750,000	$750,000	7,955
Mr. Reilly	2021	$1,837,500	$1,837,500	$1,837,500	11,976
	2020	$ 750,000	$ 750,000	$750,000	7,017
	2019	$1,150,000	$1,150,000	$1,150,000	12,199
Mr. Anderson	2021	$1,535,625	$1,535,625	$1,535,625	10,008
	2020	$ 750,000	$ 750,000	$750,000	7,017
	2019	$ 925,000	$ 925,000	$925,000	9,812
Mr. Nekritz	2021	$1,478,750	$1,478,750	$1,478,750	9,637
	2020	$ 750,000	$ 750,000	$750,000	7,017
	2019	$ 925,000	$ 925,000	$925,000	9,812

(i)	This is the year that the bonus is presented in the Summary Compensation Table. Bonuses for each year were awarded in the first quarter of the following year.

(ii)	Represents the bonus awarded to the NEO before the bonus exchange election.

(iii)

This column reflects the value of the bonus award that the NEO has elected to exchange. All NEOs elected to exchange 100% of their bonuses for 2021, 2020 and 2019. Accordingly, the NEOs exchanged the bonus amounts reflected in column (iii) for equity, and received the remainder of their bonus amounts, if any, in cash.

(iv)

Represents the total equity award granted to the NEO under the bonus exchange calculated based on the closing price of our common stock on the date the bonus is awarded. For all years presented, each NEO elected to receive the equity award in the form of LTIP Units.

(v)	Information on how we value equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2021 table below.

(4)

Includes equity compensation contingent on performance paid in lieu of salary. The Compensation Committee determined that the maximum value ($999,999) of Mr. Moghadam’s equity compensation contingent on 2020 performance in lieu of 2020 salary would be paid as company performance was greater than target using our corporate score assessed against our annual bonus plan metrics. 2021 LTIP Units issued on March 3, 2021 (approved by the Compensation Committee on February 2, 2021), were 9,356 LTIP Units valued at $999,969.

(5)

Amounts represent the value of equity awards granted in each year including awards granted under our annual LTI equity award program, awards granted under PPP, the allocation of the POP compensation pool to the NEO for the applicable performance period and awards granted to Mr. Moghadam contingent on performance in lieu of salary.

Annual LTI Equity Incentive Awards:

Under our annual LTI equity award program, we generally grant equity awards in the first quarter for the performance period ended in the previous year. For example, the annual awards in column (e) for 2021 were granted in February 2021 but were based on a performance period that ended in 2020. The amount of each NEO’s annual award is based on performance criteria and the award is also subject to continued employment.

•	2021 LTIP Units issued on March 3, 2021 (approved by the Compensation Committee on February 2, 2021), were:

Mr. Moghadam—115,784 LTIP Units valued at $12,374,994

Mr. Olinger—29,472 LTIP Units valued at $3,149,967

Mr. Reilly—36,489 LTIP Units valued at $3,899,944

Mr. Anderson—32,279 LTIP Units valued at $3,449,980

Mr. Nekritz—29,472 LTIP Units valued at $3,149,967

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SUMMARY COMPENSATION TABLE

   The number of LTIP Units was determined using the closing price of our common stock on the award grant date of February 2, 2021 ($106.88). This is the value used for accounting purposes to expense the grant.

•	2020 LTIP Units issued on March 13, 2020 (approved by the Compensation Committee on January 17, 2020), were:

Mr. Moghadam—131,271 LTIP Units valued at $12,374,917

Mr. Olinger—30,232 LTIP Units valued at $2,849,971

Mr. Reilly—42,431 LTIP Units valued at $3,999,970

Mr. Anderson—33,414 LTIP Units valued at $3,149,938

Mr. Nekritz—33,414 LTIP Units valued at $3,149,938

   The number of LTIP Units was determined using the closing price of our common stock on the award grant date of January 17, 2020 ($94.27). This is the value used for accounting purposes to expense the grant.

•	2019 LTIP Units issued on March 8, 2019 (approved by the Compensation Committee on February 11, 2019), were:

Mr. Moghadam—174,197 LTIP Units valued at $12,374,955

Mr. Olinger—44,341 LTIP Units valued at $3,149,985

Mr. Reilly—54,898 LTIP Units valued at $3,899,954

Mr. Anderson—44,341 LTIP Units valued at $3,149,985

Mr. Nekritz—44,341 LTIP Units valued at $3,149,985

The number of LTIP Units was determined using the closing price of our common stock on the award grant date of February 11, 2019 ($71.04). This is the value used for accounting purposes to expense the grant.

Information on how we value equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2021 table below. Also see “Compensation Discussion and Analysis.”

POP:

The values in column (e) include the NEO’s allocation of the estimated compensation pool value awarded under POP. This value is included in the NEO’s compensation even though there is no assurance that the value of the allocation will ever be realized by the NEO.

•

2021 (2021-2023 Performance Period): Values of the allocation as of the date of the allocation (January 4, 2021) were: Mr. Moghadam ($4,545,000), Mr. Olinger ($1,212,000), Mr. Reilly ($1,818,000), Mr. Anderson ($1,818,000) and Mr. Nekritz ($1,818,000).

•

2020 (2020-2022 Performance Period): Values of the allocation as of the date of the allocation (January 2, 2020) were: Mr. Moghadam ($4,320,000), Mr. Olinger ($1,152,000), Mr. Reilly ($1,728,000), Mr. Anderson ($1,728,000) and Mr. Nekritz ($1,728,000).

•	2019 (2019-2021 Performance Period): Values of the allocation as of the date of the allocation (January 2, 2019) were: Mr. Moghadam ($3,180,000) and all other NEOs (each $1,272,000).

POP and the exchange of the compensation pool allocation for POP LTIP Units are discussed below in the narrative that follows the “Grants of Plan-Based Awards in Fiscal Year 2021” table.

(6)

Awards in the form of cash and/or equity awards were granted to participating employees, including all of the NEOs, in March 2021, December 2021, March 2020, September 2020, March 2019, November 2019 and December 2019 under PPP. The value of the equity portion of the award is included in column (e) based on the fair value on the grant date of the equity awards. The cash portion of the award is included in column (g). Because it is not possible to determine whether any incentive fees or promotes will be received in future years, only awards resulting from compensation pools that have funded are included in the compensation of the NEOs. All PPP awards paid in 2021, 2020 and 2019 vest over four years.

•

PPP awards paid in 2021: All of Mr. Moghadam’s 2021 PPP awards were paid in the form of equity (in aggregate, 29,622 LTIP Units or $4,344,026). For each of the other NEOs, 35% of the 2021 PPP awards were in the form of cash (in aggregate $608,204). Mr. Olinger, Mr. Reilly, Mr. Anderson and Mr. Nekritz received 65% of their 2021 PPP awards in the form of equity (in aggregate, 7,701 LTIP Units or $1,129,351). The LTIP Units were valued at $102.11, $162.56 and $161.39 per share, the closing price of our common stock on the grant date (March 18, 2021, December 15, 2021, and December 20, 2021, respectively).

•

PPP awards paid in 2020: All of Mr. Moghadam’s 2020 PPP awards were paid in the form of equity (in aggregate, 151,213 LTIP Units or $15,156,902). For each of the other NEOs, 35% of the 2020 PPP awards were in the form of cash (in aggregate $2,121,982). Mr. Olinger, Mr. Reilly, Mr. Anderson and Mr. Nekritz received 65% of their 2020 PPP awards in the form of equity (in aggregate, 39,315 LTIP Units or $3,940,762). The LTIP Units were valued at $88.27 and $101.74 per share, the closing price of our common stock on the grant date (March 2, 2020, and August 19, 2020, respectively).

•

PPP awards paid in 2019: All of Mr. Moghadam’s 2019 PPP awards were paid in the form of equity (in aggregate, 152,764 LTIP Units or $12,944,967). For each of the other NEOs, 35% of the 2019 PPP awards were in the form of cash (in aggregate $1,812,766). Mr. Olinger, Mr. Reilly, Mr. Anderson and Mr. Nekritz received 65% of their 2019 PPP awards in the form of equity (in aggregate, 39,718 LTIP Units or $3,365,631). The LTIP Units were valued at $69.88, $90.29 and $90.56 per share, the closing price of our common stock on the grant date (March 1, 2019, November 22, 2019, and December 5, 2019, respectively).

Additional information on the allocations of PPP compensation pools and how they are valued is included in the narrative that follows the “Grants of Plan-Based Awards in Fiscal Year 2021” table.

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SUMMARY COMPENSATION TABLE

(7)	The amounts in column (i) represent the other compensation amounts paid to each of the NEOs in 2021, 2020 and 2019. These amounts include the following items:

		401(k) Plan Match	Financial Planning Services(a)	Parking(a)	Other(b)	Totals(c)
Mr. Moghadam	2021	—	—	—	$12,500	$12,500
	2020	—	$66,500	$1,935	$12,500	$80,935
	2019	—	$63,275	$7,740	$12,500	$83,515
Mr. Olinger	2021	$13,000	—	—	$12,500	$25,500
	2020	$17,100	$18,095	$1,290	$12,500	$48,985
	2019	$8,250	$17,655	$5,160	$12,500	$43,565
Mr. Reilly	2021	$13,000	—	—	$12,500	$25,500
	2020	$17,100	$18,095	$ 355	$12,500	$48,050
	2019	$8,250	$17,655	$1,418	$14,544	$41,867
Mr. Anderson	2021	$13,000	—	—	$12,500	$25,500
	2020	$17,100	$18,095	$ 750	$12,500	$48,445
	2019	$8,250	$17,655	$3,000	$15,647	$44,552
Mr. Nekritz	2021	$13,000	—	—	$12,500	$25,500
	2020	$17,100	$18,095	$ 750	$12,500	$48,445
	2019	$8,250	$17,655	$3,000	$12,500	$41,405
(a)

In 2019 and 2020, we provided financial planning services and parking, if applicable, to certain employees, including the NEOs, based on their position with the company. In 2021, we eliminated financial planning and parking benefits for our NEOs.

(b)	For 2021 includes: matching charitable contributions by the company’s charitable foundation.

For 2020 includes: matching charitable contributions by the company’s charitable foundation.

For 2019 includes: (i) matching charitable contributions by the company’s charitable foundation and (ii) anniversary gift for Mr. Reilly and Mr. Anderson.

Our charitable foundation will match the amount of charitable contributions to qualifying organizations made by our directors and all of our employees. The annual maximum amount of matching contributions in one year applicable to our NEOs is $12,500, not including amounts matched under special matching initiatives related to specific events, such as natural disasters. Matching contributions available in a particular year that are not used may be carried over to the subsequent year. Amounts reported represent charitable contributions of our charitable foundation that were paid directly to outside organizations during the calendar year to match qualifying contributions made by the NEOs during that year and can also include amounts carried over from previous years.

(c)

No perquisite amounts are reported in any year for any of the NEOs as the aggregate amount of the incremental costs of any perquisites for an individual NEO does not exceed $10,000 in any year. In 2021, 2020 and 2019, a leased corporate aircraft was used for non-business purposes by Mr. Moghadam. The incremental costs to the company for Mr. Moghadam were de minimis and reimbursed by him. These amounts are not included for Mr. Moghadam in 2019, 2020 and 2021 because the total of perquisites did not exceed $10,000. In 2020, a leased corporate aircraft was used for non-business purposes by Mr. Olinger. The incremental costs to the company for Mr. Olinger were de minimis and reimbursed by him. These amounts are not included for Mr. Olinger in 2020 because the total of perquisites did not exceed $10,000. In 2021, a leased corporate aircraft was used for non-business purposes by Mr. Reilly and Mr. Anderson. The incremental costs to the company for Mr. Reilly and Mr. Anderson were de minimis and reimbursed by them. These amounts are not included for Mr. Reilly and Mr. Anderson in 2021 because the total perquisites did not exceed $10,000.

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GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards in Fiscal Year 2021*

	Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)		Target (g)	Maximum ($) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)
Hamid Moghadam	01/04/21	(1)	$4,545,000	$15,000,000	—	$4,545,000
	03/03/21	(2)	—	—	115,784	$12,374,994
	03/03/21	(3)	—	—	9,356	$999,969
	03/18/21	(4)	—	—	7,736	$789,923
	12/29/21	(4)	—	—	21,886	$3,554,103
Thomas Olinger	01/04/21	(1)	$1,212,000	$4,000,000	—	$1,212,000
	03/03/21	(2)	—	—	29,472	$3,149,967
	03/18/21	(4)	—	—	2,011	$205,343
	12/29/21	(4)	—	—	5,690	$924,008
Eugene Reilly	01/04/21	(1)	$1,818,000	$6,000,000	—	$1,818,000
	03/03/21	(2)	—	—	36,489	$3,899,944
	03/18/21	(4)	—	—	2,011	$205,343
	12/29/21	(4)	—	—	5,690	$924,008
Gary Anderson	01/04/21	(1)	$1,818,000	$6,000,000	—	$1,818,000
	03/03/21	(2)	—	—	32,279	$3,449,980
	03/18/21	(4)	—	—	2,011	$205,343
	12/29/21	(4)	—	—	5,690	$924,008
Edward Nekritz	01/04/21	(1)	$1,818,000	$6,000,000	—	$1,818,000
	03/03/21	(2)	—	—	29,472	$3,149,967
	03/18/21	(4)	—	—	2,011	$205,343
	12/29/21	(4)	—	—	5,690	$924,008
*

Columns (c) through (f), (j) and (k) have been omitted from this table because they are not applicable. Does not include bonus exchanged for equity (valued at 100% of the bonus) paid in 2022 for the 2021 performance year or paid in 2021 for the 2020 performance year. See footnote 3 to the Summary Compensation Tables for fiscal years 2021 and 2022.

(1)

Represents the allocation of the estimated POP compensation pool in January 2021 for the 2021-2023 performance period. Since POP rewards only extraordinary performance, there is no Threshold value. Notwithstanding the values of allocations shown in this table, there can be no assurance that the company’s performance at the end of an applicable performance period will result in any payment under POP. The amount in column (h) represents the NEO’s allocation of the maximum pool value for the 2021-2023 Performance Period of $100.0 million. The value in column (l) is the grant-date fair value of the NEO’s allocation based on a valuation of the future compensation pool using a Monte Carlo simulation as of the grant date to estimate a fair value for accounting purposes, estimated at $30.3 million. We used the grant date fair value of the award as an estimate of target value because payments under the award ultimately will be based on performance relative to the MSCI REIT Index over the performance period. Please see discussion regarding POP below. Awards under POP may be paid in either cash or equity (with an additional seven-year cliff vesting requirement on 80% of the applicable award and no additional vesting on 20% of the applicable award). The Compensation Committee has determined that the awards for the 2021-2023 Performance Period will be paid in equity, if at all. POP LTIP Units for the 2021-2023 performance period were issued on December 13, 2021.

(2)

Represents the annual long-term equity incentive awards for the performance year ended in 2020 that were granted in 2021. These awards were approved by the Compensation Committee on February 2, 2021, at which time the NEO elected to receive the award in the form of LTIP Units. The LTIP Units were issued on March 3, 2021, and vest ratably over a four-year period. The value in column (l) represents the award in column (i) valued at $106.88 per share, which was the closing price of our common stock on February 2, 2021. This value is used for accounting purposes to expense the grant. Annual long-term equity incentive awards for the performance year ended in 2021 were granted by the Compensation Committee in February 2022 and are not included in this table. See “Compensation Discussion and Analysis.”

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GRANTS OF PLAN-BASED AWARDS

(3)

Represents equity compensation contingent on 2020 performance in lieu of 2020 salary and granted in 2021. The Compensation Committee determined that the maximum value of this award ($999,999) would be paid as company performance was greater than target using our corporate score assessed against our annual bonus plan metrics. The LTIP Units were issued on March 3, 2021, and vest ratably over a four-year period. The value in column (l) represents the award in column (i) valued at $106.88 per share, which was the closing price of our common stock on February 2, 2021, the date the Compensation Committee approved the award. This value is used for accounting purposes to expense the grant.

(4)

The NEO was awarded a compensation opportunity through participation in PPP. PPP compensation pools were determined in March 2021 and December 2021 after incentive fees, or promotes, were earned and paid to us by six of our co-investment ventures. As a result, the NEOs each earned PPP awards related to these promotes. Mr. Moghadam’s entire award was paid in the form of equity, and the remaining NEOs’ awards were paid in the form of cash (35%) and equity (65%). Mr. Olinger, Mr. Reilly, Mr. Anderson and Mr. Nekritz elected to receive the equity portion of their award in the form of LTIP Units. The LTIP Units were issued in March 2021 and December 2021 and vest ratably over a four-year period. The values of the LTIP Units granted are included in column (l) of this table based on the fair value of $102.11 per share for the March 2021 grant, $162.56 and $161.39 per share for the December 2021 grants which were the closing prices of our common stock on March 18, 2021, December 15, 2021 and December 20, 2021, respectively (the dates the Compensation Committee granted the awards). This value is used for accounting purposes to expense the grant. See “Compensation Discussion and Analysis.”

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DISCUSSION OF SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS

Narrative Discussion to the Summary Compensation Table for Fiscal Year 2021 and the Grants of Plan-Based Awards in Fiscal Year 2021 Table

Equity compensation plans

At our annual meeting on April 29, 2020, our stockholders approved and adopted the Prologis, Inc. 2020 Long-Term Incentive Plan (the “2020 LTIP”). The 2020 LTIP enables our executive officers, employees, directors and consultants to participate in the ownership of the company and allows us to attract and retain our executive officers, other employees and directors, as well as provide incentives to such persons to maximize our company performance.

In addition, we have other equity compensation plans under which equity awards were outstanding as of December 31, 2021:

•

the Amended and Restated 2002 Stock Option and Incentive Plan and the Third Amended and Restated 1997 Stock Option and Incentive Plan, collectively, the “AMB Plans,” which were both approved by our stockholders;

•	the Prologis 2012 Long-Term Incentive Plan (the “2012 LTIP”), which was approved by our stockholders; and

•

the ProLogis 2006 Long-Term Incentive Plan, the ProLogis 2000 Share Option Plan for Outside Trustees and the ProLogis 1997 Long-Term Incentive Plan, collectively, the “Trust Plans,” which were assumed by us under the Merger agreement with all outstanding awards converted based on the Merger exchange ratio. The Trust Plans were approved by shareholders of the Trust.

All future equity awards will be granted from the 2020 LTIP (or its successor plan) and we will no longer grant any awards from the 2012 LTIP, the AMB Plans or the Trust Plans. The available shares of common stock reserved for issuance under the 2012 LTIP, AMB Plans and the Trust Plans as of April 29, 2020, were added to the share reserve of the 2020 LTIP. All outstanding awards under the 2012 LTIP, AMB Plans and the Trust Plans will remain outstanding until they vest, expire or are forfeited by the participant. At December 31, 2021, we had 33.8 million shares reserved or available for issuance under our plans, including 4.6 million shares of common stock to be issued upon vesting of awards previously granted and 23.2 million shares of common stock remaining available for future issuance under our plans.

The 2020 LTIP does not expire but no further awards can be granted under the plan after the tenth anniversary date of the plan’s approval. The 2020 LTIP does not permit re-pricing of stock options without stockholder approval. Participants, including non-employee directors, in the 2020 LTIP may receive stock options, stock appreciation rights and full value awards, including dividend equivalents. Only employees may receive incentive stock options under the 2020 LTIP; however, we have not granted incentive stock options in the past and currently do not intend to grant stock options of any kind.

For further detail, please see “Equity Compensation Plans” below.

Equity award terms

We currently intend to grant LTIP Units and RSUs for annual LTI equity and PPP awards. Restricted stock awards were last granted in 2012, and stock options were last granted in 2011. In addition, we provided certain executives with opportunities to earn awards under POP. Beginning in 2014, we offered to certain executives the option to elect to receive LTIP Units in lieu of RSUs that may be granted to them under our compensation program. The general terms of our equity awards outstanding at December 31, 2021, are as follows:

RSUs

Each RSU is convertible into one share of common stock upon vesting. RSUs granted since the 2018 annual grant cycle vest ratably over a period of four years, such that 25% of the award vests each year of the four-year period. Going forward, we intend to grant RSUs for annual LTI equity awards and PPP awards with four-year vesting periods. RSUs granted in accordance with the 2018 POP amendment will have a seven-year cliff vesting period (i.e., the entire award vests on a specified future date) after the end of the initial three-year performance period. RSUs have no voting rights. Certain awards, such as special grants due to hiring or retention considerations, may have different vesting terms, including cliff

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DISCUSSION OF SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS

vesting terms. Equity received by the NEOs in exchange for their bonus are fully vested upon issuance. Generally, RSUs earn dividend equivalents (either cash or equity) over the vesting period under the same payment terms as dividends paid on our common stock. RSUs are valued based on the closing price of our common stock on the grant date.

LTIP Units

Certain participants in the 2020 LTIP can elect to receive LTIP Units instead of RSUs. LTIP Units have similar terms to RSUs with respect to vesting provisions, voting rights and dividends. LTIP Units are different from POP LTIP Units granted under POP (as discussed below). LTIP Units are structured with the intent that the units will generally be economically equivalent to the RSUs that would be issued for the applicable awards and generally have the same vesting terms as the RSUs that are granted. Under certain conditions, an LTIP Unit is convertible into a common unit and then redeemable for one share of our common stock, or at our option, cash. Among other conditions, LTIP Units cannot be converted until they are vested and a waiting period of two years from the date of issuance is complete. Like RSUs, LTIP Units earn cash distributions equal to the dividend paid on our common stock. After vesting and other conditions are met, LTIP Units remain outstanding until such time as the holder of the LTIP Units elects to convert.

For any equity awards granted starting in 2017, including issuances of LTIP Units, Mr. Moghadam has waived any vesting benefits related to meeting retirement-eligibility thresholds under our incentive plan. Our other NEOs executed a similar waiver applicable to equity awards granted after September 2018. In accordance with a 2020 amendment to such waivers, vesting under such awards will continue after the NEOs terminate employment as long as the NEO performs approved community work or services for the company. The 2020 amendment did not impact the NEOs’ waiver of their retirement-eligibility benefits.

POP

Please see “Compensation Discussion and Analysis” for a discussion of the general structure of POP and how it fits into our overall compensation program.

Under POP, NEOs are allocated a percentage of a potential compensation pool for each performance period (the “POP Allocations”). We made POP Allocations to the NEOs in 2021 for the 2021-2023 performance period, in 2020 for the 2020-2022 performance period and in 2019 for the 2019-2021 performance period.

The POP Allocations are valued using a Monte Carlo simulation as of the grant date. POP Allocations were structured with the intent that the allocations have no economic value to the participants unless and until performance criteria are met and an award is paid for the applicable performance period.

For the 2021-2023 and 2020-2022 performance periods, the Compensation Committee made POP Allocations to the NEOs such that 15% of the compensation pool will be paid to Mr. Moghadam, 6% of the compensation pool will be paid to each of Mr. Reilly, Mr. Anderson and Mr. Nekritz and 4% of the compensation pool will be paid to Mr. Olinger if such awards are earned. For the 2019–2021 and 2018–2020 performance periods, the Compensation Committee made POP Allocations to the NEOs such that 15% of the compensation pool will be paid to Mr. Moghadam and 6% of the compensation pool will be paid to each of the other NEOs if such awards are earned. In allocating the percentage of the compensation pools to the NEOs, the Compensation Committee took into consideration external market data concerning the typical ratio of CEO compensation to that of other NEOs and employees. The Compensation Committee generally allocated a smaller portion of the total compensation pool to the NEOs relative to the other participants than is typical in the outperformance plans of other companies the committee reviewed at the inception of the plan. The compensation pool for each performance period covered approximately 100 participants at the beginning of each performance period.

Earned POP awards can be paid in either cash or equity. The Compensation Committee has determined that the awards will be paid, if at all, in equity. Earned POP awards cannot be paid unless and until absolute TSR becomes positive. Any earned POP award will expire seven years after the end of the performance period if absolute TSR does not become positive within that period.

POP LTIP Units. Certain members of the executive management team, including the NEOs, elected to exchange their POP Allocations for special LTIP Units (the “POP LTIP Units”) as defined under the operating partnership agreement of Prologis, L.P., as amended and/or restated from time to time.

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The POP LTIP Units are structured with the intent that the units will be comparable economically to the awards under POP. A participant electing to receive the POP LTIP Units will receive the same percentage of the pool as if the participant had not participated in the exchange. Like other forms of awards under the plan, the POP LTIP Units will have no economic value to the participants until and unless the performance criteria are achieved at the end of a performance period and other conditions are met. Once the Compensation Committee determines whether the performance criteria have been met, the POP LTIP Units will be forfeited to the extent not earned based on the terms of POP. To the extent an award is earned, an NEO will retain the number of POP LTIP Units equal in economic value to the percentage of the performance pool originally allocated to the NEO at the beginning of the applicable performance period. Any POP LTIP Units in excess of such amount will be forfeited. Additional LTIP Units will be issued to true up the original number of POP LTIP units issued for the performance period to the extent such original issuance was insufficient to cover the value of the earned award.

Upon the satisfaction of certain conditions, including achievement of the relevant performance criteria, each POP LTIP Unit may be convertible into a common unit of the operating partnership and then redeemable for one share of our common stock, or cash at our option.

As has become standard tax structuring for profits interests that only vest if performance hurdles are met, the POP LTIP Units are entitled to distributions during the performance period equal to 10% of our common stock dividend. However, contrary to most performance-based programs at other REITs, we are requiring participants to make a significant, non-refundable capital contribution for the POP LTIP Units they receive. This feature is intended to make POP LTIP Units comparable economically to POP Allocations to applicable participants. This structure is designed so that participants receive no additional compensation as a result of the exchange of POP Allocations into POP LTIP Units. This creates downside risk for participants if the performance hurdles are not achieved causing the forfeiture of the capital invested in their POP LTIP Units.

As such, the issuance of POP LTIP Units in exchange for POP Allocations does not affect the compensation amounts for the NEOs in the Summary Compensation Table or in the Grants of Plan-Based Awards Table. The exchange of the POP LTIP Units for POP Allocations does not result in incremental fair value for accounting purposes and does not change the total compensation of the NEOs. As a result, the issuance of the POP LTIP Units in exchange for POP Allocations does not change the presentation of the value of the POP Allocations in the Summary Compensation Table or in the Grants of Plan-Based Awards Table.

As discussed in the Compensation Discussion and Analysis, the POP compensation pool only funds if and to the extent our three-year, compound annualized TSR exceeds the three-year compound annualized TSR of the MSCI REIT Index by 100 basis points.

•

2016-2018 performance period: This performance period began on January 1, 2016, and ended on December 31, 2018, and included 110 participants at its start. The grant-date fair value of the potential compensation pool on June 3, 2016, the date POP Allocations were awarded, was $26.6 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 23%; (ii) expected volatility of the MSCI REIT Index of 18%; and (iii) correlation between our common stock and the MSCI REIT Index of 89%. The potential compensation pool was capped at $115.0 million, which was 0.5% of our equity market capitalization at December 31, 2015. Awards for the 2016-2018 performance period were determined by the Compensation Committee on January 9, 2019, resulting in pool funding of $115.0 million. Of the total pool, $75.0 million was paid to participants, including the NEOs, in 2019 in the form of equity subject to the holding and vesting requirements as described below. The holdback pool in excess of the $75.0 million is payable in three approximately equal installments after the first, second and third anniversary of the end of the 3-year performance period, respectively, subject to our continued TSR performance at least equal to the MSCI REIT Index. On January 18, 2022, January 15, 2021 and January 15, 2020, the Compensation Committee certified that our performance exceeded the MSCI REIT Index and awarded one-third of the holdback pool to participants including the NEOs. Such awards included $2.0 million awards paid to Mr. Moghadam and $0.8 million awards paid to each of our other NEOs on January 2022, 2021 and 2020.

•

2017-2019 performance period: This performance period began on January 1, 2017, and ended on December 31, 2019, and included 112 participants at its start. The grant-date fair value of the potential compensation pool on January 3, 2017, the date POP Allocations were awarded, was $20.4 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 25%; (ii)

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DISCUSSION OF SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS

expected volatility of the MSCI REIT Index of 19%; and (iii) correlation between our common stock and the MSCI REIT Index of 88%. The potential compensation pool was capped at $142.1 million, which was 0.5% of our equity market capitalization at December 31, 2016. Awards for the 2017-2019 performance period were determined by the Compensation Committee on January 15, 2020, resulting in pool funding of $142.1 million. Of the total pool, $75.0 million was paid to participants, including the NEOs, in 2020 in the form of equity subject to subject to the holding and vesting requirements as described below with respect to the NEO awards. The holdback pool in excess of the $75.0 million is payable in three approximately equal installments after the first, second and third anniversary of the end of the 3-year performance period, respectively, subject to our continued TSR performance at least equal to the MSCI REIT Index. On January 18, 2022, and January 15, 2021, the Compensation Committee certified that our performance exceeded the MSCI REIT Index and awarded one-third of the holdback pool to participants including the NEOs. Such awards included a $3.4 million award paid to Mr. Moghadam and $1.3 million awards paid to each of our other NEOs in January 2022 and 2021. The remaining amount will be paid in accordance with the plan as described below.

•

2018-2020 performance period: This performance period began on January 1, 2018, and ended on December 31, 2020, and included 113 participants at its start. The value of the potential compensation pool on January 2, 2018, the date POP Allocations were awarded, was $22.7 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 19%; (ii) expected volatility of the MSCI REIT Index of 14%; and (iii) correlation between our common stock and the MSCI REIT Index of 87%. The potential compensation pool was capped at $100.0 million. Awards for the 2018-2020 performance period were determined by the Compensation Committee on January 15, 2021, resulting in pool funding of $100.0 million. Awards were paid to the NEOs in the form of equity subject to the holding and vesting requirements as described below. Such awards included a $15 million award paid to Mr. Moghadam and $6 million awards paid to each of our other NEOs.

•

2019-2021 performance period: This performance period began on January 1, 2019, and ended on December 31, 2021, and included 131 participants at its start. The value of the potential compensation pool on January 2, 2019, the date POP Allocations were awarded, was $21.2 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 19%; (ii) expected volatility of the MSCI REIT Index of 15%; and (iii) correlation between our common stock and the MSCI REIT Index of 87%. Awards for the 2019-2021 performance period were determined by the Compensation Committee on January 18, 2022, resulting in pool funding of $100.0 million. Awards are paid to the NEOs in the form of equity subject to the holding and vesting requirements as described below. Such awards included a $15 million award paid to Mr. Moghadam and $6 million awards paid to each of our other NEOs.

•

2020-2022 performance period: This performance period began on January 1, 2020, and will end on December 31, 2022, and included 114 participants at its start. The value of the potential compensation pool on January 2, 2020, the date POP Allocations were awarded, was $28.8 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 19%; (ii) expected volatility of the MSCI REIT Index of 13%; and (iii) correlation between our common stock and the MSCI REIT Index of 81%. The potential compensation pool was capped at $100.0 million. As of December 31, 2021, the projected value of this compensation pool was $100.0 million.

•

2021-2023 performance period: This performance period began on January 1, 2021, and will end on December 31, 2023, and included 111 participants at its start. The value of the potential compensation pool on January 4, 2021, the date POP Allocations were awarded, was $30.3 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 32%; (ii) expected volatility of the MSCI REIT Index of 29%; and (iii) correlation between our common stock and the MSCI REIT Index of 82%. The potential compensation pool was capped at $100.0 million. As of December 31, 2021, the projected value of this compensation pool was $100.0 million.

In 2018, our NEOs voluntarily elected to apply long-term cliff vesting to 80% of any awards earned for the 2016-2018 and 2017-2019 performance periods. Under their election, 20% of amounts earned under applicable hurdles will be paid at the time applicable hurdles are met. A holding requirement will apply to these amounts until the sixth year after the beginning

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DISCUSSION OF SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS

of the performance period. 80% of amounts earned under applicable hurdles will be subject to cliff vesting until the tenth year after the beginning of the performance period.

In the case of the 2016-2018 performance period, for example, Mr. Moghadam was paid an initial award of $11.3 million. 20% of the $11.3 million award was paid to him in LTIP units in January 2019. A holding period applied to this amount until 2022 (the sixth year after the beginning of the performance period). LTIP units comprising 80% of the $11.3 million are subject to cliff vesting until 2026 (ten years after the beginning of the performance period). As we exceeded the MSCI REIT Index threshold at the end of 2019, 2020 and 2021, Mr. Moghadam was paid 20% of the $2 million holdback award in LTIP units in January 2020, 2021 and 2022, respectively, when the awards were approved by the Compensation Committee. A holding period applied to these amounts until 2022. LTIP units comprising 80% of the $2 million holdback award paid in January 2020, 2021 and 2022 are subject to cliff vesting until 2026. See discussion of POP in “Compensation Discussion and Analysis” for further details.

PPP Allocations

Please see “Compensation Discussion and Analysis” for a discussion of the general structure of PPP and how it fits into our overall compensation program.

Under PPP, NEOs receive an allocation representing their share of a potential compensation pool (the “PPP Allocations”) that, if funded, will be awarded to the NEO in a percentage of equity with any remainder in cash. The equity portion of the earned award would be paid in RSUs or LTIP Units with a four-year vesting period. The PPP Allocations have no value unless and until an incentive fee or promote is received and the Compensation Committee grants the applicable PPP award. No awards or values are reported as of the date of the PPP Allocations because it is not possible to determine whether any incentive fees or promotes will be received in future years from a particular venture. For accounting purposes, the cash awards will be expensed when earned and paid to participants and the equity awards are expensed over the vesting period.

For each applicable venture prior to February 2020, the Compensation Committee made PPP Allocations to the NEOs such that 15% of the compensation pool will be paid to Mr. Moghadam and 6% of the compensation pool will be paid to Mr. Olinger, Mr. Reilly, Mr. Anderson and Mr. Nekritz if such awards are earned. Starting in February 2020, to reflect shifting responsibilities, the committee reduced PPP Allocations for Mr. Olinger to 4% with respect to the future promotes of certain new ventures. In determining the PPP Allocations to the NEOs, the Compensation Committee utilized a similar rationale as with the POP Allocations discussed above.

PPP compensation pools were funded in 2021, 2020 and 2019. The value of a PPP award earned by an NEO is reported as compensation in the year the award is paid to the NEO on the date of determination by the Compensation Committee. The cash awards earned by the NEOs in 2021, 2020 and 2019 under PPP are included as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for Fiscal Year 2021 for the respective year. The equity awards (LTIP Units) are included as “Stock Awards” in the Summary Compensation Table for Fiscal Year 2021 for the respective year.

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OUTSTANDING EQUITY AWARDS

Outstanding Equity Awards at Fiscal Year-End

(DECEMBER 31, 2021)*

	Stock Awards(1)
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Hamid Moghadam	51,288	(2)	$8,634,848
	7,900	(3)	$1,330,044
	1,215	(4)	$204,557
	87,098	(5)	$14,663,819
	21,482	(6)	$3,616,710
	54,898	(7)	$9,242,627
	106,408	(8)	$17,914,851
	12,667	(9)	$2,132,616
	100,742	(10)	$16,960,923
	125,140	(11)	$21,068,570
	7,736	(12)	$1,302,433
	21,886	(13)	$3,684,727
	177,964	(16)	$29,962,019
	125,092	(17)	$21,060,489
	120,408	(18)	$20,271,891
				11,722	(19)	—	(19)
				15,154	(20)	—	(20)
				168,350	(21)	—	(21)
				145,264	(22)	—	(22)
				99,866	(23)	—	(23)
Thomas Olinger	13,055	(2)	$2,197,940
	22,170	(5)	$3,732,541
	5,585	(6)	$940,291
	14,272	(7)	$2,402,834
	22,674	(8)	$3,817,395
	3,293	(9)	$554,409
	26,193	(10)	$4,409,853
	29,472	(11)	$4,961,906
	2,011	(12)	$338,572
	5,690	(13)	$957,968
	2,054	(14)	$345,811
	316	(15)	$53,202
	71,185	(16)	$11,984,707
	50,035	(17)	$8,423,893
	48,163	(18)	$8,108,723
				4,689	(19)	—	(19)
				6,063	(20)	—	(20)
				67,340	(21)	—	(21)
				38,737	(22)	—	(22)
				26,631	(23)	—	(23)

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OUTSTANDING EQUITY AWARDS

	Stock Awards(1)
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Eugene Reilly	16,163	(2)	$2,721,203
	2,054	(3)	$345,811
	316	(4)	$53,202
	27,448	(5)	$4,621,145
	5,585	(6)	$940,291
	14,272	(7)	$2,402,834
	31,823	(8)	$5,357,720
	3,293	(9)	$554,409
	26,193	(10)	$4,409,853
	36,489	(11)	$6,143,288
	2,011	(12)	$338,572
	5,690	(13)	$957,968
	71,185	(16)	$11,984,707
	50,035	(17)	$8,423,893
	48,163	(18)	$8,108,723
				4,689	(19)	—	(19)
				6,063	(20)	—	(20)
				67,340	(21)	—	(21)
				58,105	(22)	—	(22)
				39,946	(23)	—	(23)
Gary Anderson	13,055	(2)	$2,197,940
	2,054	(3)	$345,811
	316	(4)	$53,202
	22,170	(5)	$3,732,541
	5,585	(6)	$940,291
	14,272	(7)	$2,402,834
	25,060	(8)	$4,219,102
	3,293	(9)	$554,409
	26,193	(10)	$4,409,853
	32,279	(11)	$5,434,492
	2,011	(12)	$338,572
	5,690	(13)	$957,968
	71,185	(16)	$11,984,707
	50,035	(17)	$8,423,893
	48,163	(18)	$8,108,723
				4,689	(19)	—	(19)
				6,063	(20)	—	(20)
				67,340	(21)	—	(21)
				58,105	(22)	—	(22)
				39,946	(23)	—	(23)

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OUTSTANDING EQUITY AWARDS

	Stock Awards(1)
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Edward Nekritz	13,055	(2)	$2,197,940
	2,054	(3)	$345,811
	316	(4)	$53,202
	22,170	(5)	$3,732,541
	5,585	(6)	$940,291
	14,272	(7)	$2,402,834
	25,060	(8)	$4,219,102
	3,293	(9)	$554,409
	26,193	(10)	$4,409,853
	29,472	(11)	$4,961,906
	2,011	(12)	$338,572
	5,690	(13)	$957,968
	71,185	(16)	$11,984,707
	50,035	(17)	$8,423,893
	48,163	(18)	$8,108,723
				4,689	(19)	—	(19)
				6,063	(20)	—	(20)
				67,340	(21)	—	(21)
				58,105	(22)	—	(22)
				39,946	(23)	—	(23)

*	Columns (b), (c), (d), (e) and (f) have been omitted from this table because they are not applicable.

(1)	Dollar amounts are based on the closing price of our common stock on December 31, 2021, which was $168.36 per share.

(2)	LTIP Units: vested on March 7, 2022.

(3)	LTIP Units: will vest on July 6, 2022.

(4)	LTIP Units: will vest on December 17, 2022.

(5)	LTIP Units: vested on March 8, 2022 (50%), and will vest on March 8, 2023.

(6)	LTIP Units: vested on March 15, 2022 (50%), and will vest on March 15, 2023.

(7)	LTIP Units: will vest in equal amounts on each December 19, 2022, and 2023.

(8)	LTIP Units: vested on March 13, 2022 (33%), and remainder will vest in equal amounts on each March 13, 2023, and 2024.

(9)	LTIP Units: will vest in equal amounts on each March 27, 2022, 2023 and 2024.

(10)	LTIP Units: will vest in equal amounts on each September 9, 2022, 2023 and 2024.

(11)	LTIP Units: vested on March 3, 2022 (25%), and remainder will vest in equal amounts on each March 3, 2023, 2024 and 2025.

(12)	LTIP Units: vested on March 18, 2022 (25%), and remainder will vest in equal amounts on each March 18, 2023, 2024 and 2025.

(13)	LTIP Units: will vest in equal amounts on each December 29, 2022, 2023, 2024 and 2025.

(14)	RSUs: will vest on June 19, 2022.

(15)	RSUs: will vest on December 6, 2022.

(16)	LTIP Units: units issued for the 2016-2018 POP Performance Period will vest on January 1, 2026.

(17)	LTIP Units: units issued for the 2017-2019 POP Performance Period will vest on January 1, 2027.

(18)	LTIP Units: units issued for the 2018-2020 POP Performance Period will vest on January 1, 2028.

(19)

For the 2016-2018 Performance Period, column (i) represents the number of POP LTIP Units issued to the NEO in exchange for the POP Allocation originally allocated to the NEO approved on June 3, 2016. These units may be earned if applicable performance hurdles are met

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OUTSTANDING EQUITY AWARDS

with respect to the holdback award amounts for the 2016-2018 Performance Period. On January 18, 2022, Mr. Moghadam and each other NEO earned 13,018 and 5,207 POP LTIP units, respectively, related to the final holdback tranche. See the narrative discussion of POP LTIP Units that follows the Grants of Plan-Based Awards Table for 2021.

(20)

For the 2017-2019 Performance Period, column (i) represents the number of POP LTIP Units issued to the NEO in exchange for the POP Allocation originally allocated to the NEO approved on January 3, 2017. These units may be earned if applicable performance hurdles are met with respect to the holdback award amounts for the 2017-2019 Performance Period.

(21)

For the 2019-2021 Performance Period, column (i) represents the number of POP LTIP Units issued to the NEO in exchange for the POP Allocation to the NEO under POP approved on January 2, 2019. No value is presented in column (j) because awards under POP have no threshold value. Actual awards will not be determined or paid until the end of the three-year performance period. As of December 31, 2021, the value of the compensation pool for the 2019-2021 Performance Period was $100.0 million. On January 15, 2022, Mr. Moghadam and each other NEO earned 89,094 and 35,637 POP LTIP units, respectively, for the 2019-2021 Performance Period. See the narrative discussion of LTIP Units that follows the Grants of Plan-Based Awards Table for 2021.

(22)

For the 2020-2022 Performance Period, column (i) represents the number of POP LTIP Units issued to the NEO in exchange for the POP Allocation to the NEO under POP approved on January 2, 2020. No value is presented in column (j) because awards under POP have no threshold value. Actual awards will not be determined or paid until the end of the three-year performance period. As of December 31, 2021, the projected value of the compensation pool for the 2020-2022 Performance Period was $100.0 million. See the narrative discussion of LTIP Units that follows the Grants of Plan-Based Awards Table for 2021.

(23)

For the 2021-2023 Performance Period, column (i) represents the number of POP LTIP Units issued to the NEO in exchange for the POP Allocation to the NEO under POP approved on January 4, 2021. No value is presented in column (j) because awards under POP have no threshold value. Actual awards will not be determined or paid until the end of the three-year performance period. As of December 31, 2021, the projected value of the compensation pool for the 2021-2023 Performance Period was $100.0 million. See the narrative discussion of LTIP Units that follows the Grants of Plan-Based Awards Table for 2021.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	94

OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Vested in Fiscal Year 2021*

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Hamid Moghadam	317,342	(1)(2)	$34,684,132	(1)(2)
Thomas Olinger	91,339	(1)(3)	$9,767,411	(1)(3)
Eugene Reilly	100,356	(1)(4)	$10,755,203	(1)(4)
Gary Anderson	92,353	(1)(5)	$9,970,864	(1)(5)
Edward Nekritz	92,322	(1)(6)	$9,967,846	(1)(6)

*	Columns (b) and (c) have been omitted from this table because they are not applicable.

(1)

Under certain conditions, an LTIP Unit is convertible into a common unit of the operating partnership which can then be redeemed into one share of our common stock (or cash at our election). Among other conditions, LTIP Units cannot be converted until they are vested and after the completion of a requisite waiting period from the date of issuance. See “Narrative Discussion to the Summary Compensation Table for Fiscal Year 2021 and the Grants of Plan-Based Awards in Fiscal Year 2021 Table.”

(2)	Represents the vesting of LTIP Units as presented below:

•	38,276 units with a value of $4,059,170, issued on January 26, 2018, vested on January 26, 2021;

•	14,034 units with a value of $1,348,808, issued on March 3, 2021, vested on March 3, 2021;

•	59,837 units with a value of $5,826,329, issued on March 7, 2018, vested on March 7, 2021;

•	43,549 units with a value of $4,178,527, issued on March 8, 2019, vested on March 8, 2021;

•	35,470 units with a value of $3,592,756 issued on March 13, 2020, vested on March 13, 2021;

•	10,741 units with a value of $1,103,960, issued on March 15, 2019, vested on March 15, 2021;

•	4,223 units with a value of $450,932, issued on March 27, 2020, vested on March 27, 2021;

•	7,900 units with a value of $968,066, issued on July 6, 2018, vested on July 6, 2021;

•	33,581 units with a value of $4,524,032, issued on September 9, 2020, vested on September 9, 2021;

•	1,215 units with a value of $195,834, issued on December 17, 2018, vested on December 17, 2021;

•	27,450 units with a value of $4,424,391, issued on December 19, 2019, vested on December 19, 2021;

•	4,090 units with a value of $399,511, issued on December 9, 2016, vested on January 15, 2021;

•	6,873 units with a value of $671,355, issued on December 11, 2017, vested on January 15, 2021;

•	30,103 units with a value of $2,940,461, issued on December 1, 2018, vested on January 15, 2021.

(3)	Represents the vesting of LTIP Units as presented below:

•	9,951 units with a value of $961,267, issued on January 9, 2018, vested on January 9, 2021;

•	7,017 units with a value of $674,404, issued on March 3, 2021, vested on March 3, 2021;

•	17,173 units with a value of $1,672,135, issued on March 7, 2018, vested on March 7, 2021;

•	11,085 units with a value of $1,063,606, issued on March 8, 2019, vested on March 8, 2021;

•	7,558 units with a value of $765,550, issued on March 13, 2020, vested on March 13, 2021;

•	2,793 units with a value of $287,065, issued on March 15, 2019, vested on March 15, 2021;

•	1,098 units with a value of $117,244, issued on March 27, 2020, vested on March 27, 2021;

•	2,054 units with a value of $245,597, issued on June 19, 2018, vested on June 19, 2021;

•	8,731 units with a value of $1,176,240, issued on September 9, 2020, vested on September 9, 2021;

•	316 units with a value of $49,470, issued on December 6, 2018, vested on December 6, 2021;

•	7,137 units with a value of $1,150,342, issued on December 19, 2019, vested on December 19, 2021;

•	1,636 units with a value of $159,804, issued on December 9, 2016, vested on January 15, 2021;

•	2,749 units with a value of $268,522, issued on December 11, 2017, vested on January 15, 2021;

•	12,041 units with a value of $1,176,165, issued on December 1, 2018, vested on January 15, 2021.

(4)	Represents the vesting of LTIP Units as presented below:

•	9,951 units with a value of $1,055,304, issued on January 26, 2018, vested on January 26, 2021;

•	7,017 units with a value of $674,404, issued on March 3, 2021, vested on March 3, 2021;

•	20,500 units with a value of $1,996,085, issued on March 7, 2018, vested on March 7, 2021;

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	95

OPTION EXERCISES AND STOCK VESTED

•	13,725 units with a value of $1,316,914, issued on March 8, 2019, vested on March 8, 2021;

•	10,608 units with a value of $1,074,484, issued on March 13, 2020, vested on March 13, 2021;

•	2,793 units with a value of $287,065, issued on March 15, 2019, vested on March 15, 2021;

•	1,098 units with a value of $117,244, issued on March 27, 2020, vested on March 27, 2021;

•	2,054 units with a value of $251,697, issued on July 6, 2018, vested on July 6, 2021;

•	8,731 units with a value of $1,176,240, issued on September 9, 2020, vested on September 9, 2021;

•	316 units with a value of $50,933, issued on December 17, 2018, vested on December 17, 2021;

•	7,137 units with a value of $1,150,342, issued on December 19, 2019, vested on December 19, 2021;

•	1,636 units with a value of $159,804, issued on December 9, 2016, vested on January 15, 2021;

•	2,749 units with a value of $268,522, issued on December 11, 2017, vested on January 15, 2021;

•	12,041 units with a value of $1,176,165, issued on December 1, 2018, vested on January 15, 2021.

(5)	Represents the vesting of LTIP Units as presented below:

•	9,951 units with a value of $1,055,304, issued on January 26, 2018, vested on January 26, 2021;

•	7,017 units with a value of $674,404, issued on March 3, 2021, vested on March 3, 2021;

•	17,391 units with a value of $1,693,361, issued on March 7, 2018, vested on March 7, 2021;

•	11,085 units with a value of $1,063,606, issued on March 8, 2019, vested on March 8, 2021;

•	8,354 units with a value of $846,177, issued on March 13, 2020, vested on March 13, 2021;

•	2,793 units with a value of $287,065, issued on March 15, 2019, vested on March 15, 2021;

•	1,098 units with a value of $117,244, issued on March 27, 2020, vested on March 27, 2021;

•	2,054 units with a value of $251,697, issued on July 6, 2018, vested on July 6, 2021;

•	8,731 units with a value of $1,176,240, issued on September 9, 2020, vested on September 9, 2021;

•	316 units with a value of $50,933, issued on December 17, 2018, vested on December 17, 2021;

•	7,137 units with a value of $1,150,342, issued on December 19, 2019, vested on December 19, 2021;

•	1,636 units with a value of $159,804, issued on December 9, 2016, vested on January 15, 2021;

•	2,749 units with a value of $268,522, issued on December 11, 2017, vested on January 15, 2021;

•	12,041 units with a value of $1,176,165, issued on December 1, 2018, vested on January 15, 2021.

(6)	Represents the vesting of LTIP Units as presented below:

•	9,951 units with a value of $1,055,304, issued on January 26, 2018, vested on January 26, 2021;

•	7,017 units with a value of $674,404, issued on March 3, 2021, vested on March 3, 2021;

•	17,360 units with a value of $1,690,343, issued on March 7, 2018, vested on March 7, 2021;

•	11,085 units with a value of $1,063,606, issued on March 8, 2019, vested on March 8, 2021;

•	8,354 units with a value of $846,177, issued on March 13, 2020, vested on March 13, 2021;

•	2,793 units with a value of $287,065, issued on March 15, 2019, vested on March 15, 2021;

•	1,098 units with a value of $117,244, issued on March 27, 2020, vested on March 27, 2021;

•	2,054 units with a value of $251,697, issued on July 6, 2018, vested on July 6, 2021;

•	8,731 units with a value of $1,176,240, issued on September 9, 2020, vested on September 9, 2021;

•	316 units with a value of $50,933, issued on December 17, 2018, vested on December 17, 2021;

•	7,137 units with a value of $1,150,342, issued on December 19, 2019, vested on December 19, 2021;

•	1,636 units with a value of $159,804, issued on December 9, 2016, vested on January 15, 2021;

•	2,749 units with a value of $268,522, issued on December 11, 2017, vested on January 15, 2021;

•	12,041 units with a value of $1,176,165, issued on December 1, 2018, vested on January 15, 2021.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	96

NONQUALIFIED DEFERRED COMPENSATION

Nonqualified Deferred Compensation in Fiscal Year 2021*

Name (a)	Plans	Executive Contributions in Last FY ($) (b)	Aggregate Earnings In Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Hamid Moghadam	AMB NQ Plans & 2012 NQDC Plan	—	$73,806,777	(1)	—	$186,245,191
	Notional Account NQDC Plan(2)	—	$13,291,609		—	$80,571,905
Thomas Olinger	AMB NQ Plans & 2012 NQDC Plan	—	$2,077,541	(1)	—	$5,323,541
Eugene Reilly		—	—		—	—
Gary Anderson		—	—		—	—
Edward Nekritz		—	—		—	—

*	Column (c) has been omitted from this table because it is not applicable.

(1)

Represents earnings that are computed based on the specific investment options that are elected by the NEO, as described in the narrative discussion that follows these footnotes. Primarily these earnings consist of the dividends paid on the shares of our common stock deferred by the NEO and the change in the market value of those shares. These amounts are not included in the NEO’s total compensation presented in the Summary Compensation Table for Fiscal Year 2021 above.

(2)

Participants in our nonqualified deferred compensation plans prior to the Merger received a lump-sum payment, triggered by the Merger, equal to the value of their account balance in June 2011. After the Merger, we established a new nonqualified deferred compensation plan that is discussed in further detail below. Under this Notional Account NQDC Plan, an initial account credit value was established for the NEO. Participants in the Notional Account NQDC are credited with the excess in value, if any, of their Notional Earnings Account (representing the initial account credit value plus the cumulative earnings or losses associated with the underlying, hypothetical investments, if any) over the initial account credit value. The amount in column (f) represents the excess of the participant’s notional earnings account value over the initial account credit value as of December 31, 2021. The extent to which this excess is attributable to changes in values during 2021 is reflected as earnings for 2021 in column (d). The initial account credit value is not reflected in this table because the participant does not have a right to the initial account credit value. See the narrative discussion that follows these footnotes.

Narrative Discussion to Nonqualified Deferred Compensation in Fiscal Year 2021 Table

2012 NQDC Plan

Effective 2012, we established a nonqualified deferred compensation plan (the “2012 NQDC Plan”). The 2012 NQDC Plan allows certain eligible employees and non-employee directors of the company and our participating subsidiaries to elect to defer up to 100% of their eligible compensation, such as annual salary, bonus, equity awards and directors’ fees, that were earned and vested on or after January 1, 2012. The deferred compensation under the 2012 NQDC Plan is our unsecured obligation and amounts deferred are held in a rabbi trust. Participants select from various investment options available under the plan to earn investment credits on their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. The amount of earnings that a participant receives depends on the participant’s investment elections related to cash balances in the account and, with respect to shares of our common stock that have been deferred, the dividends earned on that stock and the change in market value of the stock during the period. The 2012 NQDC Plan offers a variety of investment choices with respect to cash contributions. Our common stock is not an investment option available with respect to deferrals of cash compensation. The NEOs did not elect to defer any of their 2021 compensation (salary, bonus or equity awards) under the 2012 NQDC Plan.

If a participant elects to defer the receipt of an equity award, the underlying common stock is held in the rabbi trust, which cannot be reinvested in any other investment option. Cash dividends earned on these shares of our common stock after deferral are credited with earnings and losses based on specific investment options, other than our common stock, that are selected by the participant. Distributions under these plans are made in a lump sum payment upon termination of

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	97

NONQUALIFIED DEFERRED COMPENSATION

employment, or service as a non-employee director, or in the event of a change in control or death of a participant. With respect to equity awards deferred by non-employee directors, participants may elect to receive distributions prior to termination of service.

We have reserved the right under the 2012 NQDC Plan to make discretionary matching contributions to participant accounts from time to time. No such discretionary contributions have been made. The participants’ elective deferrals and matching contributions, if any, are fully vested at all times. We pay all of the administrative costs associated with the 2012 NQDC Plan. Generally, the compensation that is deferred is tax-deferred until it is distributed to the participant. However, amounts deferred are subject to FICA and Medicare employee and employer taxes in accordance with statutory requirements.

In December 2014, the 2012 NQDC Plan was amended, primarily to allow for LTIP Units to be issued in lieu of other deferred compensation upon a distribution event.

AMB NQ Plans

Prior to the Merger, we maintained two nonqualified deferred compensation plans: (i) the Amended and Restated AMB 2005 Nonqualified Deferred Compensation Plan (the “2005 NQ Plan”) and (ii) the Amended and Restated Nonqualified Deferred Compensation Plan (the “2002 NQ Plan”) (together, the “AMB NQ Plans”). The AMB NQ Plans allowed our directors and certain eligible employees to defer certain compensation, including the receipt of restricted stock awards and, in the case of the 2002 NQ Plan, gains from exercise of stock options, received under our equity compensation plans. The AMB NQ Plans provided that upon a change in control, such as the Merger in June 2011, participants would receive a lump-sum payment equal to the vested account balance. Such distributions were made in 2011.

Compensation subject to deferral elections made under the AMB NQ Plans prior to the Merger with respect to compensation earned in 2011 and beyond was not subject to the distributions under the AMB NQ Plans triggered by the Merger. Mr. Moghadam has deferred certain gains resulting from the exercise of stock options under the 2002 NQ Plan. In addition, Mr. Moghadam and Mr. Olinger have deferred shares of our common stock received upon vesting of certain equity awards under the 2005 NQ Plan.

The deferred compensation under the AMB NQ Plans is our unsecured obligation and amounts deferred are held in a rabbi trust. Participants select from various investment options available under the plans to receive investment credit on their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. The amount of earnings that a participant receives depends on the participant’s investment elections related to cash balances in the account and, with respect to deferred shares of our common stock, the dividends earned on the stock and the change in market value of the stock during the period. Cash dividends earned on shares of our common stock after deferral are credited earnings and losses based on specific investment options, other than our common stock, selected by the participant. Distributions under these plans are made in either a lump sum payment or installments. Participants can elect a specific distribution date in accordance with Section 409A of the Internal Revenue Code or, if no election is made, the amounts will be distributed upon termination of the participant’s employment with us. Distributions are also made in the event of change in control or a participant’s death or disability.

In December 2014, the 2005 NQ Plan was amended, primarily to allow for LTIP Units to be issued in lieu of other deferred compensation upon a distribution event under the plan.

Notional Account NQDC Plan

The Notional Account NQDC Plan was adopted in conjunction with the Merger with the purpose of providing the opportunity for certain participants of the AMB NQ Plans to continue to receive tax deferred earnings with respect to taxes on distributions triggered by the Merger.

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NONQUALIFIED DEFERRED COMPENSATION

Each participant in the AMB NQ Plans who continued to be employed by us after the Merger or continued as a non-employee director after the Merger received an initial account credit in a notional earnings account under the Notional Account NQDC Plan. Mr. Moghadam and Mr. Olinger participate in the Notional Account NQDC Plan. The initial account credit value for a participant was equal to the deemed amount of the tax liability on the distributions they received in 2011 that were triggered by the Merger. The initial account credit value is either invested in our common stock or hypothetically invested in measurement funds selected by the participant, which do not include our common stock. Measurement funds are used for measurement purposes only and the Notional Account NQDC Plan participants do not have rights in or to the underlying hypothetical investments.

A notional earnings account is credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments in measurement funds. Upon a distribution event under the Notional Account NQDC Plan, the participant is entitled to the excess, if any, of the value in the notional earnings account (representing the value of the initial account credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over the initial account credit value.

In December 2014, the Notional Account NQDC Plan was amended, primarily to allow for LTIP Units to be issued in lieu of other deferred compensation upon a distribution event under such plan.

In September 2020, the Compensation Committee approved a form of amendment to the Notional Account NQDC Plan, which allows for the conversion of a notional stock account under such plan into an account structure intended to operate more similarly to accounts under our 2012 NQDC Plan. The value of a current notional stock account was to be determined using the stock price on the day of conversion. The account value upon conversion can be invested all or in part in investment options available under the Notional Account NQDC Plan, including our common stock or cash. This amendment became effective as of April 2021.

Mr. Moghadam’s initial account credit value was in the amount of $25,798,616. A rabbi trust was created to hold shares of our common stock and cash in the amount of Mr. Moghadam’s initial account credit balance. At the inception of the Notional Account NQDC Plan, we issued 803,945 shares of our common stock to the rabbi trust representing Mr. Moghadam’s initial account credit value. The number of shares was determined based on the price of our common stock at the time, $32.09 per share. Mr. Moghadam was entitled to direct the voting of these shares and, as such, they were reflected as beneficially owned by him. Mr. Moghadam was not entitled to receive these shares upon distribution of his notional earnings account under the Notional Account NQDC Plan. Upon a distribution event under the Notional Account NQDC Plan, Mr. Moghadam was entitled to the excess, if any, of the value in the notional earnings account (representing the value of the initial account credit plus cumulative earnings or losses associated with the underlying common stock, if any) over the initial account credit value. Upon the April 2021 amendment to the Notional Account NQDC Plan, Mr. Moghadam’s notional stock account was valued per the amendment and the account value was invested in an investment measurement fund available under such plan. As a result, Mr. Moghadam is no longer entitled to direct the voting of the 803,945 shares of our common stock in the Notional Account NQDC Plan’s rabbi trust.

Mr. Olinger’s initial account credit value was hypothetically invested in measurement funds selected by him. The initial account credit value for Mr. Olinger was $122,697.

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NONQUALIFIED DEFERRED COMPENSATION

Investment funds and returns for 2021

The participants in our nonqualified deferred compensation plans can elect measurement funds that are generally the same investment funds that are available to participants in our 401(k) Plan. These investment funds are shown below with the returns earned by these investment funds in 2021:

Vanguard Treasury M/M Fund	0.01%	American Funds Growth Fund of AM R6	19.69%

American Funds Washington Mutual R6	28.90%	Fidelity 500 Index Fund	28.69%

Vanguard Growth Index Fund Inst.	27.27%	Fidelity Mid Cap Index Fund	22.56%

American Beacon Small Cap Value	28.21%	Vanguard Target Retirement 2015	5.78%

Vanguard Target Retirement 2020	8.17%	Vanguard Target Retirement 2025	9.80%

Vanguard Target Retirement 2030	11.38%	Vanguard Target Retirement 2035	12.96%

Vanguard Target Retirement 2040	14.56%	Vanguard Target Retirement 2045	16.16%

Vanguard Target Retirement 2050	16.41%	Vanguard Target Retirement 2055	16.44%

Vanguard Target Retirement 2060	16.44%	Vanguard Target Retirement 2065	16.46%

Vanguard Small Cap Growth Index	5.70%	Artisan International Inst.	9.25%

Fidelity Total International Index Fund	8.47%	Invesco Global Real Estate Fund R5	25.76%

Vanguard Balanced Index Fund Inst.	14.20%	Vanguard Target Retirement Inc	5.25%

Vanguard Total International Bond Index Fund Admiral	-2.22%	Vanguard Total World Stock Index Fund	18.23%

Fidelity ST Bond Index Fund	-1.12%	Fidelity US Bond Index Fund	-1.79%

Metropolitan High Yield Bond	3.62%	PIMCO Real Return Inst.	5.67%

Prologis Stock	72.33%

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	100

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments Upon Termination or Change in Control

We have change in control and noncompetition agreements (the “CIC Agreements”) with our NEOs. The CIC Agreements are subject to automatic one-year extensions. Some form of benefits (cash payments and/or acceleration of vesting of unvested equity awards) are provided to our NEOs: (i) in the CIC Agreements; (ii) under the equity award agreements; or (iii) under the terms of POP. These benefits are available under the following scenarios: (1) death; (2) disability; (3) retirement (as defined and under certain circumstances); and (4) termination without cause or termination by employee for good reason within two years of a change in control (as defined in the CIC Agreements).

In the event of a change in control, the CIC Agreements provide for severance benefits on a “double-trigger” basis with severance benefits payable only upon termination of employment (which is, generally, termination without cause or termination by employee for good reason as such terms are defined in the CIC Agreements), within two years following the change in control. Under the CIC Agreements, in consideration for the rights to receive such severance payments, the NEO is subject to confidentiality obligations during employment and after termination, non-competition obligations during the term of employment and non-solicitation obligations for two years after the date of termination. A change of control, as defined in the CIC Agreements, generally occurs upon: (i) the consummation of a transaction, approved by our stockholders, to merge or consolidate the company with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation; provided, however, that a change in control shall not occur if a transaction results in 50% or more of the beneficial ownership of the voting power of the company or other relevant entity being held by the same persons (although not necessarily in the same proportion) who held the voting power of the company immediately prior to the transaction (except that upon the completion of the transaction, employees or employee benefit plans of the company may be a new holder of such beneficial ownership); (ii) the beneficial ownership of securities representing 50% or more of the combined voting power of the company is acquired, other than from the company, by any person (with certain exceptions); or (iii) at any time during any period of two consecutive years, board members at the beginning of such period cease to constitute at least a majority of the Board (unless the election or the nomination for election of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

Potential payments due to the NEOs under the scenarios listed above are presented in the table below based on the assumption that a termination occurred as of December 31, 2021. The acceleration of vesting of unvested equity awards benefit is estimated using the closing stock price of our common stock on December 31, 2021, of $168.36 per share. Under our company policy, each of our employees would be paid for their earned and unused vacation benefits upon termination under any termination scenario, so the value of this benefit is not included in the amounts below. Because the termination scenarios are as of December 31, 2021, the NEOs would have completed the performance year such that they would receive their annual bonus and their annual long-term equity incentive award for the 2021 performance year. Therefore, these payments are not considered to be severance benefits and such amounts are not included in the amounts presented.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	101

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name of Executive/Type of Benefit	Death	Disability	After Change in Control: Termination without Cause or Voluntary Termination for Good Reason(1)

Hamid Moghadam

Cash severance (salary and bonus)(2)	$1,500,000	—	$5,000,000

Health and welfare benefits(3)	—	—	$58,335

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)(7)	$207,761,625	$207,761,625	$207,761,625

Total Estimated Value	$209,261,625	$207,761,625	$212,819,960

Thomas Olinger

Cash severance (salary and bonus)(2)	$350,000	—	$2,700,000

Health and welfare benefits(3)	—	—	$100,298

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$65,514,244	$65,514,244	$65,514,244

Total Estimated Value	$65,864,244	$65,514,244	$68,314,542

Eugene Reilly

Cash severance (salary and bonus)(2)	$750,000	—	$3,500,000

Health and welfare benefits(3)	—	—	$84,335

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$71,647,819	$71,647,819	$71,647,819

Total Estimated Value	$72,397,819	$71,647,819	$75,232,154

Gary Anderson

Cash severance (salary and bonus)(2)	$527,500	—	$3,055,000

Health and welfare benefits(3)	—	—	$100,298

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$68,388,538	$68,388,538	$68,388,538

Total Estimated Value	$68,916,038	$68,388,538	$71,543,836

Edward Nekritz

Cash severance (salary and bonus)(2)	$495,000	—	$2,990,000

Health and welfare benefits(3)	—	—	$100,298

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$67,915,951	$67,915,951	$67,915,951

Total Estimated Value	$68,410,951	$67,915,951	$71,006,249

(1)

Cause is generally defined in the CIC Agreements as: (i) the willful and continued failure by the executive to substantially perform specified duties; (ii) the engaging in conduct that is demonstrably injurious to the company (monetarily or otherwise); or (iii) the engaging in egregious misconduct involving serious moral turpitude. Termination by employee for good reason, as generally defined in the CIC Agreements, can occur should we: (i) change the executive’s duties such that they are inconsistent with the position held prior to the change in control and results in a material diminution in the executive’s authority, duties or responsibilities; (ii) material reduction in the executive’s annual base compensation after the change in control; (iii) relocate the executive’s place of employment more than 50 miles from the current location or require the executive to be based anywhere other than where the executive was based prior to the change in control without the executive’s written consent resulting in a material change to geographic location; or (iv) not comply with the provisions of the agreements or arrangements pertaining to the officer’s compensation and benefits.

(2)

Under the death and disability scenarios contained in the CIC Agreements, the NEO would receive a cash severance payment equal to his annual base salary plus the annual bonus amount that he received or was entitled to receive for the most recent annual period (target level for 2021) less amounts that would be paid to the executive from other company benefits. The starting amount under each scenario ($2,500,000 for Mr. Moghadam, $1,350,000 for Mr. Olinger, $1,750,000 for Mr. Reilly, $1,527,500 for Mr. Anderson and $1,495,000 for Mr. Nekritz) is based on the executive’s annual base salary (or in the case of Mr. Moghadam, salary plus any equity compensation paid in lieu

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

of salary) as of December 31, 2021 ($1,000,000 for Mr. Moghadam, $600,000 for Mr. Olinger, $700,000 for Mr. Reilly and $650,000 for Mr. Anderson and Mr. Nekritz) and the executive’s annual bonus at target for 2021 ($1,500,000 for Mr. Moghadam, $750,000 for Mr. Olinger, $1,050,000 for Mr. Reilly, $877,500 for Mr. Anderson and $845,000 for Mr. Nekritz). Under the death scenario, each executive’s severance payment has been reduced by $1,000,000, which is the approximate present value of the life insurance benefit provided by the company. The life insurance benefit provided by the company is two times base salary with a limit of $1,000,000. Under the disability scenario, the starting amount is the same as under the death scenario and each executive’s severance payment has been reduced to zero based on the expected present value of future disability benefits that the executive would receive that are provided and funded by the company. The annual disability benefit provided by the company is 60% of base salary subject to a maximum of $204,000 per year. For this purpose, it is assumed that the present value of the future annual disability benefits to be received will be in excess of the payments required under the CIC Agreements. Under the change in control scenario, the NEO would receive cash severance equal to two times his annual base salary (or, in the case of Mr. Moghadam, base salary plus equity compensation paid in lieu of salary) and two times his annual bonus (at target) for the current year.

(3)

In the change in control scenario contained in the CIC Agreements, the NEO would receive a cash payment equal to the cost of continuation of health insurance coverage in place at the date of termination for 24 months. Additionally, the CIC Agreements provide for the payment of an amount equal to two times the company’s matching contribution under the 401(k) Plan ($26,000) and for outplacement services for one year with an estimated value of $25,000.

(4)

The CIC Agreements provide for the reduction of any payments to which the NEO is entitled after a change in control should such payments constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code). Such payments shall be either (a) reduced (but not below zero) so that the aggregate present value of the payment shall be $1.00 less than three times the officer’s “base amount” (also as defined in Section 280G of the Internal Revenue Code) so that no portion of the payment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or (b) paid in full, whichever produces the better net after-tax result for the NEO (taking into account any applicable excise tax under Section 4999 and any applicable income taxes). Under the scenarios for 2021, none of the NEOs would receive a better net after-tax result with a reduction.

(5)

The estimates for each scenario reflect the value that would be realized as of December 31, 2021, as a result of accelerated vesting of earned but unvested stock awards, LTIP Units and POP LTIP Units. Values are included to the extent that vesting would be accelerated under the applicable scenario under the terms of the applicable agreements. All stock options held by the NEOs are vested so no additional value is realized under any scenario related to stock options. For each scenario, the value attributable to stock awards is computed based on the closing price of our common stock on December 31, 2021 ($168.36).

Under the death and disability scenarios, awards under POP would not be paid until the end of the applicable performance period and the actual awards paid would be based on performance for the entire performance period. Under these scenarios, the value of the POP Allocation to each NEO (and the POP LTIP Units exchanged for such POP Allocations) for the 2016-2018 performance period, 2017-2019 performance period, 2018-2020 performance period, 2019-2021 performance period, 2020-2022 performance period and 2021-2023 performance period is computed as of December 31, 2021, using estimated compensation pools based on actual performance for the performance period through December 31, 2021. As of December 31, 2021, we estimate the aggregate compensation pool for these performance periods is $115.0 million for the 2016-2018 performance period, $142.1 million for the 2017-2019 performance period, $100.0 million for the 2018-2020 performance period, $100.0 million for the 2019-2021 performance period, $100.0 million for the 2020-2022 performance period and $100.0 million for the 2021-2023 performance period. We have included values based on these estimated amounts assuming that applicable performance hurdles will be met at the applicable measurement dates.

As of December 31, 2021, the value of the aggregate compensation pool for the 2016-2018 performance period is $115.0 million, as Base Value awards (as Base Value is defined in POP) and Excess Value awards (as Excess Value is defined in POP) have met all applicable performance hurdles. Awards for the 2016-2018 performance period were determined by the Compensation Committee on January 9, 2019 (with respect to the Base Value awards), and on January 15, 2020, January 15, 2021, and January 18, 2022 (with respect to the first, second and third tranche of Excess Value awards). The portions of the awards that vested immediately in January 2019, 2020, 2021 and 2022 are excluded from the death, disability and change in control calculations (as the participant would have been paid these portions regardless of death, disability or a change in control). The portions of the awards that are subject to cliff vesting that would accelerate upon termination are included in the death, disability and change in control amounts. The value of the Excess Value awards for which performance hurdles have not yet been met are also included in the death, disability and change in control amounts, assuming that performance hurdles will be met and such Excess Value awards would be paid.

As of December 31, 2021, the value of the aggregate compensation pool for the 2017-2019 performance period is $142.1 million, assuming that Base Value awards and Excess Value awards have met all applicable performance hurdles. Awards for the 2017-2019 performance period were determined by the Compensation Committee on January 15, 2020 (with respect to the Base Value awards for the performance period), and on January 15, 2021, and January 18, 2022 (with respect to the first and second tranche of Excess Value awards). The portion of that award that vested immediately in January 2020, January 2021 and January 2022 is excluded from the death, disability and change in control amounts (as the participant would have been paid this portion regardless of death, disability or a change in control). The portion of the award that is subject to cliff vesting that would accelerate upon termination are included in the death, disability and change in control amounts. The value of the Excess Value awards for which performance hurdles have not yet been met are also included in the death, disability and change in control calculations, assuming that such performance hurdles will be met and such Excess Value awards would be paid.

As of December 31, 2021, the value of the aggregate compensation pool for the 2018-2020 performance period is $100.0 million. Awards for the 2018-2020 performance period were determined by the Compensation Committee on January 15, 2021. The portion of that award that vested immediately in January 2021 is excluded from the death, disability and change in control amounts (as the participant would have been paid this portion regardless of death, disability or a change in control). The portion of the award that is subject to cliff vesting that would accelerate upon termination are included in the death, disability and change in control amounts.

As of December 31, 2021, the value of the aggregate compensation pool for the 2019-2021 performance period is $100.0 million. Awards for the 2019-2021 performance period were determined by the Compensation Committee on January 18, 2022. The portion of that award that vested immediately in January 2022 is excluded from the death, disability and change in control amounts (as the participant would have

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

been paid this portion regardless of death, disability or a change in control). The portion of the award that is subject to cliff vesting that would accelerate upon termination are included in the death, disability and change in control amounts.

Under the change in control scenario, the Compensation Committee would determine the size of the compensation pool and pay awards according to the applicable POP agreements. As of December 31, 2021, the estimated values of the aggregate compensation pools for the 2020-2022 and 2021-2023 performance periods are each $100 million. Change in control amounts for the 2020-2022 and 2021-2023 performance periods were based on the full estimated value of the compensation pools prorated at 66% and 33% for the 2020-2022 and 2021-2023 performance periods, respectively, assuming all applicable performance hurdles are met and the change in control occurs on December 31, 2021. As we are including amounts that are contingent on future performance, there is no assurance that these estimates will be realized.

(6)

Any applicable retirement benefit with respect to equity compensation has been waived by our NEOs. Therefore, no acceleration benefit is reported for a retirement scenario except as stated below with respect to Mr. Moghadam.

(7)

Mr. Moghadam had 177,964 LTIP Units for which retirement eligibility had not been waived. Therefore, the vesting of these units would accelerate under the retirement scenario on December 31, 2021. The value attributable to these shares is $29,962,019 based on the closing price of our common stock on December 31, 2021 ($168.36).

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CEO PAY RATIO

CEO Pay Ratio

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans and other benefits. As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Moghadam:

For 2021, our last completed fiscal year:

•	the annual total compensation of the employee identified at the median of our company as of December 31, 2021, (other than the CEO) was $114,183; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $24,901,490.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 218 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•	We identified our median compensated employee as of December 31, 2021.

•

To identify the median employee, we calculated compensation of our employees using their 2021 annual base salaries, bonuses for the 2021 performance year (including any bonus exchange premium received), annual LTI equity awards paid in 2021, value of POP Allocations for the 2021-2023 performance period, PPP awards paid in 2021 and company contributions to applicable retirement plans.

•	As of December 31, 2021, our employee population consisted of 2,053 individuals. The total number of U.S. and non-U.S. employees were 1,166 and 887, respectively.

•

We did not exclude any employees from our employee population. We excluded a limited number of temporary agency employees, whose compensation is determined by the agency and who are not considered our employees for purposes of the pay ratio calculation.

•	We annualized the base pay and cash incentive bonus for 2021 new hires.

•	Foreign salaries were converted to U.S. dollars at the December 31, 2021, exchange rate.

•	No cost of living adjustments were utilized in the compensation calculation.

•

Once the median employee was identified, we calculated the total compensation for our median employee for 2021 using the same methodology we used to calculate Mr. Moghadam’s total compensation in the Summary Compensation Table for the Fiscal Year 2021.

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ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

PROPOSAL 2

Advisory Vote to Approve the Company’s Executive Compensation for 2021

The Dodd-Frank Act allows our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

The compensation of our NEOs is discussed above under “Executive Compensation.” Our executive compensation programs are designed to attract, motivate and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the compensation of our NEOs for 2021.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation that is described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the company’s 2021 executive compensation, as discussed and disclosed in the company’s proxy statement for the 2022 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narratives.”

You may vote for, vote against or abstain from voting to approve the above resolution on the company’s executive compensation for 2021. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of such votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

As an advisory vote, this proposal is not binding on the company. However, the Compensation Committee values the opinions of our stockholders and reviews and considers the voting results when making executive compensation decisions. The company currently intends to hold an advisory vote on its executive compensation on an annual basis.

The Board unanimously recommends that the stockholders vote, on an advisory basis, FOR the approval of our 2021 executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

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DIRECTOR COMPENSATION

Director Compensation

108	Director Compensation

109	Nonqualified Deferred Compensation Plans for Directors

109	2012 NQDC Plan and AMB NQ Plans

109	Notional Account NQDC Plan

109	ProLogis Deferred Fee Plan for Trustees

110	Director Compensation for Fiscal Year 2021

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	107

DIRECTOR COMPENSATION

Director Compensation

Non-employee directors are compensated with a mix of cash and equity-based compensation, with a higher percentage of the overall mix in equity-based compensation. An employee who also serves as a member of the Board, such as Mr. Moghadam, does not receive additional compensation for service on the Board.

In April 2021, Pay Governance conducted a competitive review of our non-employee director compensation to ensure that our compensation levels are competitive, and the structure of the program is consistent with corporate governance best practices. This analysis compared our non-employee director compensation to a general industry group (1) and to a REIT group composed of the 11 largest publicly traded REITS in the United States.(2) This analysis was conducted prior to our refinement of the peer group that is used to evaluate executive compensation that is listed above under “Compensation Discussion and Analysis.”

Pay Governance’s review found that (i) our non-employee director compensation is just above the 75th percentile of the comparison group and (ii) the mix between the cash and equity components of our non-employee director compensation (39% in cash and 61% in equity) was consistent with median competitive practice.

The Compensation Committee recommended no increases to director compensation. The recommendations were approved by the full Board.

Compensation applicable to service on the Board by our non-employee directors for 2021 (starting in July 2021) was as follows:

•	Annual cash retainer: $120,000

•	Annual equity awards: Valued on the grant date at $190,000

–

In the form of deferred share units (“DSUs”), each convertible into one share of our common stock, that will vest upon the earlier of one year from the grant date or the date of the next annual meeting. After vesting, receipt of the underlying common stock is deferred until at least three years from the grant date. The DSUs earn dividend equivalent units (“DEUs”) while they are outstanding.

•	Lead independent director retainer: $50,000

•	Annual retainer for serving as chair of a committee:

–	Audit: $30,000

–	Compensation: $25,000

–	Governance: $20,000

–	Executive: None

•	Excess meeting fee: Meeting fee of $1,500 for each meeting attended in excess of a combined 20 Board and committee meetings per year.

The equity component of the compensation paid to our directors is awarded under the terms of the 2020 LTIP. See the narrative discussion that follows the Grants of Plan-Based Awards for Fiscal Year 2021 table above under “Executive Compensation.” In addition, we reimburse our directors for reasonable travel costs incurred to attend the meetings of the Board and its committees.

(1)

The general industry group is comprised of Advanced Micro Devices, Inc., Altria Group, Inc., Anthem, Inc., Bank Of New York Mellon, Becton Dickinson, Blackrock, Inc., Booking Holdings, Inc., Capital One Financial, CIGNA Corporation, Crown Castle International Corp., CSX Corporation, Dominion Energy, Inc., Equinix, Inc., Estée Lauder Companies, Exelon Corporation, FedEx Corporation, Fidelity National Information, Fiserv, Inc., HCA Healthcare, Inc., Intuit, Inc., Intuitive Surgical, Inc., Mondelez International, Inc., PNC Financial Services Group, S&P Global, Inc., ServiceNow, Inc., Stryker Corporation, Target Corporation, TJX Companies, Inc., Truist Financial Corporation and Zoetis, Inc.

(2)

The REIT group is comprised of American Tower Corporation, AvalonBay Communities, Inc., Boston Properties, Inc., Crown Castle International Corp., Digital Realty Trust, Inc., Equinix, Inc., Equity Residential, Public Storage, Inc., Simon Property Group, Inc., Ventas, Inc. and Welltower Inc.

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DIRECTOR COMPENSATION

Nonqualified Deferred Compensation Plans for Directors

2012 NQDC Plan and AMB NQ Plans

Ms. Bita and Messrs. Fotiades and Webb elected to defer receipt of their annual retainers and other fees earned, as applicable, in 2021. The compensation earned by these directors has been converted into phantom shares in a hypothetical fee deferral account, under the terms of the 2012 NQDC Plan. The footnotes to the Director Compensation for Fiscal Year 2021 table below contain information on the amount of deferrals applicable to these directors.

In 2012, Mr. Fotiades deferred his annual cash retainer into a cash account under the 2012 NQDC Plan. As of December 31, 2021, Mr. Fotiades’ balance in the cash account under the 2012 NQDC Plan was $357,460, including a gain in 2021 of $64,945.

See discussion of our deferred compensation plans in the narrative that follows the Nonqualified Deferred Compensation in Fiscal Year 2021 table above under “Executive Compensation.”

Notional Account NQDC Plan

Under the Notional Account NQDC Plan, Ms. Kennard received an initial account credit value in a notional earnings account equal to the amount of the deemed tax liability on the distributions she received in 2011 triggered by the Merger. The initial account credit value is hypothetically invested in measurement funds selected by the participant, which do not include our company stock. Measurement funds are used for measurement purposes only and plan participants do not have rights in or to the underlying hypothetical investments. Notional earnings accounts are credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments. Upon her retirement from the Board, Ms. Kennard is entitled to the excess, if any, of the value in her notional earnings account (representing the value of the initial account credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over her initial account credit value.

The initial account credit values for Ms. Kennard was $98,047. As of December 31, 2021, the value of the notional earnings account exceeded the initial credit value for Ms. Kennard by $130,513, including an increase attributable to 2021 of $31,136.

See discussion of our deferred compensation plans in the narrative that follows the Nonqualified Deferred Compensation in Fiscal Year 2021 table above under “Executive Compensation.”

ProLogis Deferred Fee Plan for Trustees

This plan, which was assumed by us in the Merger, allowed members of the Trust’s board to receive their fees currently or elect to defer the receipt of their fees until after their board service ended. Deferrals were in the form of cash or Trust common shares. For those choosing shares, fees earned were credited to hypothetical fee deferral accounts based on the closing price of the common shares as of the date of the deferral. Under the Merger agreement, the Trust common shares in the deferral account were converted to our common stock using the Merger exchange ratio. Each share in the hypothetical account represents one share of our common stock and earns dividends under the same terms as dividends paid on our common stock. Upon retirement from the Board, the participant will be issued the shares of common stock included in their hypothetical fee deferral account pursuant to specific deferral elections, which generally delay payment until the next fiscal year after service on the Board ends. No additional deferrals could be made under this plan after December 31, 2011.

Mr. Fotiades participated in this plan at the time of the Merger. As of December 31, 2021, including amounts earned as dividends, Mr. Fotiades had a balance of 25,651 shares in his hypothetical fee deferral account.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	109

DIRECTOR COMPENSATION

Director Compensation for Fiscal Year 2021*

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)		Stock Awards ($) (c)		All Other Compensation ($) (g)		Total(1) ($) (h)

Cristina Bita	$120,000	(2)	$189,985	(3)	$4,500	(4)	$314,485

George Fotiades	$145,000	(2)	$189,985	(3)	$12,000	(4)	$346,985

Lydia Kennard	$120,000		$189,985	(3)	$12,500	(4)	$322,485

Irving Lyons III	$170,000		$189,985	(3)	$12,500	(4)	$372,485

Avid Modjtabai	$120,000		$189,985	(3)	$5,000	(4)	$314,985

David O’Connor	$120,000		$189,985	(3)	$12,500	(4)	$322,485

Olivier Piani	$120,000		$189,985	(3)	—	(4)	$309,985

Jeffrey Skelton	$140,000		$189,985	(3)	$12,500	(4)	$342,485

Carl Webb	$150,000	(2)	$189,985	(3)	$12,500	(4)	$352,485

William Zollars	$120,000		$189,985	(3)	$5,000	(4)	$314,985

*	Columns (d), (e) and (f) have been omitted from this table because they are not applicable.

(1)

The compensation structure for the Board is described in the narrative discussion that precedes this table. Mr. Moghadam is an employee of the company and does not receive additional compensation associated with his service on the Board.

(2)

Directors may elect to defer their compensation under the 2012 NQDC Plan. Under this plan, the cash compensation is converted into phantom shares that are held in a hypothetical fee deferral account under the terms of the 2012 NQDC Plan. As of December 31, 2021, the balance in the hypothetical fee deferral accounts under the 2012 NQDC Plan (which also includes deferrals prior to 2021) and the years in which the deferral was elected were as follows:

• Ms. Bita: (2020-2021):	2,288 shares (including 33 DEUs earned in 2021)
• Mr. Fotiades (2013 to 2016):	13,542 shares (including 267 DEUs earned in 2021)
• Mr. Webb: (2013 to 2021):	19,466 shares (including 369 DEUs earned in 2021)

Based on their individual elections, each of the directors’ phantom shares will be distributed to them upon termination of service on the Board. See the discussion above and also the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2021 table above under “Executive Compensation.”

(3)

Represents the grant date fair value of 1,634 DSUs awarded to each of our non-employee directors who were elected at our annual meeting on April 29, 2021. The value of the DSUs is based on the closing price of our common stock on the date of grant which was $116.27 per share. The DSUs vest on the earlier of the date of our next annual meeting or the one-year anniversary of the grant date. These awards are expected to vest on April 29, 2022. Receipt of the vested DSUs is deferred until three years from the grant date. Messrs. Lyons and O’Connor have elected to further defer the receipt of the DSUs granted in 2021 until their service on the Board ends. While they are outstanding, DSUs earn DEUs, which are vested and paid to the director under the same terms as the underlying DSU award.

We awarded DSUs under similar terms to our directors in 2018, which were distributed (2,934 shares) in April 2021 to all directors other than Messrs. Fotiades, Lyons and O’Connor, each of whom had previously elected to defer receipt under our 2012 NQDC Plan and Ms. Modjtabai who was not a member of the Board in 2018. Awards granted in 2019 and 2020 are now fully vested and are scheduled to be distributed in May 2022 and April 2023, respectively, unless a specific deferral election has been made by the director.

Prior to the Merger, we granted restricted stock to our directors, and the Trust granted DSUs to members of its board. The restricted stock had a one-year vesting period and directors could elect to defer the awards after vesting under the AMB NQ Plans discussed above. The DSUs granted by the Trust were immediately vested but were required to be deferred until after the director’s service ended. The DSUs held by those trustees who joined our Board after the Merger were assumed by us under the Merger agreement, were converted based on the Merger exchange ratio, and continue to be deferred. These DSUs earn DEUs while they are outstanding.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	110

DIRECTOR COMPENSATION

DSUs and associated accrued DEUs outstanding as of December 31, 2021, were as follows and are vested unless otherwise noted (including DSUs and accrued DEUs granted by the Trust prior to the Merger):

• Ms. Bita:	6,454 shares (1,657 shares unvested) 2,609 shares to be distributed in May 2022; 2,188 shares to be distributed in April 2023; 1,657 shares to be distributed in April 2024
• Mr. Fotiades:	55,293 shares (1,657 shares unvested) Receipt of all shares deferred until service on the Board ends, except 2,188 shares to be distributed in April 2023; 1,657 shares to be distributed in June 2025
• Ms. Kennard:	6,454 shares (1,657 shares unvested) 2,609 shares to be distributed in May 2022; 2,188 shares to be distributed in April 2023; 1,657 shares to be distributed in April 2024
• Ms. Modjtabai	3,845 shares (1,657 shares unvested) 2,188 shares to be distributed in April 2023; 1,657 shares to be distributed in April 2024
• Mr. Lyons:	31,242 shares (1,657 shares unvested) Receipt of all remaining shares deferred until service on the Board ends
• Mr. O’Connor:	17,337 shares (1,657 shares unvested) Receipt of all shares deferred until service on the Board ends
• Mr. Piani:	6,454 shares (1,657 shares unvested) 2,609 shares to be distributed in May 2022; 2,188 shares to be distributed in April 2023; 1,657 shares to be distributed in April 2024
• Mr. Skelton:	6,454 shares (1,657 shares unvested) 2,609 shares to be distributed in May 2022; 2,188 shares to be distributed in April 2023; 1,657 shares to be distributed in April 2024
• Mr. Webb:	6,454 shares (1,657 shares unvested) 2,609 shares to be distributed in May 2022; 2,188 shares to be distributed in April 2023; 1,657 shares to be distributed in April 2024
• Mr. Zollars:	6,454 shares (1,657 shares unvested) 2,609 shares to be distributed in May 2022; 2,188 shares to be distributed in April 2023; 1,657 shares to be distributed in April 2024

(4)

The Prologis Foundation will match the amount of charitable contributions to qualifying organizations made by our directors and all of our employees. Amounts reported represent charitable contributions of our charitable foundation that were paid directly to outside organizations to match qualifying contributions made by the director. The annual maximum amount of matching contributions in one year applicable to our directors is $12,500. Matching contributions in a particular year that are not used may be carried over to the subsequent year.

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SECURITY OWNERSHIP

Security Ownership

The number of shares of our common stock beneficially owned, as of the dates indicated in the footnotes below, by each person known to us to be the beneficial owner of more than five percent, in the aggregate, of our outstanding common stock as of the dates indicated in the footnotes below is as follows:

Name and Address(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of Common Stock
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	95,857,871	12.96%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	77,044,162	10.4%
State Street Corporation(4) State Street Financial Center One Lincoln Street Boston, MA 02111	47,020,804	6.36%

(1)

Entities included have filed a Schedule 13G representing that the shares of common stock they are reporting were acquired and are held in the ordinary course of business, were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Prologis and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(2)

Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. (“Vanguard”) is included herein based on a Schedule 13G/A filed with the SEC on February 10, 2022. Such report provides that Vanguard: (i) is the beneficial owner of all such common shares; (ii) has sole voting power with respect to none of such common shares; (iii) has shared voting power with respect to 1,894,635 of such common shares; (iv) has sole dispositive power with respect to 92,152,397 of such common shares; and (v) has shared dispositive power with respect to 3,705,474 of such common shares.

(3)

Information regarding beneficial ownership of our common stock by entities related to BlackRock, Inc. is included herein based on a Schedule 13G/A filed with the SEC on January 27, 2022. Such report provides that BlackRock Inc.: (i) is the beneficial owner of all such common shares and has sole dispositive power with respect to all such common shares and (ii) has sole voting power with respect to 64,974,695 of such common shares.

(4)

Information regarding beneficial ownership of our common stock by entities related to State Street Corporation is included herein based on a Schedule 13G filed with the SEC on February 11, 2022. Such report provides that State Street Corporation is the beneficial owner of all such common shares and has shared dispositive power with respect to 46,855,443 common shares and shared voting power over 37,782,941 common shares.

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SECURITY OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned, as of March 7, 2022, by: (i) our CEO; (ii) our chief financial officer; (iii) our other NEOs; (iv) each of our directors; and (v) our directors and all of our executive officers as a group.

	Shares Beneficially Owned
Name(1)	Number of Shares of Common Stock as of March 7, 2022(2)	Number of Shares of Common Stock That May Be Acquired by May 6, 2022 (3)(4)(5)(6)(7)	Total Beneficial Ownership**	% of Outstanding Shares of Common Stock(8)	% of Outstanding Shares of Common Stock and Units(9)
NEOs:
Hamid Moghadam(10)	2,133,278	937,417	3,070,695	0.41%	0.41%
Thomas Olinger(11)	42,204	471,182	513,386	*	*
Eugene Reilly(12)	2,811	237,217	240,028	*	*
Gary Anderson	1,917	88,975	90,892	*	*
Edward Nekritz	1,834	587,952	589,786	*	*
Directors:
Cristina Bita	3,176	2,609	5,785
George Fotiades	22,710	—	22,710	*	*
Lydia Kennard	32,773	2,609	35,382	*	*
Irving Lyons III(13)	67,816	—	67,816	*	*
Avid Modjtabai	—	—	—
David O’Connor	4,035	—	4,035	*	*
Olivier Piani	4,557	2,609	7,166
Jeffrey Skelton	54,540	2,609	57,149	*	*
Carl Webb	81,705	2,609	84,314	*	*
William Zollars	16,956	2,609	19,565	*	*
All directors and executive officers as a group (16 total)(14)	2,470,312	2,733,881	5,204,193	0.70%	0.68%

*	Represents less than 0.1% of the outstanding shares of common stock and limited partnership units, as applicable.

**

This column does not include LTIP Units held by NEOs that will not meet the waiting period and other applicable conditions for conversion and redemption by May 6, 2022. Our NEOs have elected to take most, if not all, their equity awards in the form of LTIP Units since 2014. This column also does not include deferred stock units held by our directors that are deferred per their terms or by election until after May 6, 2022.

(1)	The principal address of each person is: c/o Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

(2)

This column includes shares of our common stock beneficially owned as of the date indicated. Includes vested shares of our common stock owned through our 401(k) Plan and our nonqualified deferred compensation plans, as applicable. Unless indicated otherwise, all interests are owned directly and the indicated person has sole voting and dispositive power. For discussion of our nonqualified deferred compensation plans, see the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2021 table above under “Executive Compensation.”

(3)

This column includes shares of our common stock that may be acquired within 60 days of March 7, 2022, through (i) scheduled vesting of restricted stock or restricted stock units, or payment of DSUs and associated accrued DEUs upon distribution and (ii) the exchange of limited partnership units beneficially owned directly or indirectly. Unvested and unearned awards granted under our employee stock plans that do not vest, or are not earned, by May 6, 2022, or vested awards that do not have a scheduled payment date by May 6, 2022, are not included. Vested LTIP Units earned under our employee stock plans that have not been held for the minimum holding period and cannot be converted to common partnership units by May 6, 2022, are not included. Unless indicated otherwise, all interests are owned directly and the indicated person will have sole voting and dispositive power upon receipt.

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SECURITY OWNERSHIP

(4)

This column does not include shares of phantom stock held in hypothetical fee deferral accounts under the terms of our nonqualified deferred compensation plans, all of which are non-voting. Phantom share balances as of March 7, 2022, were as follows:

• Ms. Bita:	2,288 shares
• Mr. Fotiades:	13,542 shares
• Mr. Webb:	19,466 shares

Generally, the director has deferred receipt of the underlying common stock until his service on the Board ends. See “Director Compensation—Director Compensation for Fiscal Year 2021.”

(5)

This column does not include shares of phantom stock held in a hypothetical fee deferral account by a director who was formerly a member of the Trust’s board, all of which are non-voting. Balance as of March 7, 2022, is as follows:

• Mr. Fotiades:	25,651 shares

Mr. Fotiades’ phantom stock will be distributed to him in January of the year following his termination from the Board. See “Director Compensation—Director Compensation for Fiscal Year 2021.”

(6)

This column does not include vested DSUs and associated accrued DEUs, all of which are non-voting, which were earned by directors who were formerly members of the Trust’s board. Balances as of March 7, 2022, were as follows:

• Mr. Fotiades:	20,560 shares
• Mr. Lyons:	9,475 shares

Generally, these awards are payable to the director when his or her service on the Board ends. See “Director Compensation—Director Compensation for Fiscal Year 2021.”

(7)

This column does not include vested or unvested DSUs and associated accrued DEUs, all of which are non-voting, receipt of which has been deferred to a date later than May 6, 2022, pursuant to a specific deferral election. See “Director Compensation—Director Compensation for Fiscal Year 2021.” Balances as of March 7, 2022, were as follows (not including shares disclosed in footnotes 4, 5 and 6):

• Ms. Bita:	3,845 shares
• Mr. Fotiades:	34,733 shares
• Ms. Kennard:	3,845 shares
• Mr. Lyons:	21,767 shares
• Ms. Modjtabai:	3,845 shares
• Mr. O’Connor:	17,337 shares
• Mr. Piani:	3,845 shares
• Mr. Skelton:	3,845 shares
• Mr. Webb:	3,845 shares
• Mr. Zollars:	3,845 shares

(8)

The percentage of shares of common stock beneficially owned by a person assumes that all the limited partnership units held by the person that can be exchanged as of May 6, 2022, are exchanged for shares of our common stock, and that none of the limited partnership units held by any other persons are so exchanged. The percentage of shares of common stock beneficially owned by all directors and executive officers as a group assumes that all the limited partnership units held by the group that can be exchanged as of May 6, 2022 are exchanged for shares of our common stock, and that none of the limited partnership units held by any person outside of the group are so exchanged.

(9)

The percentage of shares of common stock and units beneficially owned by a person assumes that all of the limited partnership units held by the person that can be exchanged as of May 6, 2022, are exchanged for shares of our common stock, and that all of the limited partnership units held by other persons that can be exchanged as of May 6, 2022, are so exchanged. The percentage of shares of common stock and units beneficially owned by all directors and executive officers as a group assumes that all of the limited partnership units held by the group that can be exchanged as of May 6, 2022, are exchanged for shares of our common stock, and that all of the limited partnership units held by other persons outside of the group that can be exchanged as of May 6, 2022, are so exchanged.

(10)

Includes 131,775 shares and 345,233 LTIP Units that are indirectly held through a trust of which Mr. Moghadam is the trustee, 982,414 shares are held through a rabbi trust pursuant to the AMB NQ Plans and the 2012 NQDC Plan, for which the trustee holds all voting power. In addition, Mr. Moghadam shares voting and dispositive power with his spouse with respect to 1,019,089 of such shares.

(11)

Includes 13,034 shares directly owned, 159,375 LTIP Units that are indirectly held through a trust of which Mr. Olinger is the trustee, and 29,170 shares held through a rabbi trust pursuant to the AMB NQ Plans and the 2012 NQDC Plan, for which the trustee holds all voting power.

(12)	Includes 2,811 shares held through a trust for which Mr. Reilly’s spouse is the trustee.

(13)

Includes 66,816 shares that are held through a family trust of which Mr. Lyons and his spouse are trustees and 1,000 shares held in trust for the benefit of Mr. Lyons’ daughter for which Mr. Lyons is the trustee.

(14)	Includes Mr. Curless who is an executive officer.

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EQUITY COMPENSATION PLANS

Equity Compensation Plans

We currently grant equity awards only under the 2020 LTIP. However, we do have awards outstanding that were granted under the 2012 LTIP, AMB Plans and the Trust Plans. The available shares of common stock under the 2012 LTIP, AMB Plans and the Trust Plans as of April 29, 2020, the date our stockholders approved the 2020 LTIP, were added to the share reserve of the 2020 LTIP. All outstanding awards under the AMB Plans and the Trust Plans will remain outstanding until they vest, expire or are forfeited by the participant. The 2020 LTIP does not expire but no further awards can be granted under the plan after the tenth anniversary date of the plan approval. Information about our equity compensation plans as of December 31, 2021, is as follows:

Plan Category (a)	# of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (b)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (c)	# of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (b)) (d)
Equity compensation plans approved by security holders(1)	4,555,620	—	23,164,301
Equity compensation plans not approved by security holders	—	—	—

(1)	The amount in column (b) includes 1,237,578 outstanding RSUs, DSUs, DEUs and phantom shares, and 3,318,042 LTIP Units.

(2)	Weighted average exercise price in column (c) not applicable for 2021.

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AUDIT MATTERS

Audit Matters

117	Audit Committee Report

118	Independent Public Accountant

119	Ratification of the Appointment of the Independent Public Accountant (Proposal 3)

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AUDIT MATTERS

Audit Committee Report

The purpose of the Audit Committee is to be an informed, vigilant and effective overseer of our financial accounting and reporting processes consistent with risk mitigation appropriate in the circumstances. The committee is directly responsible for the appointment, compensation and oversight of our independent public accountant. The committee is comprised of the four directors named below. Each member of the committee is independent as defined by SEC and NYSE rules. In addition, the Board has determined that each member of the Audit Committee is an audit committee financial expert and is financially literate in accordance with applicable NYSE and SEC rules. Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent public accountant is responsible for performing an independent audit of the company’s consolidated financial statements and the effectiveness of the company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities. The committee’s function is more fully described in its charter which has been approved by the Board. The charter can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance. Information contained on our website is not incorporated by reference into this proxy statement or any other report we file with the SEC.

We have reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2021, and unaudited financial statements for the quarterly periods ended March 31, June 30 and September 30, 2021, with management and KPMG LLP, the company’s independent public accountant. We also reviewed and discussed management’s assessment of the effectiveness of the company’s internal controls over financial reporting. The committee has discussed with KPMG LLP the matters that are required to be discussed by the applicable requirements of the PCAOB and the SEC. KPMG LLP has provided to the company the written disclosures and confirmation required by applicable PCAOB requirements regarding their communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP its independence. The committee also concluded that KPMG LLP’s performance of non-audit services to us and our affiliates, as pre-approved by the committee and described in the next section, does not impair KPMG LLP’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for 2021. The foregoing report is provided by the following independent directors, who constitute the committee.

Audit Committee:

Carl B. Webb (Chair)

Cristina G. Bita

Avid Modjtabai

Olivier Piani

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AUDIT MATTERS

Independent Public Accountant

The Audit Committee engaged KPMG LLP as our independent public accountant for the fiscal years ended December 31, 2021, and 2020. KPMG LLP was also retained to provide certain audit-related and tax services in 2021 and 2020.

In the course of the provision of services on our behalf, we recognize the importance of our independent public accountant’s ability to maintain objectivity and independence in its audit of our financial statements and the importance of minimizing any relationships that could appear to impair that objectivity. To that end, the Audit Committee has adopted policies and procedures governing the pre-approval of audit and non-audit work performed by our independent public accountant. The independent public accountant is authorized to perform specified pre-approved services up to certain annual amounts and up to specified amounts for specific services. Such limits vary by the type of service provided. Individual engagements anticipated to exceed pre-established thresholds must be separately approved. All of the fees reflected below for 2021 and 2020 were pre-approved by the Audit Committee.

The following table represents fees for professional audit services rendered for the audit of our consolidated financial statements for the years ended December 31, 2021, and 2020 and fees billed for other services rendered in each year.

Types of Fees	2021	2020
Audit fees(1)	$3,869,193	$5,278,250
Audit-related fees(2)	$165,305	$95,671
Tax fees(3)	$523,312	$451,077
All other fees(4)	—	—
Totals	$4,557,810	$5,824,998

(1)

Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, including all services required to comply with the standards of the PCAOB, and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, amounts include fees for services associated with comfort letters, statutory audits, audits of consolidated entities, consents, technical accounting consultations and reviews of documents filed with the SEC.

(2)	Audit-related fees consist of fees for assurance and related services associated with the issuance of attestation reports.

(3)	Tax fees are primarily fees for tax compliance, tax return preparation, tax planning and pre-approved tax consultations.

(4)	No other fees were billed for 2021 or 2020.

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AUDIT MATTERS

PROPOSAL 3

Ratification of the Appointment of the Independent Public Accountant

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent public accountants retained to audit our financial statements. The Audit Committee has appointed KPMG LLP as our independent public accountant for the year 2022. KPMG LLP has served in this role since 2002. The Audit Committee is responsible for the audit fee negotiations associated with the company’s retention of KPMG LLP. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent public accountant. In conjunction with the mandated rotation of KPMG LLP’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG LLP’s new lead engagement partner. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent public accountant is in the best interest of the company and our stockholders.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent public accountant for the year 2022. In the event our stockholders do not approve the appointment, the appointment will be reconsidered by the Audit Committee.

KPMG LLP representatives are expected to attend the 2022 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

You may vote for, vote against or abstain from voting on ratifying the appointment of KPMG LLP as our independent public accountant for the year 2022. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of such votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

The Board unanimously recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent public accountant for the year 2022.

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ADDITIONAL INFORMATION

Additional Information

121	Proxy and Annual Meeting FAQ

127	Submitting Stockholder Proposals

129	Delinquent Section 16(a) Reports

130	Annual Report to Stockholders and Corporate Governance Documents

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ADDITIONAL INFORMATION

Proxy and Annual Meeting FAQ

Proxy materials

We are required under SEC regulations to provide you with a proxy statement when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is a legal designation of another person to vote the stock you own, which person is also referred to as your “proxy.” This designation may be done in a written document that is called a “proxy” or “proxy card.”

The proxy materials consist of our 2022 Proxy Statement and our 2021 Annual Report to Stockholders, which includes our 2021 Annual Report on Form 10-K.

Your vote is very important. For this reason, our Board is requesting that you permit your common stock to be represented and voted at the annual meeting by the proxies named on the proxy card.

Notice of Internet Availability

We have implemented the Notice and Access Rule enacted by the SEC for distribution of materials for our annual meeting. Accordingly, we are sending a Notice of Internet Availability to many of our stockholders of record and our beneficial owners. All stockholders will be able to access the proxy materials. We believe that the electronic availability of materials is an appropriate proxy communication solution that will allow us to provide our stockholders with the materials they need, while lowering the cost of delivery and reducing the environmental impact of our annual meetings. Stockholders may request to receive printed copies of the proxy materials.

Distribution of proxy materials

On or about March 25, 2022, the Notice of Annual Meeting and Internet Availability of Proxy Materials (“Notice of Internet Availability”) will be distributed to many of our stockholders, either in printed form by mail or electronically by email, in lieu of mailing the printed proxy materials. The Notice of Internet Availability instructs stockholders as to how they may: (i) access and review all of the proxy materials through the Internet; (ii) submit their proxy; and (iii) receive printed proxy materials. Also on or about March 25, 2022, printed proxy materials, including our 2022 Proxy Statement and our Annual Report on Form 10-K for 2021, will be mailed to all other stockholders, as requested or required. On the mailing date, all stockholders and beneficial owners will have the ability to access all of the proxy materials on the Internet at www.proxyvote.com or on our website at http://ir.prologis.com/annuals.cfm. Information contained on our website is not incorporated by reference into this proxy statement or any other report we file with the SEC.

Stockholders may request to receive proxy materials electronically by email on an ongoing basis by visiting our website and selecting the link “Consent for Electronic Delivery.” You can also sign up for electronic delivery of proxy materials by following the instructions on the proxy card and Notice of Internet Availability with respect to how to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. If you register to receive future proxy materials electronically by email, you will receive an email next year with instructions on how to access those proxy materials and how to vote. If you change your email address, you will need to update your registration. Your election on how to receive proxy materials will remain in effect until you terminate it.

Stockholders will receive printed copies of the proxy materials if they have elected this form of delivery or they are participants in our 401(k) Plan. Printed copies of the proxy materials will be provided upon request at no charge by submitting a written notice to Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

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ADDITIONAL INFORMATION

Voting at the annual meeting in virtual format

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares and a Notice of Internet Availability or printed proxy materials and a proxy card are being sent directly to you. As the stockholder of record, you have the right to attend and to vote virtually at the annual meeting. To be admitted to the virtual annual meeting you must enter the control number found on your proxy card or voting instruction form or notice you previously received. Even if you plan to attend the virtual annual meeting, we recommend that you authorize your proxy to vote your shares in advance so that your vote will be counted should you later decide not to attend the annual meeting.

Most of our stockholders hold their shares in street name through a broker, bank, trustee or other nominee rather than directly in their own name. In this case, you are considered the beneficial owner of shares held in street name, and a Notice of Internet Availability or printed proxy materials are being forwarded to you together with a voting instruction card by your broker, bank, trustee or nominee. As the beneficial owner, you are also invited to attend the virtual annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares virtually at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares, which will give you the right to vote the shares at the annual meeting. You will need to contact your broker, bank, trustee or nominee to obtain a legal proxy. Follow the instructions provided on the voting instruction form provided by your broker.

Voting without attending the annual meeting

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, trustee or nominee. In most cases, you will be able to do this by telephone, through the Internet or by mail. If you are a stockholder of record, please refer to the summary instructions on the proxy card included with your proxy materials or the instructions on how to vote contained in the Notice of Internet Availability. If you hold your shares in street name, the voting instructions will be communicated to you by your broker, bank, trustee or nominee. The Notice of Internet Availability also provides instructions on how you can request a printed copy of the proxy materials and proxy card, if you desire.

By Telephone or through the Internet—If you have telephone or Internet access, you may submit your proxy by following the instructions included with your proxy materials or, if you requested a printed copy of the proxy materials, on the proxy card. If you provide specific voting instructions, your shares will be voted as you have instructed.

By Mail—If you requested a printed copy of the proxy materials, you may submit your proxy by mail by signing the proxy card or, for shares held in street name, by following the voting instruction card included by your broker, bank, trustee or nominee and mailing it in the postage-paid envelope that is included. If you provide specific voting instructions, your shares will be voted as you have instructed.

The telephone and Internet proxy voting facilities for stockholders of record will close at 11:59 p.m., Eastern time, on May 3, 2022, unless the meeting is postponed or adjourned, in which case such voting facilities may remain open or be reopened until the day before the postponed or adjourned meeting.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your broker, bank, trustee or nominee.

If you vote by telephone or through the Internet, you do not have to return a proxy card or voting instruction card.

The telephone and Internet proxy voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend the annual meeting virtually.

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ADDITIONAL INFORMATION

Changing your vote

You may revoke your proxy at any time and change your vote at any time before the final vote at the annual meeting. If you are a stockholder of record, you may do this by signing and submitting a written notice to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111, by submitting a new proxy card with a later date, by voting again by telephone or through the Internet (your latest telephone or Internet proxy is counted), or by attending the annual meeting virtually and voting by ballot at the annual meeting. If you hold your shares beneficially in street name, you will need to contact your broker, bank, trustee or nominee to determine the process for revoking a voting instruction. Merely attending the annual meeting will not revoke a proxy unless you specifically request your proxy to be revoked.

All shares that have been properly voted (for which proxies have not been revoked) will be voted at the annual meeting.

Specific voting instructions not given

If you hold your shares directly in your name, and you sign and return a proxy card without giving specific voting instructions, the shares of common stock represented by that proxy will be voted as recommended by the Board. If you hold your shares in street name through a broker, bank, trustee or nominee and you do not provide specific voting instructions, your broker, bank, trustee or nominee will have discretion to vote such shares but only with respect to routine matters (Proposal 3).

If no voting instructions are received from you, and you hold your shares in street name, your broker, bank, trustee or nominee will not turn in a proxy card for your shares on the non-routine matters proposed at our annual meeting. Non-routine matters are the election of directors (Proposal 1) and the advisory vote to approve the company’s executive compensation for 2021 (Proposal 2).

If you hold shares in your 401(k) Plan account and do not provide the trustee of the 401(k) Plan with specific voting instructions, the trustee will vote all uninstructed shares held in our 401(k) Plan in the same proportion as how instructed shares held in the 401(k) Plan are voted.

Vote required for proposals

Vote Required for Proposal 1 (Election of Directors): You may vote for, vote against or abstain from voting for any of the director nominees. Assuming a quorum is present, to elect a particular director nominee, the number of votes cast “For” a director nominee must exceed the number of such votes cast “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election. A more detailed description of these majority voting procedures is provided below under “Majority Voting.”

Vote Required for Proposal 2 (Advisory Vote to Approve the Company’s Executive Compensation for 2021): You may vote for, vote against or abstain from voting for the resolution on the company’s executive compensation for 2021. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of such votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Vote Required for Proposal 3 (Ratification of the Appointment of Independent Public Accountant): You may vote for, vote against or abstain from voting on ratifying the appointment of KPMG LLP as our independent public accountant for the year 2022. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of such votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

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ADDITIONAL INFORMATION

Proxy solicitation

We pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees, in person or by telephone, facsimile or other electronic means. These people will not be specially compensated for their solicitation of proxies.

In accordance with the rules and regulations of the SEC and NYSE, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of our common stock.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROLOGIS, INC. SINCE THE DATE OF THIS PROXY STATEMENT.

Admission to the annual meeting in virtual format

To be admitted to the annual meeting at www.virtualshareholdermeeting.com/pld2022, you must enter the control number found on your proxy card or voting instruction form or notice you previously received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Technical support contact information will be available on the meeting website prior to the meeting start time.

Asking questions at the annual meeting in virtual format

Stockholders can ask and submit questions by typing them into the “Submit Question” field on the virtual meeting site. Questions may be asked throughout the annual meeting using the above process (or before or after the meeting by contacting our investor relations department). Questions that are not answered at the meeting will be addressed after the meeting by phone, email, meeting, disclosure on our corporate website, or otherwise as appropriate.

Board’s voting recommendations

The Board recommends a vote:

•	“for” the election of each of the eleven nominees to the Board named in the proxy statement (Proposal 1);

•	“for” the approval, on an advisory basis, of the company’s executive compensation for 2021 (Proposal 2);

•	“for” the ratification of the appointment of KPMG LLP as our independent public accountant for the year 2022 (Proposal 3);

Who can vote

Each issued and outstanding share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Holders of record of Prologis common stock at the close of business on the record date, March 7, 2022, are entitled to notice of and to vote at the annual meeting. As of March 7, 2022, there were 740,181,753 shares of our common stock outstanding.

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ADDITIONAL INFORMATION

Quorum requirement

There is no right to cumulative voting. A quorum is met if a majority of the shares of common stock outstanding as of the record date are represented, in person or by proxy, at the virtual annual meeting. Your shares are counted as present at the virtual meeting if you are present and entitled to vote at the meeting, if you have properly submitted a proxy card, or if you authorize your proxy to vote your shares by telephone or through the Internet.

If you are present at the virtual annual meeting in person or by proxy, but you abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote for purposes of determining a quorum.

Broker non-votes are also counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares of our common stock for a beneficial owner is present at the virtual meeting, in person or by proxy, and entitled to vote, but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions on how to vote with respect to that item from the beneficial owner.

Majority voting

Our bylaws provide that the vote required for election of directors is a “majority vote of the votes cast” in uncontested elections of directors. Accordingly, directors are required to be elected by the majority of votes cast by the shares present in person or represented by proxy with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “For” a director nominee by the holders of shares of common stock entitled to vote on the election of directors and represented in person or by proxy at the annual meeting must exceed the number of such shares voted “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal.

In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director. In the event of a contested election where the plurality vote standard applies, stockholders shall be permitted to vote only “for” a director nominee or to designate their vote be “withheld” from such nominee.

If a nominee who is serving as a director is not elected by a majority vote at the annual meeting, then, under Maryland law, such director would continue to serve as a “holdover director.” Under our bylaws, any director who fails to be elected by a majority vote shall tender his or her resignation to the Board, subject to acceptance by the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will then act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in the Board’s decision. Non-incumbent directors who are not elected at the annual meeting would not become directors and would not serve on the Board as a “holdover director.”

Proxy access

In 2016, we adopted proxy access with a “3/3/20/20” market standard. The amendment and restatement of our bylaws provides that, subject to certain requirements, a stockholder or a group of up to 20 stockholders, owning three percent or more of our outstanding common stock continuously for at least three years, can require us to include in our annual meeting proxy materials director nominations for up to 20% of the number of directors, or two directors, whichever is greater. Proxy access rights are subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

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ADDITIONAL INFORMATION

Stockholder recommended nominees for director

The Governance Committee will evaluate nominees for director recommended by stockholders against the same criteria that it uses to evaluate other director nominees, as described under “Board of Directors and Corporate Governance—Director Qualifications, Skills and Experience.” The committee will consider nominees to the Board recommended by stockholders with respect to elections to be held at an annual meeting if notice of the nomination is timely delivered in writing to our secretary prior to the meeting. See “Submitting Stockholder Proposals” for notice requirements prescribed by our Bylaws.

Additional matters present at the annual meeting

We do not anticipate any other business to be brought before the 2022 annual meeting of stockholders. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, the proxies, in their discretion, are authorized to vote on other matters that may properly come before the meeting and any adjournments or postponements of the meeting.

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ADDITIONAL INFORMATION

Submitting Stockholder Proposals

There are no stockholder proposals for consideration at the 2022 annual meeting. You may submit proposals, including director nominations, for consideration at our next annual meeting expected to be held in 2023 as follows:

Deadline for submitting stockholder proposals for inclusion in our 2023 proxy statement. Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) provides that certain stockholder proposals must be included in the proxy statement for our annual meeting. For a stockholder proposal to be considered for inclusion in the 2023 proxy statement for our 2023 annual meeting, it must be received at our principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) no later than November 25, 2022. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

If, however, the date of the 2023 annual meeting is advanced or delayed by more than 30 days from May 4, 2023, we must receive notice a reasonable time before we begin to print and distribute our proxy materials.

Deadline for submitting stockholder proposals or director nominations not to be included in our 2023 Proxy Statement. If you intend to present a proposal or nomination for director at our 2023 annual meeting, but you do not intend to have it included in our 2023 proxy statement, the notice of proposal or nomination must be delivered to, or mailed and received by, us at our principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) not earlier than January 4, 2023, and not later than February 3, 2023.

If, however, the date of the 2023 annual meeting is advanced or delayed by more than 30 days from May 4, 2023, we must receive the notice of proposal or nomination not more than 120 days prior to the date of the 2023 annual meeting and not less than 90 days prior to the date of the 2023 annual meeting.

If less than 100 days’ notice or prior public disclosure of the date of the 2023 annual meeting (which was advanced or delayed by more than 30 days from May 4, 2023) is given or made to stockholders, the deadline to receive the notice of proposal or nomination is the close of business on the 10th day following the day on which notice of the 2023 annual meeting date was mailed or publicly disclosed. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Deadline for submitting proxy access director nominations to be included in our 2023 proxy statement. If you intend to present a nomination for director at our 2023 annual meeting pursuant to the proxy access provisions in our bylaws and to comply with the SEC’s universal proxy rules (once effective), the notice of proxy access nomination must be delivered to, or mailed and received by, us at our principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) not earlier than January 4, 2023, and not later than February 3, 2023.

If, however, the date of the 2023 annual meeting is advanced or delayed by more than 30 days from May 4, 2023, we must receive the notice of nomination not more than 120 days prior to the date of the 2023 annual meeting and not less than 90 days prior to the date of the 2023 annual meeting.

If less than 100 days’ notice or prior public disclosure of the date of the 2023 annual meeting (which was advanced or delayed by more than 30 days from May 4, 2023) is given or made to stockholders, the deadline to receive the notice of nomination is the close of business on the 10th day following the day on which notice of the 2023 annual meeting date was given or publicly disclosed. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Stockholder notice. As set forth in our bylaws, for stockholder proposals other than director nominations, such stockholder’s notice must contain, among other things, with respect to each proposed matter:

•	a brief description of the business and the reasons for conducting such business at the annual meeting;

•	the name of the stockholder and any “stockholder associated person” (as defined in our bylaws);

•	the record address or current address, if different, of the stockholder and any stockholder associated person;

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ADDITIONAL INFORMATION

•

the class, series and number of shares the stockholder and any stockholder associated person beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares);

•	any material interest the stockholder or any stockholder associated person has in such business;

•

whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf, or by a stockholder associated person or on that person’s behalf (including any agreement, arrangement or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes or to increase the voting power of such stockholder or stockholder associated person) and a general description of such activity; and

•	to the extent known by the stockholder giving notice, the name and address of any other stockholder supporting a proposal of other business.

Please review our bylaws for more information regarding requirements to submit a stockholder proposal outside of Rule 14a-8.

As set forth in our bylaws, for director nominations, a stockholder’s notice must contain, among other things, with respect to each proposed nominee:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series and number of shares beneficially held by the proposed nominee, the date such shares were acquired, and the investment intent of such acquisition;

•	any other information relating to the proposed nominee that is required to be disclosed under Regulation 14A of the Exchange Act;

•	the proposed nominee’s written consent to serve as a director if elected and, with respect to proxy access nominations, to be named in our proxy materials;

•

a statement whether such person, if elected or re-elected, or as a condition thereto, will tender an irrevocable resignation effective upon failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board; and

•

with respect to the stockholder giving the notice: (i) the name of the stockholder, the record address (or current address, if different) of the stockholder, and the class, series and number of shares the stockholder beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares); (ii) whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf (including any agreement, arrangement or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes or to increase the voting power of such stockholder) and a general description of such activity; and (iii) to the extent known by the stockholder giving notice, the name and address of any other stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director, as well as similar information regarding any stockholder associated person.

We may require a proposed nominee to furnish other information to determine the eligibility of such proposed nominee to serve as one of our directors. Please review our bylaws for more information regarding proxy access eligibility, procedural and disclosure requirements and other relevant requirements to nominate directors.

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ADDITIONAL INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, as amended, requires our directors, certain officers and certain beneficial owners of our common stock to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information available to us, we believe that, in 2021, all of the above persons and entities met all applicable SEC filing requirements except one report with one transaction each for Mr. Anderson and Mr. Lyons was not filed on a timely basis due to an administrative error.

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ADDITIONAL INFORMATION

Annual Report to Stockholders and Corporate Governance Documents

We will provide copies of our annual report to requesting stockholders, free of charge, by contacting Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111, telephone (415) 394-9000. Our Code of Ethics and Business Conduct, Governance Guidelines and our Audit, Compensation and Governance Committee charters can be viewed on our website at http://ir.prologis.com/governance. In addition, copies of our Code of Ethics and Business Conduct, Governance Guidelines, our Audit, Compensation and Governance Committee charters and our bylaws can be obtained by any stockholder, free of charge, upon written request to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

March 25, 2022

San Francisco, California

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

APPENDIX A

Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Please refer to our annual and quarterly financial statements filed with the Securities and Exchange Commission on Forms 10-K and 10-Q and other public reports for further information about us and our business.

Annualized TSR is calculated based on the stock price appreciation and dividends paid to show a total return to a stockholder over a period of time. This calculation assumes dividends are reinvested into the stock on the day the dividend is paid. We annualize TSR by converting the total return of the stock at the end of a prescribed time period to an annualized basis.

Asset Management Fees represents the third-party share of asset management and transactional fees from both consolidated and unconsolidated co-investment ventures.

Assets Under Management (“AUM”) represents the estimated fair value of the real estate we own or manage through both our consolidated and unconsolidated entities. We calculate AUM by adding Investment Capacity and the third-party investors’ share of the estimated fair value of the assets in the co-investment ventures to our share of total market capitalization (calculated as market equity plus our share of total debt).

Calculation of Per Share Amounts (in thousands, except per share amounts):

	2021	2020	2019	2018	2017	2016	2015
Net earnings
Net earnings	$2,933,571	$1,473,122	$1,566,950	$1,643,426	$1,641,931	$1,203,218	$862,788
Noncontrolling interest attributable to exchangeable limited partnership units	82,092	41,938	46,986	49,743	46,280	37,079	13,120
Gains, net of expenses, associated with exchangeable debt assumed exchanged	—	—	—	—	—	—	(1,614)
Adjusted net earnings—Diluted	$3,015,663	$1,515,060	$1,613,936	$1,693,169	$1,688,211	$1,240,297	$874,294
Weighted average common shares outstanding—Basic	739,363	728,323	630,580	567,367	530,400	526,103	521,241
Incremental weighted average effect on exchange of limited partnership units	20,913	20,877	19,154	17,768	15,945	16,833	8,569
Incremental weighted average effect of equity awards	4,486	5,214	5,169	5,104	5,955	3,730	1,961
Incremental weighted average effect on exchangeable debt assumed exchanged(1)	—	—	—	—	—	—	2,173
Weighted average common shares outstanding—Diluted	764,762	754,414	654,903	590,239	552,300	546,666	533,944
Net earnings per share—Basic	$3.97	$2.02	$2.48	$2.90	$3.10	$2.29	$1.66
Net earnings per share—Diluted	$3.94	$2.01	$2.46	$2.87	$3.06	$2.27	$1.64

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

	2021	2020	2019	2018	2017	2016	2015
Core FFO
Core FFO	$3,172,283	$2,864,148	$2,164,017	$1,788,149	$1,551,153	$1,400,498	$1,181,290
Noncontrolling interest attributable to exchangeable limited partnership units	567	598	646	1,531	2,903	4,273	213
Interest expense on exchangeable debt assumed exchanged	—	—	—	—	—	—	3,506
Core FFO—Diluted	$3,172,850	$2,864,746	$2,164,663	$1,789,680	$1,554,056	$1,404,771	$1,185,009
Weighted average common shares outstanding—Basic	739,363	728,323	630,580	567,367	530,400	526,103	521,241
Incremental weighted average effect on exchange of limited partnership units	20,913	20,877	19,154	17,768	15,945	16,833	6,897
Incremental weighted average effect of equity awards	4,486	5,214	5,169	5,104	5,955	3,730	1,961
Incremental weighted average effect on exchangeable debt assumed exchanged (1)	—	—	—	—	—	—	2,173
Weighted average common shares outstanding—Diluted	764,762	754,414	654,903	590,239	552,300	546,666	532,272
Core FFO per share—Diluted	$4.15	$3.80	$3.31	$3.03	$2.81	$2.57	$2.23

(1)	In March 2015, the exchangeable debt was settled primarily through the issuance of common stock. The adjustment in 2015 assumes the exchange occurred on January 1, 2015.

See definition of Core FFO below in “Funds from Operations attributable to common stockholders and unitholders.”

Compound Annual Growth Rate, also referred to as CAGR, is used to determine the annual growth rate over a specified period of time longer than one year. The compound annual growth is calculated by dividing the ending value by the beginning value and multiplying the result to the power of one divided by the number of years in the calculation and then subtracting one from the result. We determined the seven-year compound annual growth rate of our Core FFO per share at December 31, 2021, to be 12.3% by dividing the 2021 diluted Core FFO per share of $4.15 by 2014 diluted Core FFO per share of $1.85, then multiplying the result to the one-seventh power and then subtracting one from the result.

The Dow Jones Sustainability Indices (“DJSI”) are global sustainability indices offered cooperatively by RobecoSAM and S&P Dow Jones Indices, tracking the stock performance of companies in terms of economic, environmental and social criteria.

Estimated Value Creation represents the value that we expect to create through our development and leasing activities. We calculate Estimated Value Creation by estimating the Stabilized NOI that the property will generate and applying a stabilized capitalization rate applicable to that property. Estimated Value Creation is calculated as the amount by which the value exceeds our TEI and does not include any fees or promotes we may earn. Estimated Value Creation for our value-added properties that are sold includes the realized economic gain.

Estimated Weighted Average Margin is calculated on developed properties as the Value Creation less estimated closing costs and taxes, if any, on properties expected to be sold or contributed, divided by the TEI.

Fee Related Earnings (“FRE”) is a non-GAAP financial measure and component of NAV. It is used to assess the performance of our strategic capital business and enables management and investors to estimate the corresponding fair value. FRE is calculated as the third-party share of asset management fees and transactional fees from our consolidated and unconsolidated co-investment ventures, net of direct and allocated related expenses. As non-GAAP financial measures, FRE has certain limitations as an analytical tool and may vary among real estate and asset management companies.

Funds from Operations attributable to common stockholders and unitholders (“FFO”). FFO is a non-GAAP financial measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net earnings.

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

The National Association of Real Estate Investment Trusts (“NAREIT” or “Nareit”) defines FFO as earnings computed under GAAP to exclude historical cost depreciation and gains and losses from the sales, along with impairment charges, of previously depreciated properties. We also exclude the gains on revaluation of equity investments upon acquisition of a controlling interest and the gain recognized from a partial sale of our investment, as these are similar to gains from the sales of previously depreciated properties. We exclude similar adjustments from our unconsolidated entities and the third parties’ share of our consolidated co-investment ventures.

Our FFO Measures. Our FFO measures begin with NAREIT’s definition and we make certain adjustments to reflect our business and the way that management plans and executes our business strategy. While not infrequent or unusual, the additional items we adjust for in calculating FFO, as modified by Prologis, and Core FFO, both as defined below, are subject to significant fluctuations from period to period. Although these items may have a material impact on our operations and are reflected in our financial statements, the removal of the effects of these items allows us to better understand the core operating performance of our properties over the long term. These items have both positive and negative short-term effects on our results of operations in inconsistent and unpredictable directions that are not relevant to our long-term outlook.

We calculate our FFO measures, as defined below, based on our proportionate ownership share of both our unconsolidated and consolidated ventures. We reflect our share of our FFO measures for unconsolidated ventures by applying our average ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis. We reflect our share for consolidated ventures in which we do not own 100% of the equity by adjusting our FFO measures to remove the noncontrolling interests share of the applicable reconciling items based on our average ownership percentage for the applicable periods.

These FFO measures are used by management as supplemental financial measures of operating performance and we believe that it is important that stockholders, potential investors and financial analysts understand the measures management uses. We do not use our FFO measures as, nor should they be considered to be, alternatives to net earnings computed under GAAP, as indicators of our operating performance, as alternatives to cash from operating activities computed under GAAP or as indicators of our ability to fund our cash needs.

We analyze our operating performance principally by the rental revenues of our real estate and the revenues from our strategic capital business, net of operating, administrative and financing expenses. This income stream is not directly impacted by fluctuations in the market value of our investments in real estate or debt securities.

FFO, as modified by Prologis attributable, to common stockholders and unitholders (“FFO, as modified by Prologis”).

To arrive at FFO, as modified by Prologis, we adjust the NAREIT-defined FFO measure to exclude the impact of foreign currency-related items and deferred tax, specifically:

•	deferred income tax benefits and deferred income tax expenses recognized by our subsidiaries;

•

current income tax expense related to acquired tax liabilities that were recorded as deferred tax liabilities in an acquisition, to the extent the expense is offset with a deferred income tax benefit in earnings that is excluded from our defined FFO measure;

•

foreign currency exchange gains and losses resulting from (a) debt transactions between us and our foreign entities, (b) third-party debt that is used to hedge our investment in foreign entities, (c) derivative financial instruments related to any such debt transactions and (d) mark-to-market adjustments associated with other derivative financial instruments.

We use FFO, as modified by Prologis, so that management, analysts and investors are able to evaluate our performance against other REITs that do not have similar operations or operations in jurisdictions outside the U.S.

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Core FFO attributable to common stockholders and unitholders (“Core FFO”). In addition to FFO, as modified by Prologis, we also use Core FFO. To arrive at Core FFO, we adjust FFO, as modified by Prologis, to exclude the following recurring and nonrecurring items that we recognized directly in FFO, as modified by Prologis:

•	gains or losses from the disposition of land and development properties that were developed with the intent to contribute or sell;

•	income tax expense related to the sale of investments in real estate;

•	impairment charges recognized related to our investments in real estate generally as a result of our change in intent to contribute or sell these properties;

•	gains or losses from the early extinguishment of debt and redemption and repurchase of preferred stock; and

•	expenses related to natural disasters.

We use Core FFO, including by segment and region, to: (i) assess our operating performance as compared to other real estate companies; (ii) evaluate our performance and the performance of our properties in comparison with expected results and results of previous periods; (iii) evaluate the performance of our management; (iv) budget and forecast future results to assist in the allocation of resources; (v) provide guidance to the financial markets to understand our expected operating performance; and (vi) evaluate how a specific potential investment will impact our future results.

Limitations on the use of our FFO measures. While we believe our modified FFO measures are important supplemental measures, neither NAREIT’s nor our measures of FFO should be used alone because they exclude significant economic components of net earnings computed under GAAP and are, therefore, limited as an analytical tool. Accordingly, these are only a few of the many measures we use when analyzing our business. Some of the limitations are:

•	The current income tax expenses that are excluded from our modified FFO measures represent the taxes that are payable.

•

Depreciation and amortization of real estate assets are economic costs that are excluded from FFO. FFO is limited, as it does not reflect the cash requirements that may be necessary for future replacements of the real estate assets. Furthermore, the amortization of capital expenditures and leasing costs necessary to maintain the operating performance of logistics facilities are not reflected in FFO.

•

Gains or losses from non-development property dispositions and impairment charges related to expected dispositions represent changes in value of the properties. By excluding these gains and losses, FFO does not capture realized changes in the value of disposed properties arising from changes in market conditions.

•

The deferred income tax benefits and expenses that are excluded from our modified FFO measures result from the creation of a deferred income tax asset or liability that may have to be settled at some future point. Our modified FFO measures do not currently reflect any income or expense that may result from such settlement.

•

The foreign currency exchange gains and losses that are excluded from our modified FFO measures are generally recognized based on movements in foreign currency exchange rates through a specific point in time. The ultimate settlement of our foreign currency-denominated net assets is indefinite as to timing and amount. Our FFO measures are limited in that they do not reflect the current period changes in these net assets that result from periodic foreign currency exchange rate movements.

•

The gains and losses on extinguishment of debt or preferred stock that we exclude from our Core FFO may provide a benefit or cost to us as we may be settling our obligation at less or more than our future obligation.

•	The natural disaster expenses that we exclude from Core FFO are costs that we have incurred.

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

We compensate for these limitations by using our FFO measures only in conjunction with net earnings computed under GAAP when making our decisions. This information should be read with our complete Consolidated Financial Statements prepared under GAAP. To assist investors in compensating for these limitations, we reconcile our modified FFO measures to our net earnings computed under GAAP as follows (in millions).

	2021	2020	2019	2018	2017	2016	2015
Reconciliation of net earnings to FFO measures:
Net earnings attributable to common stockholders	$2,933.6	$1,473.1	$1,567.0	$1,643.4	$1,641.9	$1,203.2	$862.8
Add (deduct) NAREIT defined adjustments:
Real estate related depreciation and amortization	1,533.5	1,523.4	1,102.1	912.8	847.5	899.8	854.5
Gains on dispositions of real estate properties, net (excluding development properties and land)	(748.9)	(252.2)	(390.2)	(371.2)	(855.4)	(423.0)	(500.8)
Reconciling items related to noncontrolling interests	5.0	(57.4)	(8.2)	23.1	(39.0)	(104.8)	(78.1)
Our share of reconciling items included in earnings from unconsolidated entities	200.4	267.9	246.0	141.8	147.5	162.1	185.6
Subtotal—NAREIT defined FFO	3,923.6	2,954.8	2,516.7	2,349.9	1,742.5	1,737.3	1,324.0
Add (deduct) our modified adjustments:
Unrealized foreign currency and derivative losses (gains), net	(172.8)	160.4	69.0	(120.4)	69.4	(7.5)	1.0
Deferred income tax benefit	1.3	0.7	12.2	1.4	(5.0)	(5.5)	(5.1)
Current income tax expense on dispositions related to acquired tax assets	3.0	5.6	0.0	1.2	2.3	0.0	3.5
Reconciling items related to noncontrolling interests	0.9	(1.4)	0.4	(0.2)	(0.0)	0.7	(1.3)
Our share of reconciling items included in earnings from unconsolidated entities	(1.1)	(0.2)	(7.5)	(0.3)	(14.7)	(22.9)	(13.6)
FFO, as modified by Prologis	3,754.9	3,119.9	2,590.8	2,231.6	1,794.5	1,702.1	1,308.5
Adjustments to arrive at Core FFO:
Gains on dispositions of development properties and land, net	(817.0)	(464.9)	(467.6)	(469.8)	(327.5)	(334.4)	(258.1)
Current income tax expense (benefit) on dispositions	38.0	41.0	15.1	17.1	19.1	24.2	(0.2)
Acquisition expenses	—	—	—	—	—	4.6	47.0
Losses (gains) on early extinguishment of debt and preferred stock repurchase, net	187.5	198.6	16.1	2.6	72.3	(2.5)	86.3
Reconciling items related to noncontrolling interests	6.6	(2.5)	0.2	6.2	(0.4)	4	(11)
Our share of reconciling items included in earnings from unconsolidated entities	2.3	(27.9)	9.4	0.4	(6.8)	2.2	8.9
Core FFO	3,172.3	$2,864.2	$2,164.0	$1,788.1	$1,551.2	$1,400.5	$1,181.3

General and Administrative Expenses (“G&A”). Generally our property management personnel perform the property-level management of the properties in our owned and managed portfolio, which include properties we consolidate and those we manage that are owned by the unconsolidated co-investment ventures. We allocate the costs of our property management function to the properties we consolidate (included in rental expenses) and the properties owned by the unconsolidated co-investment ventures (included in strategic capital expenses) by using the square feet owned by the respective portfolios. Strategic capital expenses also include the direct expenses associated with the asset management of the unconsolidated co-investment ventures provided by our employees who are assigned to our strategic capital segment and promote expenses. We do not allocate indirect costs to strategic capital expenses.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	A-5

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Global Customer Retention. The square footage of all leases commenced during the period that are rented by existing tenants divided by the square footage of all expiring and in-place leases during the reporting period. The square footage of tenants that default or buy-out prior to expiration of their lease and short-term leases of less than one year, are not included in the calculation.

GRESB (“Global Real Estate Sustainability Benchmark”) assesses the sustainability performance of real estate and infrastructure portfolios and assets worldwide.

Investment Capacity is our estimate of the gross real estate that could be acquired by our co-investment ventures through the use of existing equity commitments from us and our partners assuming the maximum leverage limits of the ventures are used.

LED lighting. LED stands for “light-emitting diode.” LED lighting is a type of energy efficient lighting.

Liquidity is equal to the sum of the current availability of our consolidated credit facilities ($4.4 billion) plus our consolidated cash and cash equivalents ($0.6 billion).

Loan-to-Market Value, or debt as a percentage of gross market capitalization, is a non-GAAP measure used by us to analyze the leverage risk in our debt risk portfolio. We make adjustments to reflect our economic ownership in each entity in which we invest, whether consolidated or unconsolidated. The following table presents the calculation of Loan-to-Market Value for the years ended December 31 (in thousands).

	2021	2020	2019	2018	2017	2016	2015
Debt as a % of gross real estate assets:
Consolidated debt (at par)	$17,784,940	$16,920,021	$11,994,717	$11,161,326	$9,469,106	$10,632,534	$11,620,995
Noncontrolling interests share of consolidated debt (at par)	(15,138)	(5,708)	(6,752)	(13,119)	(70,422)	(634,945)	(674,048)
Prologis share of unconsolidated debt (at par)	2,856,239	2,712,239	2,187,043	2,048,777	2,040,271	1,557,561	1,768,900
Total Prologis share of debt (at par)	20,626,041	19,626,552	14,175,008	13,196,984	11,438,955	11,555,150	12,715,847
Prologis share of outstanding foreign currency derivatives	(2,236)	16,426	17,506	(1,519)	4,965	(22,349)	(34,769)
Consolidated cash and cash equivalents	(556,117)	(598,086)	(1,088,855)	(343,856)	(447,046)	(807,316)	(264,080)
Noncontrolling interests share of consolidated cash and cash equivalents	19,990	10,619	103,982	71,078	55,827	52,519	51,204
Prologis share of unconsolidated cash and cash equivalents	(193,143)	(167,605)	(202,342)	(203,997)	(132,276)	(138,773)	(163,595)
Total Prologis share of debt, net of adjustments	$19,894,535	$18,887,906	$13,005,299	$12,718,690	$10,920,425	$10,639,231	$12,304,607
Total outstanding common stock and limited partnership units	760,180	759,530	649,792	648,488	546,355	542,660	540,067
Share price at year end	168.36	99.66	89.14	58.72	64.51	52.79	42.92
Total equity capitalization	127,983,905	75,694,760	57,922,459	38,079,215	35,245,361	28,647,021	23,179,676
Total Prologis share of debt, net of adjustments	19,894,535	18,887,906	13,005,299	12,718,690	10,920,425	10,639,231	12,304,607
Gross market capitalization	$147,878,440	$94,582,666	$70,927,758	$50,797,905	$46,165,786	$39,286,252	$35,484,283
Debt as a % of gross market capitalization	13.5%	20.0%	18.3%	25.0%	23.7%	27.1%	34.7%

Nareit (or NAREIT) is the representative voice for real estate investment trusts and publicly traded real estate companies with an interest in U.S. real estate and capital markets.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	A-6

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Net Operating Income (“NOI”) is a non-GAAP financial measure used to evaluate our operating performance and represents rental revenue less rental expenses.

Net Promote includes actual promote revenue earned from third-party investors during the period, net of related cash and stock compensation expenses.

REIT is defined as a real estate investment trust.

Same Store. Our same store metrics are non-GAAP financial measures, which are commonly used in the real estate industry and expected from the financial community, on both a net effective and cash basis. We evaluate the performance of the operating properties we own and manage using a “same store” analysis because the population of properties in this analysis is consistent from period to period, which allows us and investors to analyze our ongoing business operations. We determine our same store metrics on property NOI, which is calculated as rental revenue less rental expense for the applicable properties in the same store population for both consolidated and unconsolidated properties based on our ownership interest, as further defined below.

We define our same store population for the three months ended December 31, 2021, as the properties in our Owned and Managed operating portfolio, including the property NOI for both consolidated properties and properties owned by the unconsolidated co-investment ventures at January 1, 2020, and owned throughout the same three-month period in both 2020 and 2021. We believe the drivers of property NOI for the consolidated portfolio are generally the same for the properties owned by the ventures in which we invest and therefore we evaluate the same store metrics of the Owned and Managed portfolio based on Prologis’ ownership in the properties (“Prologis Share”). The same store population excludes properties held for sale to third parties, along with development properties that were not stabilized at the beginning of the period (January 1, 2020) and properties acquired or disposed of to third parties during the period. To derive an appropriate measure of period-to-period operating performance, we remove the effects of foreign currency exchange rate movements by using the reported period-end exchange rate to translate from local currency into the U.S. dollar, for both periods.

We evaluate the results of our same store portfolio on a quarterly basis. The following table summarizes same store NOI and the change from the prior period for the four quarters of 2021 and on a cumulative annual basis and the square feet of the portfolio used in the calculation (dollars and square feet in millions):

	Three Months Ended
	March 31(1)	June 30(1)	September 30(1)	December 31	Full Year
2021 NOI—same store portfolio	$1,091.2	$1,105.4	$1,105.7	$1,124.8	$4,427.1
2020 NOI—same store portfolio	$1,053.8	$1,051.0	$1,049.1	$1,055.6	$4,209.5
Percentage change	3.5%	5.2%	5.4%	6.6%	5.2%
Square feet of portfolio	720.2	719.4	715.5	714.3

(1)

A reconciliation of our same store results for these fiscal quarters to the Consolidated Statements of Income is provided in our previously filed quarterly reports on Form 10-Q for the respective quarter.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	A-7

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

The following is a reconciliation of our consolidated rental revenues, rental recoveries, rental expenses and property NOI for the full year, as included in the Consolidated Statements of Income and within Note 19 to the Consolidated Financial Statements, in our annual reports on Form 10-K for year ended December 31, 2021, to the respective amounts in our same store portfolio analysis for the three months ended December 31 (dollars in millions):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year
Property NOI
2021
Rental revenues	$1,021.7	$1,014.8	$1,037.3	$1,074.3	$4,148.0
Rental expenses	(277.9)	(245.1)	(256.6)	(261.7)	$(1,041.3)
Property NOI	$743.8	$769.6	$780.7	$812.6	$3,106.7
2020
Rental revenues	$878.8	$944.4	$980.1	$987.8	$3,791.1
Rental expenses	(227.6)	(232.1)	(245.5)	(246.8)	$(952.1)
Property NOI	$651.2	$712.3	$734.7	$741.0	$2,839.1

	Three Months Ended December 31,
dollars in thousands	2021	2020	Percentage Change
Reconciliation of Consolidated Property NOI to Same Store Property NOI measures:
Rental revenues	$1,074,294	$987,810
Rental expenses	(261,692)	(246,846)
Consolidated Property NOI	$812,602	$740,964
Adjustments to derive same store results:
Property NOI from consolidated properties not included in same store portfolio and other adjustments(1)	(259,558)	(227,945)
Property NOI from unconsolidated co-investment ventures included in same store portfolio(1)(2)	571,792	542,525
Third parties’ share of Property NOI from properties included in same store portfolio(1)(2)	(458,995)	(438,257)
Prologis Share of Same Store Property NOI – Net Effective(2)	$665,841	$617,287	7.9%
Consolidated properties straight-line rent and fair value lease adjustments included in the same store portfolio(3)	(14,496)	(10,784)
Unconsolidated co-investment ventures straight-line rent and fair value lease adjustments included in the same store portfolio(3)	(11,802)	(14,525)
Third parties’ share of straight-line rent and fair value lease adjustments included in the same store portfolio(2)(3)	8,281	10,822
Prologis Share of Same Store Property NOI – Cash(2)(3)	$647,824	$602,800	7.5%

(1)

We exclude properties held for sale to third parties, along with development properties that were not stabilized at the beginning of the period and properties acquired or disposed of to third parties during the period. We also exclude net termination and renegotiation fees to allow us to evaluate the growth or decline in each property’s rental revenues without regard to one-time items that are not indicative of the property’s recurring operating performance. Net termination and renegotiation fees represent the gross fee negotiated to allow a customer to terminate or renegotiate their lease, offset by the write-off of the asset recorded due to the adjustment to straight-line rents over the lease term. Same Store Property NOI is adjusted to include an allocation of property management expenses for our consolidated properties based on the property management services provided to each property (generally, based on a percentage of revenues). On consolidation, these amounts are eliminated and the actual costs of providing property management services are recognized as part of our consolidated rental expense.

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	A-8

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

(2)

We include the Property NOI for the same store portfolio for both consolidated properties and properties owned by the co-investment ventures based on our investment in the underlying properties. In order to calculate our share of Same Store Property NOI from the co-investment ventures in which we own less than 100%, we use the co-investment ventures’ underlying Property NOI for the same store portfolio and apply our ownership percentage at December 31, 2021, to the Property NOI for both periods, including the properties contributed during the period. We adjust the total Property NOI from the same store portfolio of the co-investment ventures by subtracting the third parties’ share of both consolidated and unconsolidated co-investment ventures. During the periods presented, certain wholly owned properties were contributed to a co-investment venture and are included in the same store portfolio. Neither our consolidated results nor those of the co-investment ventures, when viewed individually, would be comparable on a same store basis because of the changes in composition of the respective portfolios from period to period (e.g. the results of a contributed property are included in our consolidated results through the contribution date and in the results of the venture subsequent to the contribution date based on our ownership interest at the end of the period). As a result, only line items labeled “Prologis Share of Same Store Property NOI” are comparable period over period.

(3)

We further remove certain noncash items (straight-line rent and amortization of fair value lease adjustments) included in the financial statements prepared in accordance with U.S. GAAP to reflect a Same Store Property NOI—Cash measure. We manage our business and compensate our executives based on the same store results of our Owned and Managed portfolio at 100% as we manage our portfolio on an ownership blind basis. We calculate those results by including 100% of the properties included in our same store portfolio.

Stabilization is defined as the earlier of when a property that was developed has been completed for one year, is contributed to a co-investment venture following completion or is 90% occupied.

Stabilized NOI is equal to the estimated twelve months of potential gross rental revenue (base rent, including above or below market rents plus operating expense reimbursements) multiplied by 95% to adjust income to a stabilized vacancy factor of 5%, minus estimated operating expenses.

Total Expected Investment (“TEI”) represents total estimated cost of development or expansion, including land, development and leasing costs. TEI is based on current projections and is subject to change.

Total Stockholder Return (“TSR”) is calculated based on the stock price appreciation and dividends paid to show a total return to a stockholder over a period of time. This calculation assumes dividends are reinvested into the stock on the day the dividend is paid.

Value Creation represents the estimated value that we expect to create through our development and leasing activities. We calculate Value Creation by estimating the Stabilized NOI that the property will generate and applying a stabilized capitalization rate applicable to that property. Value Creation is calculated as the amount by which the value exceeds our TEI and does not include any fees or promotes we may earn. Value Creation for our Value-Added Properties that are sold includes the realized economic gain.

WELL Building Standard is a design standard for buildings that promotes health and wellness. The WELL Building Standard was developed and is overseen by the International WELL Building Institute™ (IWBI™).

PROLOGIS PROXY STATEMENT | MARCH 25, 2022	A-9

PROLOGIS, INC.	YOUR VOTE IS IMPORTANT!
PIER 1, BAY 1
SAN FRANCISCO, CA 94111	VOTE BY INTERNET
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D70151-P69218-Z82044                                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROLOGIS, INC.

The Board of Directors recommends you vote
FOR all the listed nominees:

1. Election of Directors
		For	Against	Abstain
Nominees:

1a. Hamid R. Moghadam		☐	☐	☐
1b. Cristina G. Bita		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

1c. George L. Fotiades		☐	☐	☐	2. Advisory Vote to Approve the Company’s Executive Compensation for 2021		☐	☐	☐
1d. Lydia H. Kennard		☐	☐	☐	3. Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the Year 2022		☐	☐	☐
1e. Irving F. Lyons III		☐	☐	☐
1f. Avid Modjtabai		☐	☐	☐

1g. David P. O’Connor		☐	☐	☐

1h. Olivier Piani		☐	☐	☐

1i. Jeffrey L. Skelton		☐	☐	☐

1j. Carl B. Webb		☐	☐	☐

1k. William D. Zollars		☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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D70152-P69218-Z82044

PROLOGIS, INC.

Annual Meeting of Stockholders

May 4, 2022 1:30 P.M. Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of Hamid R. Moghadam, Timothy D. Arndt, and Edward S. Nekritz as proxies for the undersigned with full power of substitution in each of them, to represent the undersigned at the Annual Meeting of Stockholders to be held on May 4, 2022, and at any and all adjournments or postponements thereof with all powers possessed by the undersigned if personally present at the meeting, and to cast at such meeting all votes that the undersigned is entitled to cast at such meeting in accordance with the instructions indicated on the reverse side of this form.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED AND THE SHARES ARE HELD DIRECTLY IN YOUR NAME, IT WILL BE VOTED (1) FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT, (2) FOR THE APPROVAL, BY ADVISORY VOTE, OF THE COMPANY’S EXECUTIVE COMPENSATION FOR 2021, (3) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2022, AND (4) IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

IF THESE SHARES ARE HELD IN YOUR 401(K) PLAN ACCOUNT AND YOU DO NOT PROVIDE SPECIFIC VOTING INSTRUCTIONS, THE TRUSTEE WILL VOTE ALL UNINSTRUCTED SHARES HELD IN THE COMPANY’S 401(K) PLAN IN THE SAME PROPORTION AS HOW INSTRUCTED SHARES HELD IN THE 401(K) PLAN ARE VOTED. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT, AND THIS PROXY. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side